    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 1996
                                                      REGISTRATION NO. 33-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                            J. RAY MCDERMOTT, S.A.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------
          REPUBLIC OF PANAMA                         72-1278896
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

                              1450 POYDRAS STREET
                       NEW ORLEANS, LOUISIANA 70112-6050
                                (504) 587-5300
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                              RICHARD R. FOREMAN
             EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            J. RAY MCDERMOTT, S.A.
                              1450 POYDRAS STREET
                       NEW ORLEANS, LOUISIANA 70112-6050
                                (504) 587-5300
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                ---------------
                                  Copies to:
            WALTER J. SMITH                      GERARD M. MEISTRELL
         BAKER & BOTTS, L.L.P.                 CAHILL GORDON & REINDEL
         3000 ONE SHELL PLAZA                      80 PINE STREET
       HOUSTON, TEXAS 77002-4995              NEW YORK, NEW YORK 10005
            (713) 229-1234                         (212) 701-3000
                                ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                       PROPOSED        PROPOSED
                                                       MAXIMUM          MAXIMUM
     TITLE OF EACH CLASS OF           AMOUNT TO     OFFERING PRICE     AGGREGATE        AMOUNT OF
   SECURITIES TO BE REGISTERED     BE REGISTERED(1)  PER UNIT(2)   OFFERING PRICE(2) REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
 % Senior Subordinated Notes due
 2006............................    $250,000,000        100%        $250,000,000        $86,207

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(1) If any of such securities are issued at an original issue discount, such greater amount as will result in the initial offering prices aggregating a maximum of $250,000,000.
(2) Estimated solely for the purpose of determining the registration fee and exclusive of accrued interest, if any.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
PROSPECTUS        PRELIMINARY PROSPECTUS DATED MARCH 26, 1996    [LOGO OF J. RAY
                                  $250,000,000                    MCDERMOTT
                             J. RAY MCDERMOTT, S.A.               APPEARS HERE]
                      % SENIOR SUBORDINATED NOTES DUE 2006

                                  -----------

  Interest on the    % Senior Subordinated Notes due 2006 (the "Notes") of J.
Ray McDermott, S.A. (the "Company") will be payable semi-annually on
            and               of each year, commencing             , 1996. The
Notes are redeemable at the option of the Company, in whole or in part, at any
time on or after                , 2001 at the redemption prices set forth
herein, together with accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined herein), each holder of the Notes will have the right to require the Company to purchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes."

   The Notes represent unsecured senior subordinated obligations of the Company and will be subordinated to all existing and future Senior Indebtedness (as defined herein). The Notes will also be structurally subordinated to all indebtedness of the Company's consolidated subsidiaries and joint ventures and unconsolidated joint ventures. As of December 31, 1995, on a pro forma basis, after giving effect to the Vessel Sales (as defined herein) and the sale of the Notes offered hereby (the "Offering"), and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," the aggregate amount of outstanding Senior Indebtedness would have been approximately $105.1 million (all of which would be Indebtedness of the Company's consolidated and unconsolidated subsidiaries and joint ventures that the Company would have guaranteed), in addition to certain bid and performance bonds outstanding, and the aggregate amount of Indebtedness (as defined herein) of the Company's consolidated subsidiaries and joint ventures (excluding Indebtedness that the Company would have guaranteed) would have been approximately $126.9 million. In addition, certain of the Company's unconsolidated joint ventures have significant amounts of outstanding Indebtedness that the Company has not guaranteed. See "Risk Factors--Subordination; Company Structure," "Capitalization" and "Description of the Notes."

  The Notes will be represented by a Global Certificate registered in the name of the nominee of The Depository Trust Company ("DTC") or other successor depository appointed by the Company (DTC or such other depository is herein referred to as the "Depository"). Beneficial interests in the Global Certificate will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as described herein, Notes in definitive form will not be issued. See "Description of the Notes--Book-Entry Delivery and Form."

  Application will be made to list the Notes on the New York Stock Exchange. The Company's common stock is listed on the New York Stock Exchange under the symbol "JRM."

  SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE NOTES.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.

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
                                           PRICE TO   UNDERWRITING PROCEEDS TO
                                           PUBLIC(1)  DISCOUNT(2)  COMPANY(3)
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Per Note.................................         %           %            %
------------------------------------------------------------------------------
Total.................................... $           $            $

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(1) Plus accrued interest, if any, from             , 1996.
(2) The Company has agreed to indemnify the Underwriter (as defined herein) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $         .

                                  -----------

  The Notes are being offered by the Underwriter, subject to prior sale, when, as and if issued to and accepted by the Underwriter, subject to approval of certain legal matters by counsel for the Underwriter and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Global Certificate will be made through the book-entry
facilities of the Depository on or about             , 1996.

                                  -----------

                              MERRILL LYNCH & CO.

                                  -----------

              The date of this Prospectus is               , 1996.

                              [Inside Front Cover]
                                [Photos To Come]




  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus or in the documents incorporated by reference in this Prospectus. Unless the context otherwise requires, (i) references in this Prospectus to the "Company" refer to J. Ray McDermott, S.A. and its consolidated subsidiaries viewed as a single entity and include its predecessors and (ii) references in this Prospectus to the Company's "joint ventures" include majority-owned subsidiaries that are consolidated with the financial results of the Company, as well as unconsolidated investees in which the Company, directly or indirectly, owns an interest and which the Company reports on the equity method.

                                  THE COMPANY

BUSINESS OVERVIEW

  The Company, together with its joint ventures, operates the world's largest fully integrated marine construction business, including the largest fleet of major marine construction vessels in the world. With its fleet of major marine construction vessels and its geographically dispersed fabrication yards, the Company supplies a full range of construction services on a worldwide basis to the offshore oil and gas exploration and production and hydrocarbon transportation industries. The Company's services include the basic and detailed design, engineering, fabrication and installation of offshore drilling and production platforms and other specialized structures, modular facilities, marine pipelines and subsea production systems. The Company also provides comprehensive project management services, feasibility studies, engineering services, subsea trenching services, diving services, and removal, salvage and refurbishment services for offshore fixed platforms. The Company and its joint ventures operate throughout the world in all major offshore oil and gas producing regions, including the Gulf of Mexico, the North Sea, West Africa, South America, the Middle East, India and the Far East. For the 12-month period ended December 31, 1995, the Company had consolidated revenues and EBITDA of approximately $1.26 billion and $141.1 million, respectively, and at December 31, 1995, the Company's backlog was approximately $734.3 million. In addition, the EBITDA of the Company's unconsolidated joint ventures for the 12-month period ended December 31, 1995 was approximately $70.3 million, and the backlog of such joint ventures at December 31, 1995 was approximately $1.24 billion.

  The Company was formed in connection with the January 1995 combination of substantially all the marine construction services business of McDermott International, Inc. ("McDermott International") with Offshore Pipelines, Inc. ("OPI") through a series of transactions including the Merger (as defined herein). The Merger was completed for the purposes of improving the ability of the combined businesses to compete effectively in markets worldwide and allowing the elimination of duplicative facilities and general and administrative expenses, thereby giving the combined business a greater ability to realize profits than would exist for either business as a separate company. McDermott International was a pioneer in the marine construction services business, with its marine operations dating back to 1947, when its predecessor,
J. Ray McDermott & Co., Inc., installed the first offshore platform in the Gulf of Mexico. Over the years, McDermott International's marine construction services business became established as an industry leader, providing a full range of marine construction services on a worldwide basis, with significant capabilities suited for the deepwater and high-end segments of the offshore exploration and production industry. OPI was organized in 1984 as a marine construction contractor primarily focused on the offshore installation of underwater pipelines and other marine construction services, principally to the middle-market segment of the offshore exploration and production industry. The Company is a majority-owned subsidiary of McDermott International, which currently owns approximately 64% of the Company's voting stock.

  The Company conducts operations both directly and through its participation in joint ventures, some of which it manages and others of which are managed by other marine construction contractors. The Company's joint ventures have resulted in greater utilization of assets through geographic diversification, expansion of its significant market presence as a fully integrated contractor in new markets, greater access to specialized facilities and equipment, participation in markets that require minimum levels of local ownership, and cooperative development of advanced technologies. The Company's joint venture interests include 50% ownership of the HeereMac joint venture, formed with Heerema Offshore Construction Group, Inc. ("Heerema"), to provide heavy-lift marine installation services on a worldwide basis. The Company is also engaged in a joint venture (the "ETPM joint venture") with ETPM S.A., a French contractor ("ETPM"), primarily consisting of a series of joint venture operating companies, most of which are majority-owned and controlled by the Company. The ETPM joint venture operates one pipelaying vessel and nine combination derrick-pipelaying vessels in the North Sea, West Africa, South America, the Middle East, India and the Far East. See "Business--Joint Venture Operations."

COMPANY STRENGTHS

  Established name as industry leader. The Company has one of the oldest and best-known names in the marine construction business, with its operations dating back to the inception of the offshore oil and gas exploration and development industry in the Gulf of Mexico. The Company was also among the first to fabricate structures and facilities for offshore production in the Middle East, West Africa, Alaska and the North Sea. Today, the Company believes it is an industry leader because of its experience, size and global presence, the full range of its service capabilities, its technically advanced equipment and personnel, its reliability, and its safety record. The Company has maintained its reputation as a pioneer in the industry through the development of numerous technological advancements that have significantly impacted the industry.

  Position as the only fully integrated marine construction company providing services on a worldwide basis. The Company believes that its ability to provide a full range of marine construction services on a global basis affords the Company greater opportunities through the expansion of historical relationships with customers who operate in multiple geographic regions. The Company's integrated services complement one another and provide opportunities to build upon. For example, the Company believes that its knowledge and experience gained in its platform structure and deck module fabrication operations provide it with significant advantages in the competition for potentially higher-margin transportation and installation projects.

  Position to benefit from the trend towards bundled services. Providing fully integrated services gives the Company the ability to meet the demands of the increasing number of customers who seek single-source solutions to their marine construction requirements. The Company believes that certain of the larger customers in the marine construction market are trending towards more integrated service projects in which a single contractor is responsible, often in conjunction with several subcontractors, for the complete project scope, including initial design, engineering, procurement, installation and commissioning. The Company provides single-source turnkey project responsibility for large, complex and geographically remote projects around the world. The Company believes that its size, global presence and range of operating assets position it as one of the strongest competitors in the integrated services market.

  Position to benefit from possible increases in market activity. The Company generally focuses on projects in deepwater (200 feet to 1,000 feet) and very deep water (1,000 feet or deeper), which generally are more complex, require larger marine construction vessels with greater lifting capacity, require more sophisticated technology and experienced personnel, and provide greater operating margins than shallow water projects. The Company believes it is well positioned to benefit from any increases in major marine construction activity that would result from decisions by oil and gas producers to pursue significant projects currently under evaluation in different parts of the world, including additional deepwater and very deep water projects in the North Sea, the North Atlantic and the Gulf of Mexico and natural gas production projects in the South China Sea.

  Capabilities of equipment, personnel and other resources; position as a technological leader. Through the operation of its fleet of some of the largest, most capable marine construction equipment in the world and its strategically located fabrication facilities, the Company has demonstrated significant capabilities in all aspects of major marine construction. These capabilities, combined with the Company's expertise and worldwide presence, have resulted in the Company's selection as a contractor for some of the largest and most innovative offshore projects in the world. The most recent of these projects include three successive record-setting projects for Shell Oil Company in the deep waters of the Gulf of Mexico, utilizing tension-leg platforms, and an innovative spar platform for Oryx Energy. The Company is also providing integrated services and project management for the first phase of British Petroleum's Foinaven development in the North Atlantic, west of the Shetland Islands, one of the highest profile offshore development projects currently underway. In addition, many of the deepwater and very deep water projects under development today have become possible as a result of recent advancements in subsea completion technology. The Company has recently expanded its capabilities in the subsea market through the acquisition of Northern Ocean Services Limited, a subsea installation and pipelay contractor ("NOS"), and Mentor Engineering Consultants Ltd., a subsea engineering firm ("Mentor").

BUSINESS STRATEGY

  Capitalize on geographic diversity. The Company's ability to operate in geographically diverse markets is important to the Company's success. The Company's customers include many large energy producers operating in various parts of the world that generate demand for the full range of services provided by the Company. The ability to provide these services on a global basis enhances the Company's relationships with these customers and affords the Company greater opportunities. In addition, geographic diversity permits the Company to improve the utilization rates for its assets, particularly its major marine construction vessels. By dispersing these vessels in significant hydrocarbon producing regions around the world, the Company achieves greater utilization by reducing the aggregate amount of mobilization time required between construction sites. Geographic diversity also reduces the Company's exposure to regional conditions that may adversely affect the market for marine construction services within a specific operating area.

  Focus on projects requiring technologically advanced solutions. The Company utilizes its superior capabilities, equipment and other resources to provide high-end, technologically advanced solutions for its customers. Through its subsidiaries and joint ventures, the Company has developed several proprietary technologies that provide an advantage in competing for work on more technologically challenging projects, which have greater revenue generating potential. These include advanced technologies used in compliant-tower platform structures and modifications to spar platform technology that have resulted in the first spar platform (which is currently being constructed) ever to be built for the offshore drilling and production of oil and gas.

  Develop leadership in the deepwater and subsea markets. As a result of the combination of several technological advancements in recent years, including the development of new seismic technologies and improvements in subsea completion technologies and production systems, there has recently been a significant amount of new exploration and development activity in deepwater and very deep water areas, such as the North Sea, the North Atlantic and the deepwater regions of the Gulf of Mexico. As technology continues to advance, the Company expects significant new opportunities to develop in these markets. The Company's leadership role in deepwater marine construction led to the Company's being selected as a major contractor for several of Shell Oil Company's deepwater projects in the Gulf of Mexico, British Petroleum's Foinaven project in the North Atlantic and Shell's Teal Guillemot project in the North Sea. The Company intends to capitalize on its recognition as a leader in the deepwater markets and extend its leadership role to the very deep water and subsea markets. With the recent acquisitions of NOS and Mentor, together with the Company's experience base in deepwater environments, the Company believes it is well positioned to actively participate in the future growth in these markets.

  Utilize joint ventures. The Company believes that its joint venture operations enhance its ability to compete effectively. The Company's joint ventures have resulted in greater utilization of assets through geographic diversification, the development of a significant market presence as a fully integrated contractor in a greater number of markets, the participation in markets that require minimum levels of local ownership, and the cooperative development of advanced technologies. The Company and ETPM have recently restructured the ETPM joint venture in a transaction pursuant to which the Company increased its participation in the joint venture by expanding the joint venture's scope geographically to include, among other areas, the Far East and to pursue subsea contracting work on a worldwide basis. The Company intends to continue reviewing additional joint venture opportunities.

  Provide turnkey services; partner with customers. The Company intends to pursue the developing market for turnkey marine construction contracts, which generally provide for a single contractor to be responsible for the complete project scope, including engineering, procurement, installation and commissioning (commonly referred to as "EPIC" contracts). With its position as the only marine construction company with the capability of providing fully integrated services on a worldwide basis, the Company is well positioned to compete for these integrated services contracts. In addition, the Company plans to continue developing partnering and alliance arrangements with customers for the management of projects, as appropriate.

  Continue to exploit benefits of cost reductions and synergies resulting from the Merger. With the Merger, the Company solidified its position as the world's largest fully integrated marine construction company and expanded the Company's operations into complementary markets. The Merger also created significant opportunities for cost reductions and operating efficiencies. The Company has taken several significant actions to rationalize the combined operations of its predecessors and to eliminate substantial duplicate administrative costs and operating expenses. These measures include the closing of OPI's headquarters office in Houston, Texas; the elimination of duplicate facilities and redundant administration worldwide; and the disposal of surplus equipment, either through scrapping or through sales to third parties. While the Company's results of operations have been positively impacted by the cost reduction actions taken to date, the Company is still in the process of rationalizing the combined operations, has developed plans for additional consolidation of administrative functions and is continuing to dispose of surplus assets resulting from the Merger. The Company will continue to exploit the additional market opportunities created by the Merger.

RECENT EVENTS

  The Company and Heerema are finalizing a transaction pursuant to which each of them will, through their respective subsidiaries, sell to companies included within the HeereMac joint venture the major marine vessels they are currently chartering to the joint venture (the Company's DB 101 and DB 102 and Heerema's Hermod and Balder) (collectively, the "Vessel Sales"). The Vessel Sales transaction is being entered into for the primary purpose of more permanently committing these highly specialized heavy-lift vessels to the HeereMac joint venture, thereby ensuring long-term maximum utilization of these vessels through continued coordination of their operations.

  Under the proposed terms of the transaction, the Company's vessels will be purchased for $210.0 million (consisting of cash of $105.0 million and a promissory note for $105.0 million), and all of the outstanding stock of the two Heerema subsidiaries that own the Heerema vessels will be purchased for $210.0 million

(consisting of cash of $105.0 million and a promissory note of $105.0 million). Substantially all of the cash portion of the combined purchase price will be funded through a $200.0 million stand-alone credit arrangement being obtained by the HeereMac joint venture, which will have an initial term of five years. In addition, certain other equipment could be sold by the Company to the joint venture for cash consideration of $30.0 million.

  The Company expects the Vessel Sales to close in March 1996, as a result of which the Company will record a deferred gain of approximately $103.0 million, which it will amortize over 12 years. The Company intends to use approximately $20.5 million of the cash proceeds it will receive from the Vessel Sales to repay a floating rate demand note issued to McDermott International in connection with the Merger (the "Floating Rate Note"), and to use the remaining cash proceeds to repay borrowings under the Credit Facility (as defined herein) and for other general corporate purposes, including working capital requirements for, among other things, projects reflected in the Company's backlog.

                                  THE OFFERING

Securities Offered........  $250,000,000 principal amount of    % Senior
                            Subordinated Notes due 2006.

Maturity Date.............                , 2006.

Interest Payment Dates....  Interest on the Notes will be payable semi-annually
                            in arrears on              and              of each
                            year, commencing           , 1996.

Optional Redemption.......  The Notes are redeemable at the option of the
                            Company, in whole or in part, at any time on or
                            after          , 2001 at the redemption prices set
                            forth herein, together with accrued and unpaid interest, if any, to the date of redemption. See "Description of the Notes--Optional Redemption."

Tax Redemption............  In the event of certain changes affecting withholding taxes applicable to certain payments on the Notes, subject to certain limitations, the Notes will be redeemable, in whole but not in part, at the option of the Company, at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control.........  Upon a Change of Control, each holder of the Notes will have the right to require the Company to purchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes--Certain Covenants-- Change of Control."

Ranking...................  The Notes represent unsecured senior subordinated obligations of the Company and will be subordinated to all existing and future Senior Indebtedness and will be effectively subordinated to all indebtedness and other liabilities of the Company's consolidated subsidiaries and joint ventures and unconsolidated joint ventures. As of December 31, 1995, on a pro forma basis, after giving effect to the Vessel Sales and the Offering, and the application of the net proceeds therefrom, the aggregate amount of outstanding Senior Indebtedness would have been approximately $105.1 million (all of which would be Indebtedness of the Company's consolidated and unconsolidated subsidiaries and joint ventures that the Company would have guaranteed), in addition to certain bid and performance bonds (or letters of credit in respect of bids or performance obligations) outstanding ($170.0 million at December 31, 1995), and the aggregate amount of Indebtedness of the Company's consolidated subsidiaries and joint ventures (excluding Indebtedness that the Company would have guaranteed) would have been approximately $126.9 million. The foregoing amounts do not include the undrawn portions under the Company's (or its consolidated subsidiaries' or joint ventures') existing credit arrangements which are substantial. In addition, certain of the Company's unconsolidated joint ventures have significant amounts of outstanding Indebtedness that the Company has not guaranteed, as well as undrawn but available credit facilities. See "Risk Factors-- Subordination; Company Structure," "Capitalization" and "Description of the Notes."

Certain Covenants.........  The Indenture (as defined herein) pursuant to which the Notes will be issued will contain certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitation on additional indebtedness, (ii) limitation on restricted payments, (iii) limitation on liens, (iv) limitation on sale-leaseback transactions, (v) limitation on disposition of proceeds of asset sales, (vi) limitation on issuance and sale of preferred stock by restricted subsidiaries, (vii) limitation on transactions with affiliates, (viii) limitation on dividends and other payment restrictions affecting restricted subsidiaries, (ix) limitation on other senior subordinated indebtedness, (x) limitation on designation of unrestricted subsidiaries, (xi) provision of financial statements and (xii) restrictions on consolidations, merger or sale of assets. These covenants will be subject to various qualifications and exceptions. The Indenture does not limit the incurrence of Indebtedness by the Company's joint ventures and does not limit the Company's investment in joint ventures. See "Description of the Notes--Certain Covenants."

Use of Proceeds...........  The net proceeds to the Company from the sale of the Notes will be used (i) to repurchase all of the Company's 9% Senior Subordinated Notes due 2001 (the "9% Notes") and (ii) for general corporate purposes, which may include temporary reductions in borrowings outstanding under the Company's principal revolving credit facility (the "Credit Facility"). See "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Listing...................  Application will be made to list the Notes on the
                            New York Stock Exchange. See "Underwriting."

                                  RISK FACTORS

  Prospective purchasers of the Notes should consider all of the information contained in this Prospectus before making an investment in the Notes. In particular, prospective purchasers should consider the factors set forth herein under "Risk Factors."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

  The following summary historical consolidated financial data for the three fiscal years ended March 31, 1993, 1994 and 1995 are derived from the audited consolidated financial statements of the Company. The following historical financial data for the nine months ended December 31, 1994 and 1995 are derived from unaudited consolidated financial statements of the Company, which include all adjustments that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended December 31, 1995 are not necessarily indicative of the results that may be expected for the entire year ending March 31, 1996. The following pro forma financial data for the fiscal year ended March 31, 1995 and the nine months ended December 31, 1994 and 1995 are derived from the unaudited pro forma consolidated financial statements of the Company. The unaudited pro forma Income Statement and Other Financial Data and Ratios give effect to (i) with respect to the year ended March 31, 1995 and the nine months ended December 31, 1994, the contribution by McDermott International of substantially all of its marine construction services business to the Company and the acquisition of OPI, as described under "Certain Transactions and Relationships--Transactions with McDermott International in Connection with the Merger," and (ii) with respect to each period presented, (a) the completion of the Vessel Sales and the application of the proceeds therefrom, as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments" and (b) the completion of the Offering and the application of the estimated net proceeds therefrom, as described under "Use of Proceeds," in each case, as if each such transaction had occurred as of April 1 for each pro forma period presented. The unaudited pro forma Balance Sheet Data assume that the Offering (and the application of the estimated proceeds therefrom) and the Vessel Sales were consummated as of December 31, 1995. The information presented below should be read in conjunction with the historical and pro forma financial statements and related notes and other financial information of the Company presented elsewhere in this Prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of actual results of operations and financial position that would have been achieved had the transactions been consummated on such dates, and is not necessarily indicative of future results of operations or financial position.

                                                                                    NINE MONTHS ENDED
                                     YEAR ENDED MARCH 31,                             DECEMBER 31,
                          ----------------------------------------------  ----------------------------------------
                                     HISTORICAL               PRO FORMA      HISTORICAL            PRO FORMA
                          ----------------------------------  ----------  ------------------  --------------------
                             1993        1994        1995        1995       1994      1995       1994       1995
                          ----------  ----------  ----------  ----------  --------  --------  ----------  --------
                                                       (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues................  $1,601,060  $1,193,881  $1,127,320  $1,411,625  $805,558  $939,996  $1,077,179  $913,890
Costs and expenses:
 Cost of operations
  (excluding
  depreciation and
  amortization).........   1,344,115     976,636     887,223   1,146,019   605,449   752,450     839,201   752,450
 Depreciation and
  amortization .........      80,856      53,627      70,372      93,192    52,094    66,045      71,794    54,648
 Selling, general and
  administrative
  expenses..............     115,480     115,428     114,165     142,132    90,508    85,107     115,323    85,107
                          ----------  ----------  ----------  ----------  --------  --------  ----------  --------
                           1,540,451   1,145,691   1,071,760   1,381,343   748,051   903,602   1,026,318   892,205
                          ----------  ----------  ----------  ----------  --------  --------  ----------  --------
Operating income before
 equity in income of
 investees..............      60,609      48,190      55,560      30,282    57,507    36,394      50,861    21,685
Equity in income of
 investees(a)...........      84,973     106,593      22,857      34,875    22,844     9,845      38,315    20,774
                          ----------  ----------  ----------  ----------  --------  --------  ----------  --------
Operating income........     145,582     154,783      78,417      65,157    80,351    46,239      89,176    42,459
Interest income.........       2,773       3,483       9,298       9,174     8,114     3,339       7,550     9,245
Interest expense........      22,569      20,076      25,158      39,210    17,173    33,494      29,512    32,218
Provision for income
 taxes..................      42,760      28,050       8,885       8,609    15,030     3,979      20,873     4,501
Income before cumulative
 effect of accounting
 changes................      95,756     119,137      60,700      35,972    61,690    18,476      53,782    21,356
Net income(b)...........      37,011     119,137      59,374      34,646    60,364    18,476      52,456    21,356
OTHER FINANCIAL DATA AND
 RATIOS:
EBITDA(c)...............  $  241,941  $  220,890  $  165,115  $  176,983  $145,987  $121,994  $  175,961  $112,723
Capital expenditures(d).      35,576      18,898      46,793      64,293    30,124    26,583      51,634    26,583
Ratio of EBITDA to
 interest expense.......       10.72x      11.00x       6.56x       4.51x     8.50x     3.64x       5.96x     3.50x
Ratio of total debt to
 EBITDA.................        1.06        1.37        2.55
Ratio of earnings to
 fixed charges (e)......        2.36        3.10        2.41        1.86      2.96      1.34        2.51      1.40

                                             (table continued on following page)

                                                          NINE MONTHS ENDED
                            YEAR ENDED MARCH 31,            DECEMBER 31,
                         --------------------------- ---------------------------
                                 HISTORICAL             HISTORICAL     PRO FORMA
                         --------------------------- ----------------- ---------
                          1993     1994      1995     1994     1995      1995
                         ------- --------- --------- ------- --------- ---------
                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (AT
 END OF PERIOD):
Cash and cash
 equivalents (f)........ $26,994 $  53,343 $  52,224 $28,655 $  79,454 $ 124,811
Net property, plant and
 equipment.............. 444,962   481,807   594,162 462,337   543,199   435,165
Investment in
 unconsolidated
 affiliates (g).........  46,364    90,370   105,283  66,450    88,231    81,265
Total assets............ 932,528 1,007,609 1,482,262 970,334 1,644,490 1,581,847
Total debt (including
 current
 maturities)(f)(h)...... 256,949   303,457   420,516 306,047   520,039   457,396
Total equity............ 169,623   253,021   559,471 287,169   575,066   575,066

--------
(a) The accounts of all of the Company's controlled subsidiaries and joint ventures are consolidated with the accounts of the Company. Investments in joint ventures and other entities that the Company does not control (including the HeereMac joint venture and McDermott-ETPM West, Inc. ("ETPM West")) are accounted for on the equity method. Accordingly, the revenues and operating expenses of those joint ventures are not included in the Company's consolidated revenues and operating expenses.
(b) Includes the cumulative effect of the change resulting from the adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions," in the fiscal year ended March 31, 1993; and the cumulative effect of the change resulting from the adoption of SFAS No. 112, "Employers' Accounting for Postretirement Benefits," in the nine months ended December 31, 1994 and the fiscal year ended March 31, 1995.
(c) Reflects income before cumulative effect of accounting change plus depreciation and amortization, interest expense and provision for taxes. EBITDA is not intended to represent cash flow and does not represent the measure of cash available to the Company. EBITDA is not a generally accepted accounting principle measure, but provides additional information for evaluating the Company's ability to make payments in respect of the Notes. EBITDA is not intended as an alternative to income from continuing operations or net income.
(d) Excludes $26.5 million during the nine months ended December 31, 1995 for the conversion of a vessel to a floating production unit, which has been leased to a third party.
(e) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of earnings before provision for income taxes and cumulative effect of accounting changes (adjusted for equity in undistributed earnings of investees) plus fixed charges (adjusted to include capitalized interest). Fixed charges consist of interest on indebtedness plus one-third of rental expense, which is considered representative of the interest factor.
(f) On a pro forma basis, the cash and cash equivalents and total debt balances do not reflect the repayment of approximately $80.0 million of indebtedness relating to the Company's work on the Foinaven project. That indebtedness will be repaid upon completion of the Foinaven project (which is currently anticipated to be completed by December 31, 1996), and until such time provides the Company with certain tax benefits.
(g) Amount shown on a pro forma basis for the nine months ended December 31, 1995 includes a note receivable of $105.0 million to be received as part of the Vessel Sales, net of a deferred gain of $102.0 million to be recorded in connection with the Vessel Sales.
(h) Includes notes payable to McDermott International of $254.3 million, $298.0 million and $270.8 million at March 31, 1993, 1994 and 1995, respectively, and $292.1 million and $251.5 million at December 31, 1994 and 1995, respectively.

                                  RISK FACTORS

  The following factors should be considered carefully together with the information provided elsewhere in this Prospectus and the documents incorporated by reference herein, including the financial statements and the notes thereto, in evaluating an investment in the Notes offered hereby.

DEPENDENCE ON OIL AND GAS INDUSTRY

  The demand for marine construction services has traditionally been cyclical, depending primarily on the capital expenditures of oil and gas companies for developmental construction. These capital expenditures are influenced by such factors as prevailing oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the sale and expiration dates of available offshore leases, the discovery rate of new oil and gas reserves in offshore areas, local and international political and economic conditions, technological advances, and the ability of oil and gas companies to generate funds for capital expenditures. In recent periods, the market for marine construction services has been relatively weak. This lower market activity is reflected in the decrease in the Company's backlog at December 31, 1995 (approximately $734.3 million) compared to March 31, 1995 (approximately $1.0 billion). While the Company believes the market is showing some signs of improvement, the Company cannot, at this time, predict the timing or extent of any improvement in the industry or the future level of demand for the Company's marine construction services. Moreover, there can be no assurance that any future downturns in the oil and gas industry will not be severe or that any such downturn will not have a material adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

SUBSTANTIAL LIQUIDITY REQUIREMENTS; LEVERAGE

  The Company's operations (and the operations of its joint ventures) require significant amounts of working capital for acquisitions of and improvements to significant amounts of heavy-duty equipment and for the procurement of materials for contracts to be performed over relatively long periods of time. In addition, the Company's contract arrangements with customers frequently require the Company to provide letters of credit or bid and performance bonds to partially secure the Company's obligations under its bids and/or contracts. The Company conducts most of its operations through its subsidiaries and joint ventures. Accordingly, a substantial amount of the Company's consolidated assets are held by, and a substantial part of the Company's consolidated cash flows are attributable to, the Company's subsidiaries and joint ventures. As a result, the Company's liquidity is (and its ability to service the indebtedness represented by the Notes will be) substantially dependent upon its ability to obtain a flow of funds from such subsidiaries and joint ventures. Certain of the Company's subsidiaries and joint ventures have substantial indebtedness owing to third parties, some of which is outstanding pursuant to arrangements that restrict the ability of the Company to obtain funds from the applicable subsidiaries and/or joint ventures. In addition, the agreements governing certain of the Company's joint ventures require approval of the other parties to those joint ventures before distributions can be made to the parties. As a result of these restrictions, the Company's liquidity could, in the future, become constrained and, as a result, its ability to secure future financings could be adversely affected. See "--Risks of Joint Venture Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

  As of December 31, 1995, on a pro forma basis after giving effect to the Vessel Sales and the Offering, and the application of the net proceeds therefrom, the Company will have total long-term debt equal to approximately 39% of its total capitalization. In addition, certain of the Company's unconsolidated joint ventures are highly leveraged. The indebtedness of the Company and its unconsolidated joint ventures may pose a risk to the holders of the Notes, including the risks that sufficient cash flow might not be generated to service the indebtedness represented by the Notes, that the Company's ability to secure future financings could become substantially limited, and that the financial capacity of the Company and its unconsolidated joint ventures to respond to cyclical changes in the demand for their services or extraordinary capital needs could be restricted. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SUBORDINATION; COMPANY STRUCTURE

  The Notes will be subordinated in right of payment to all Senior Indebtedness, including the principal of and interest on and all other amounts due on or payable under the Credit Facility, whether currently existing or created in the future. Generally, the Company may not pay principal of or interest on or acquire Notes (including any repurchase at the option of the holders of Notes after a Change of Control or certain asset sales) if a default on Senior Indebtedness has occurred and is continuing or if a default would occur as a result of such payment. In addition, upon the occurrence of any other event of default entitling the holders of Designated Senior Indebtedness (as defined herein) to accelerate the maturity thereof and receipt by the Trustee of written notice of such occurrence, the holders of Designated Senior Indebtedness will be able to block payment on the Notes for specified periods of time. By reason of the subordination of the Notes, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to any Senior Indebtedness or any event of default with respect to Senior Indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Notes only after all Senior Indebtedness has been paid in full. In addition, the Notes will be structurally subordinated to all of the creditors of the Company's subsidiaries and joint ventures, including trade creditors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of the Notes--Subordination."

  As of December 31, 1995, on a pro forma basis, after giving effect to the Vessel Sales and the sale of the Notes, and the application of the proceeds therefrom, the aggregate amount of outstanding Senior Indebtedness would have been approximately $105.1 million (all of which would be Indebtedness of the Company's consolidated and unconsolidated subsidiaries and joint ventures that the Company would have guaranteed), in addition to certain bid and performance bonds (or letters of credit in respect of bids or performance obligations) outstanding ($170.0 million at December 31, 1995), and the aggregate amount of Indebtedness of the Company's consolidated subsidiaries and joint ventures (excluding Indebtedness that the Company would have guaranteed) would have been approximately $126.9 million. The foregoing amounts do not include the undrawn portions under the Company's (or its consolidated subsidiaries' or joint ventures') existing credit arrangements ($119.4 million at December 31, 1995, without giving pro forma effect to the application of the proceeds from the Vessel Sales). In addition, certain of the Company's unconsolidated joint ventures have significant amounts of outstanding Indebtedness that the Company has not guaranteed, as well as undrawn but available credit facilities ($114.1 million at December 31, 1995, without giving pro forma effect to the Indebtedness to be incurred in connection with the Vessel Sales). See "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

HIGHLY COMPETITIVE INDUSTRY

  The marine construction services business is highly competitive and in recent years has been characterized by overcapacity, which has resulted in substantial pressure on pricing and operating margins (as is generally reflected in the downward trend in the Company's earnings in the current and immediately preceding fiscal years). The Company expects the overcapacity in the industry to continue for the foreseeable future. Contracts for marine construction services are usually awarded on a competitive bid basis. Although the Company believes customers consider, among other things, the availability and technical capabilities of equipment and personnel, efficiency, condition of equipment, safety record and reputation, price competition is currently a primary factor in determining which qualified contractor with available equipment is awarded a contract. Major marine construction vessels have few alternative uses and, because of their nature and the environment in which they work, have relatively high maintenance costs whether or not operating. Because these costs are essentially fixed, and in order to avoid additional expenses associated with temporarily idling or "stacking" its vessels, the Company may from time to time be required to bid its vessels out for hire at less than attractive rates, depending on the prevailing contractual rates in a given region. See "Business--Competition."

RISKS ASSOCIATED WITH CONTRACTUAL PRICING IN THE OFFSHORE CONSTRUCTION
INDUSTRY

  Because of the nature of the offshore marine construction industry, a substantial number of the Company's projects are currently performed on a fixed-price basis, although some projects are performed on a cost-plus or day-rate basis or some combination of the foregoing. The Company attempts to cover increased costs of anticipated charges in labor, material and service costs of long-term contracts, either through an estimation of such charges, which is reflected in the original price, or through price escalation clauses. Despite these attempts, however, the revenue, cost and gross profit realized on a fixed-price contract will often vary from the estimated amounts because of changes in job conditions and variations in labor and equipment productivity over the term of the contract. These variations and the risks generally inherent in the marine construction industry may result in gross profits realized by the Company being different from those originally estimated and may result in the Company experiencing reduced profitability or losses on projects. Depending on the size of a project, these variations from estimated contract performance could have a significant effect on the Company's operating results for any particular fiscal quarter or year. In general, turnkey contracts to be performed on a fixed-price basis involve an increased risk of significant variations, as a result of the long-term nature of such contracts (and the inherent difficulties in estimating costs) and the interrelationship of the integrated services to be provided under such contracts (where unanticipated costs or delays in performing part of the contract could have compounding effects by increasing costs of performing other parts of the contract). As a result, in connection with its work for more complex, very deep water installations involving long-term commitments, the Company generally seeks to negotiate contract terms such that the Company is not at risk for cost overruns.

  In addition, the Company's contract revenues are recognized on a percentage of completion basis. Accordingly, contract price and cost estimates are reviewed periodically as the work progresses, and adjustments proportionate to the percentage of completion are reflected in income in the period when such estimates are revised. To the extent that these adjustments result in a reduction or elimination of previously reported profits with respect to a project, the Company would recognize a charge against current earnings, which could be material. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Results of Operations" and "Business-- Customers."

SEASONALITY

  The activity in the marine construction industry is highly seasonal in certain geographic regions and is affected by adverse weather conditions in those regions during particular times of the year. Historically, a disproportionate amount of the Company's contract revenues and net income has been earned during the first three quarters of its fiscal year and the Company has frequently incurred losses during the fourth quarter of its fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and "Business--Backlog; Seasonality."

RISKS OF JOINT VENTURE OPERATIONS

  The Company conducts a significant portion of its operations through subsidiaries and joint ventures, some of which the Company manages and some of which are managed by others. Most of the Company's consolidated revenues and EBITDA are derived from its subsidiaries and joint ventures. Even in those joint ventures managed by the Company, the Company may be required to consider the interests of its joint venture partners in connection with decisions concerning the operations of the joint ventures. In addition, the

Company may be dependent, from time to time, on its ability to obtain funds from its subsidiaries and joint ventures in order to service its indebtedness, including the Notes. Certain financing arrangements involving the Company's subsidiaries and joint ventures impose restrictions on the ability of the Company to gain access to the cash flow or assets of its subsidiaries and joint ventures. In addition, the Company's foreign subsidiaries and joint ventures may face governmentally imposed restrictions, from time to time, on their ability to transfer funds to the Company. See "--Substantial Liquidity Requirements; Leverage" and "Business."

OPERATING RISKS

  The Company's operations are subject to the inherent risks of operations at sea, including accidents resulting in the loss of life or property, pollution or other environmental mishaps, adverse weather conditions, mechanical failures, collisions, property losses to the Company's vessels, business interruption due to political action in foreign countries, and labor stoppages. Litigation arising from any such event may result in the Company being named as a defendant in lawsuits asserting large claims. The Company maintains insurance for such amounts and against such risks that it deems prudent. However, certain risks are either not insurable or insurance is available only at rates that the Company considers uneconomical. Among such risks are war and confiscation of property in certain areas of the world and pollution liability in excess of relatively low limits. Depending on competitive conditions and other factors, the Company endeavors to obtain contractual protection against uninsured risks from its customers. When obtained, such contractual indemnification protection may not in all cases be supported by adequate insurance maintained by the customer. There is no assurance that such insurance or contractual indemnity protection will be sufficient or effective under all circumstances or against all hazards to which the Company may be subject. The occurrence of a significant event not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations could materially and adversely affect the Company's results of operations and financial condition. Moreover, there can be no assurance that the Company will be able to maintain adequate insurance in the future at commercially reasonable rates or on acceptable terms. See "Business--Legal Proceedings and Insurance."

RISKS OF INTERNATIONAL OPERATIONS

  The international operations of the Company are subject to certain political, economic and other uncertainties not encountered in domestic operations, including, among others, risks of war, expropriation or nationalization of assets, renegotiation or nullification of existing contracts, changing political conditions, changing laws and policies affecting trade and investment, overlap of different tax structures, and the general hazards associated with the assertion of foreign sovereignty over certain areas in which operations are conducted. Because the Company's major marine vessels typically require relatively long periods of time to mobilize over long distances, the Company may be particularly susceptible to regional conditions that may adversely affect its operations. Additionally, various foreign jurisdictions have laws limiting the right and ability of foreign subsidiaries and joint ventures to pay dividends and remit earnings to affiliated companies, unless specified conditions precedent are met.

  The Company's foreign operations sometimes face the additional risks of fluctuating currency values, hard currency shortages and controls of foreign currency exchange. The Company attempts to limit its exposure to foreign currency fluctuations by attempting to match anticipated foreign currency contract receipts with anticipated like foreign currency disbursements during contract negotiations. To the extent that it is unable to match the anticipated foreign currency receipts and disbursements related to its contracts, the Company enters into forward exchange contracts to hedge foreign currency transactions on a continuing basis for periods consistent with its committed exposures. Because the Company generally does not hedge beyond its contract exposure, the Company believes this practice minimizes the impact of foreign exchange rate movements on the Company's operating results. See "Business-- Foreign Operations."

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

  Many aspects of the Company's operations and properties are affected by political developments and are subject to both domestic and foreign governmental regulation, including those relating to the construction and equipping of production platforms and other marine facilities, vessel safety, currency conversions and repatriation, oil exploration and development, taxation of foreign earnings and earnings of expatriate personnel, and use of local employees and suppliers by foreign contractors. In addition, the Company depends on the demand for its services from the oil and gas industry and, therefore, is affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry generally. The adoption of laws and regulations curtailing exploration and development drilling for oil and gas for economic and other policy reasons would adversely affect the Company's operations by limiting demand for marine construction services. The Company cannot determine to what extent future operations and earnings of the Company may be affected by new legislation, new regulations or changes in existing regulations.

  The Company's operations and properties are also affected by numerous foreign, federal, state and local environmental protection laws and regulations. The technical requirements of these laws and regulations are becoming increasingly expensive, complex and stringent. These laws may provide for "strict liability" for damages to natural resources or threats to public health and safety, rendering a party liable for the environmental damage without regard to negligence or fault on the part of such party. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties, and criminal prosecution. Certain environmental laws provide for strict, joint and several liability for remediation of spills and other releases of hazardous substances. In addition, companies may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. Such laws and regulations may also expose the Company to liability for the conduct of or conditions caused by others, or for acts of the Company that were in compliance with all applicable laws at the time such acts were performed. See "Business-- Governmental Regulation."

CONTROL OF THE COMPANY BY MCDERMOTT INTERNATIONAL; RELATED PARTY TRANSACTIONS

  McDermott International currently owns approximately 64% of the Company's outstanding voting stock. As a result, McDermott International is in a position to control actions that require the consent of a majority of the Company's outstanding voting stock, including the election of directors, to control decisions relating to acquisitions or divestitures or merger transactions involving the Company, and to otherwise direct the business policies of the Company. The Company and McDermott International or its affiliates may enter into material transactions and agreements. Any such transactions or agreements, however, will be subject to the restrictions and limitations contained in the Indenture with respect to transactions with affiliates. See "Description of the Notes--Certain Covenants--Limitation on Transactions with Affiliates." In addition, pursuant to an agreement entered into in connection with the Merger (the "Letter Agreement"), the Company is restricted from entering into certain transactions with McDermott International, or taking certain other actions that may be for the benefit of McDermott International, without the approval of a committee of independent directors of the Company (the "Independent Committee") established pursuant to such agreement, including the following: (i) the repurchase, redemption or prepayment of the 9% Notes or the Company's Series A $2.25 Cumulative Convertible Preferred Stock ("Series A Preferred Stock"), (ii) the repurchase of any shares of common stock, par value $0.01 per share, of the Company ("Common Stock") owned by McDermott International or certain of its affiliates, and (iii) the lease, sale or other provision of certain goods or services to, or lease or purchase of certain goods or services from, McDermott International or certain of its affiliates (other than pursuant to certain services agreements entered into in connection with the Merger) involving aggregate payments in excess of $5.0 million, generally through January 31, 1998. The repurchase of the 9% Notes with a part of the proceeds from the Offering has been approved by the Independent Committee, as well as the Company's Board of Directors. See "Certain Transactions and Relationships-- Transactions with McDermott International in Connection with the Merger."

ABSENCE OF PUBLIC MARKET FOR THE NOTES

  There is no existing market for the Notes and there can be no assurance as to the liquidity of any markets that may develop for the Notes, the ability of holders of the Notes to sell their Notes or the price at which holders would be able to sell their Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Company has been advised by Merrill Lynch, Pierce, Fenner & Smith Incorporated that, subject to applicable laws and regulations, such firm currently intends to make a market in the Notes after the consummation of the Offering, although it is not obligated to do so and may discontinue any market-making activities with respect to the Notes at any time without notice. The Company intends to apply for listing of the Notes on the New York Stock Exchange. See "Underwriting."

                                  THE COMPANY

  The Company, together with its joint ventures, operates the world's largest fully integrated marine construction business, including the largest fleet of major marine construction vessels in the world. With its fleet of major marine construction vessels and its geographically dispersed fabrication yards, the Company supplies a full range of construction services on a worldwide basis to the offshore oil and gas exploration and production and hydrocarbon transportation industries. The Company's services include the basic and detailed design, engineering, fabrication and installation of offshore drilling and production platforms and other specialized structures, modular facilities, marine pipelines and subsea production systems. The Company also provides comprehensive project management services, feasibility studies, engineering services, subsea trenching services, diving services, and removal, salvage and refurbishment services for offshore fixed platforms. The Company and its joint ventures operate throughout the world in all major offshore oil and gas producing regions, including the Gulf of Mexico, the North Sea, West Africa, South America, the Middle East, India and the Far East.

  The Company was formed in connection with the January 1995 combination of substantially all the marine construction services business of McDermott International with OPI through a series of transactions including the Company's acquisition of OPI in a merger transaction (the "Merger") pursuant to an Agreement and Plan of Merger dated as of June 2, 1994, as amended (the "Merger Agreement"). McDermott International was a pioneer in the marine construction services business, with its marine operations dating back to 1947, when its predecessor, J. Ray McDermott & Co., Inc., installed the first offshore platform in the Gulf of Mexico. Over the years, McDermott International's marine construction services business became established as an industry leader, providing a full range of marine construction services on a worldwide basis, with significant capabilities suited for the deepwater and high-end segments of the offshore exploration and production industry. OPI was organized in 1984 as a marine construction contractor primarily focused on the offshore installation of underwater pipelines and other marine construction services, principally to the middle-market segment of the offshore exploration and production industry. The Company is a majority-owned subsidiary of McDermott International, which currently owns approximately 64% of the Company's voting stock.

  The Company's principal executive offices are located at 1450 Poydras Street, New Orleans, Louisiana 70112-6050, and its telephone number at such address is
(504) 587-5300.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Notes offered hereby are
estimated to be approximately $    million. The Company intends to use such net
proceeds (i) to repurchase all the outstanding 9% Notes ($231.0 million aggregate principal amount plus accrued interest of approximately $ as of the date of this Prospectus) and (ii) for general corporate purposes, which may include temporary reductions in borrowings outstanding under the Credit Facility. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The 9% Notes bear interest at the rate of 9% per annum and are scheduled to mature on September 15, 2001. The 9% Notes were issued to McDermott International on January 31, 1995 as partial consideration for the contribution of certain assets by McDermott International to the Company in connection with the Merger. The 9% Notes may be redeemed, in whole or in part, at the option of the Company at any time on or after September 15, 1997, at an initial redemption price equal to 105% of the principal amount being redeemed (declining to par at the rate of 1.25% per year over a four-year period). Following negotiations between the Company and McDermott International, the parties have agreed that the Company shall repurchase the 9% Notes at their face value, without any premium, with a part of the proceeds from the Offering. Such repurchase has been approved by the Independent Committee, in accordance with the provisions of the Letter Agreement, as well as by the Company's Board of Directors. See "Certain Transactions and Relationships--Transactions with McDermott International in Connection with the Merger."

  As of December 31, 1995, $60.0 million was outstanding under the Credit Facility, all of which was incurred for working capital purposes. Such borrowings bear interest at the London Interbank Offered Rate ("LIBOR") plus a margin of 0.5% per annum (approximately 6.3% at December 31, 1995). The Credit Facility has an initial term expiring June 8, 1998. For a further description of the terms of the Credit Facility, see "Description of Certain Indebtedness-- Credit Facility."

                                 CAPITALIZATION

  The following table sets forth the consolidated cash and cash equivalents, short-term debt and capitalization of the Company as of December 31, 1995 (i) on a historical basis and (ii) as adjusted to give effect to (a) the issuance of the Notes offered hereby and (b) the Vessel Sales. Completion of the Vessel Sales will result in an increase in cash and cash equivalents, which the Company intends to use primarily to repay the Floating Rate Note (classified as short-term debt) and repay borrowings outstanding under the Credit Facility. The as-adjusted balances for cash and cash equivalents and short-term debt shown below do not reflect the repayment of approximately $80.0 million of indebtedness relating to the Company's work on the Foinaven project. That indebtedness will be repaid upon completion of the Foinaven project (which is currently anticipated to be completed by December 31, 1996), and until such time provides the Company with certain tax benefits. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Events."

                                                          DECEMBER 31, 1995(A)
                                                          ---------------------
                                                           ACTUAL   AS ADJUSTED
                                                          --------  -----------
                                                              (DOLLARS IN
                                                               THOUSANDS)
Cash and cash equivalents................................ $ 79,454   $124,811
                                                          ========   ========
Short-term debt, including current maturities of long-
 term debt............................................... $165,681   $ 84,038
                                                          ========   ========
Long-term debt:
  12 7/8% Notes.......................................... $ 74,593   $ 74,593
  9% Notes...............................................  231,000         --
  Notes offered hereby...................................       --    250,000
  Other notes payable....................................   34,662     34,662
  Capital leases.........................................   14,103     14,103
                                                          --------   --------
    Total long-term debt.................................  354,358    373,358
Stockholders' equity:
  Preferred Stock, par value $0.01 per share, 10,000,000
   shares authorized:
    Series A $2.25 cumulative convertible, 3,200,000
     shares outstanding (liquidation preference
     $160,000,000).......................................       32         32
  Common Stock, par value $0.01 per share, 60,000,000
   shares authorized; 40,180,333 shares outstanding(b)...      402        402
  Capital in excess of par value.........................  584,432    584,432
  Retained earnings......................................    5,462      5,462
  Currency translation adjustments.......................  (15,262)   (15,262)
                                                          --------   --------
    Total stockholders' equity...........................  575,066    575,066
                                                          --------   --------
      Total capitalization............................... $929,424   $948,424
                                                          ========   ========

--------
(a) The accounts of all of the Company's controlled subsidiaries and joint ventures are consolidated with the accounts of the Company. Investments in joint ventures and other entities that the Company does not control (including the HeereMac joint venture and ETPM West) are accounted for on the equity method. Accordingly, the cash and cash equivalents and indebtedness of those joint ventures are not included in the Company's consolidated statement of financial position. At December 31, 1995, those joint ventures had combined cash and cash equivalents of $173.9 million, short-term debt (including current maturities of long-term debt) of $86.5 million (including $11.9 million owed to the Company) and long-term debt of $32.6 million (including $8.4 million owed to the Company). On an as-adjusted basis after giving effect to the Vessel Sales, those joint ventures would have had combined cash and cash equivalents and long-term debt at December 31, 1995 of $143.9 million and $442.6 million (including $105.0 million owed to the Company), respectively.
(b) Does not include 776,394 shares reserved for issuance upon exercise of outstanding stock options, 4,119,070 shares available for future option grants under the Company's stock plans or 5,740,800 shares initially issuable upon conversion of the Company's Series A Preferred Stock.

                      SELECTED HISTORICAL FINANCIAL DATA

  The following selected consolidated financial data for the four fiscal years ended March 31, 1992, 1993, 1994 and 1995 are derived from the audited consolidated financial statements of the Company. The financial data for the nine months ended December 31, 1994 and 1995 and the fiscal year ended March 31, 1991 are derived from unaudited consolidated financial statements of the Company, which include all adjustments that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended December 31, 1995 are not necessarily indicative of the results that may be expected for the entire year ending March 31, 1996. The data should read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

                                                                                         NINE MONTHS ENDED
                                                 YEAR ENDED MARCH 31,                       DECEMBER 31,
                                -------------------------------------------------------- ------------------
                                   1991        1992        1993       1994       1995      1994     1995
                                ----------  ----------  ---------- ---------- ---------- -------- ---------
                                                         (DOLLARS IN THOUSANDS)
 INCOME STATEMENT DATA:
 Revenues....................   $1,331,861  $1,903,281  $1,601,060 $1,193,881 $1,127,320 $805,558 $ 939,996
 Costs and expenses:
  Cost of operations
   (excluding depreciation
   and amortization).........    1,197,510   1,647,336   1,344,115    976,636    887,223  605,449   752,450
  Depreciation and
   amortization..............       62,585      89,307      80,856     53,627     70,372   52,094    66,045
  Selling, general and
   administrative expenses...      118,621     142,382     115,480    115,428    114,165   90,508    85,107
                                ----------  ----------  ---------- ---------- ---------- -------- ---------
                                 1,378,716   1,879,025   1,540,451  1,145,691  1,071,760  748,051   903,602
                                ----------  ----------  ---------- ---------- ---------- -------- ---------
 Operating income (loss)
  before equity in income
  (loss) of investees........      (46,855)     24,256      60,609     48,190     55,560   57,507    36,394
 Equity in income (loss) of
  investees(a)...............      (29,786)     (6,622)     84,973    106,593     22,857   22,844     9,845
                                ----------  ----------  ---------- ---------- ---------- -------- ---------
 Operating income (loss).....      (76,641)     17,634     145,582    154,783     78,417   80,351    46,239

 Interest income.............        4,155       3,960       2,773      3,483      9,298    8,114     3,339
 Interest expense............       28,683      25,175      22,569     20,076     25,158   17,173    33,494
 Provision for income taxes..       17,634      19,672      42,760     28,050      8,885   15,030     3,979
 Income (loss) before
  cumulative effect of
  accounting changes.........      (86,985)     (2,874)     95,756    119,137     60,700   61,690    18,476
 Net income (loss)(b)(c).....      (86,985)     (2,874)     37,011    119,137     59,374   60,364    18,476
 OTHER FINANCIAL DATA:
 Ratio of earnings to fixed
  charges(d).................           --       1.27x       2.36x      3.10x      2.41x    2.96x     1.34x
 BALANCE SHEET DATA (AT END
  OF PERIOD):
 Cash and cash equivalents...   $   13,785  $   18,191  $   26,994 $   53,343 $   52,224 $ 28,655 $  79,454
 Net property, plant and
  equipment..................      600,604     511,572     444,962    481,807    594,162  462,337   543,199
 Investment in unconsolidated
  affiliates.................        2,555      20,894      46,364     90,370    105,283   66,450    88,231
 Total assets................    1,127,121     984,063     932,528  1,007,609  1,482,262  970,334 1,644,490
 Total debt (including
  current maturities)(e).....      340,818     302,874     256,949    303,457    420,516  306,047   520,039
 Total equity................      163,299     195,187     169,623    253,021    559,471  287,169   575,066

--------
(a) The accounts of all of the Company's controlled subsidiaries and joint ventures are consolidated with the accounts of the Company. Investments in joint ventures and other entities that the Company does not control (including the HeereMac joint venture and ETPM West) are accounted for on the equity method. Accordingly, the revenues and operating expenses of those joint ventures are not included in the Company's consolidated revenues and operating expenses.
(b) Includes the cumulative effect of the change resulting from the adoption of SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions," in the fiscal year ended March 31, 1993; and the cumulative effect of the change resulting from the adoption of SFAS No. 112, "Employers' Accounting for Postretirement Benefits," in the nine months ended December 31, 1994 and the fiscal year ended March 31, 1995.

                                         (footnotes continued on following page)

(c) Net income applicable to Common Stock (after preferred stock dividend requirements) was $12.6 million for the nine months ended December 31, 1995. For all other periods presented, the Company was not a separate entity with its own capital structure.

(d) For the year ended March 31, 1991, earnings were inadequate to cover fixed charges by $90.0 million. For the purpose of determining the ratio to fixed charges, earnings consist of earnings before provision of income taxes and cumulative effect of accounting changes (adjusted for equity in undistributed earnings of investees) plus fixed charges (adjusted to include capitalized interest). Fixed charges consist of interest on indebtedness plus one-third of rental expense, which is considered representative of the interest factor.

(e) Includes notes payable to McDermott International of $310.4 million, $285.1 million, $254.3 million, $298.0 million and $270.8 million at March 31, 1991, 1992, 1993, 1994 and 1995, respectively, and $292.1 million and
    $251.5 million at December 31, 1994 and 1995, respectively.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of income include certain adjustments to the historical consolidated financial statements of the Company. Such adjustments are separated into two categories: (i) the adjustments relating to the contribution by McDermott International of substantially all of its marine construction services business to the Company and the adjustments relating to the Merger (the "Contribution and Merger Adjustments") and (ii) the adjustments related to the Vessel Sales and the sale of the Notes offered hereby and the use of the proceeds therefrom (the "Offering and Other Adjustments").

  The adjustments to the unaudited pro forma consolidated balance sheet relating to the Offering and Other Adjustments are based on the assumption that such transactions had occurred as of December 31, 1995. The adjustments to the unaudited pro forma statements of income for the year ended March 31, 1995 and the nine months ended December 31, 1994 relating to the Contribution and Merger Adjustments and the Offering and Other Adjustments are based on the assumption that such transactions had occurred as of April 1, 1994. The adjustments to the unaudited pro forma statement of income for the nine months ended December 31, 1995 relating to the Offering and Other Adjustments are based on the assumption that the transactions had occurred as of April 1, 1995.

  The pro forma information is not necessarily indicative of the actual financial position of the Company at any date or the results that would have actually occurred had the transactions occurred on such dates or that may occur in the future. These statements should be read in conjunction with the historical financial statements and notes thereto included elsewhere herein or incorporated by reference herein.

                             J. RAY MCDERMOTT, S.A.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                DECEMBER 31, 1995
                                        ----------------------------------------
                                                    OFFERING
                                                    AND OTHER
                                        HISTORICAL ADJUSTMENTS        PRO FORMA
                                        ---------- -----------       -----------
                ASSETS
                ------                        (DOLLARS IN THOUSANDS)
Current assets:
  Cash and cash equivalents..............  $   79,454  $  12,000 (a) $   124,811
                                                          23,357 (b)
                                                          10,000 (c)
  Accounts and notes receivable..........     332,846         --         332,846
  Contracts in progress..................     174,953         --         174,953
  Other currents assets..................      16,134         --          16,134
                                           ----------  ---------     -----------
    Total current assets.................     603,387     45,357         648,744
                                           ----------  ---------     -----------
Property, plant and equipment--at cost:..   1,474,473   (246,983)(b)   1,227,490
  Less accumulated depreciation and
   amortization..........................     931,274   (138,949)(b)     792,325
                                           ----------  ---------     -----------
Net property, plant and equipment........     543,199   (108,034)        435,165
                                           ----------  ---------     -----------
Excess of cost over fair value of net
 assets of purchased businesses..........     322,750         --         322,750
                                           ----------  ---------     -----------
Investment in unconsolidated affiliates..      88,231      3,034 (b)      81,265
                                                         (10,000)(c)
                                           ----------  ---------     -----------
Other assets.............................      86,923      7,000 (a)      93,923
                                           ----------  ---------     -----------
    TOTAL................................  $1,644,490  $ (62,643)     $1,581,847
                                           ==========  =========     ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY
  ------------------------------------
Current liabilities:
  Notes and accounts payable and current
   maturities of long-term debt..........  $  354,250  $ (81,643)(b) $   272,607
  Advance billings on contracts..........      50,071         --          50,071
  U.S. and foreign income taxes..........      26,240         --          26,240
  Other current liabilities..............     163,013         --         163,013
                                           ----------  ---------     -----------
    Total current liabilities............     593,574    (81,643)        511,931
                                           ----------  ---------     -----------
Long-term debt...........................     123,358    250,000 (a)     373,358
                                           ----------  ---------     -----------
Deferred and non-current income taxes....      55,101         --          55,101
                                           ----------  ---------     -----------
Notes payable to McDermott International.     231,000   (231,000)(a)          --
                                           ----------  ---------     -----------
Other liabilities........................      66,391         --          66,391
                                           ----------  ---------     -----------
Stockholders' equity:
  Preferred stock........................          32         --              32
  Common stock...........................         402         --             402
  Other stockholders' equity.............     574,632         --         574,632
                                           ----------  ---------     -----------
    Total stockholders' equity...........     575,066         --         575,066
                                           ----------  ---------     -----------
    TOTAL................................  $1,644,490  $ (62,643)    $ 1,581,847
                                           ==========  =========     ===========

   See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet.

                             J. RAY MCDERMOTT, S.A.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

  The pro forma consolidated balance sheet adjustments assume the issuance of the Notes offered hereby for $250.0 million from which the proceeds will be used to repurchase all of the outstanding 9% Notes payable to McDermott International of $231.0 million, and for general corporate purposes, including working capital requirements. The adjustments also assume that the Company sold two major marine vessels to the HeereMac joint venture in the Vessel Sales transaction for (i) $105.0 million in cash, which will be used to repay the Floating Rate Note, repay borrowings outstanding under the Credit Facility, and fund working capital requirements, and (ii) a note in principal amount of $105.0 million. The following is a summary of the adjustments required to reflect the issuance of the Notes and the Vessel Sales.

                                                              ADJUSTMENTS
                                                             DEBIT (CREDIT)
                                                         ----------------------
                                                         (DOLLARS IN THOUSANDS)
      (a) ISSUANCE OF THE NOTES
          Cash and cash equivalents...................         $  12,000
          Other assets--deferred debt issuance costs..             7,000
          Notes payable to McDermott International....           231,000
          Long-term debt--the Notes...................          (250,000)
                                                               ---------
                                                               $      --
                                                               =========
      (b) SALE OF MARINE VESSELS TO HEEREMAC
          Cash and cash equivalents...................         $  23,357
          Property, plant and equipment--at cost......          (246,983)
          Accumulated depreciation and amortization...           138,949
          Investments in and note receivable from
           unconsolidated affiliates (net of deferred
           gain of $101,966)..........................             3,034
          Notes and accounts payable and current
           maturities of long-term debt--retire short-
           term debt..................................            81,643
                                                               ---------
                                                               $      --
                                                               =========
      (c) NET DISTRIBUTION FROM HEEREMAC
          Cash and cash equivalents...................         $  10,000
          Investments in unconsolidated affiliates....           (10,000)
                                                               ---------
                                                               $      --
                                                               =========

                             J. RAY MCDERMOTT, S.A.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                                 YEAR ENDED MARCH 31, 1995
                          -----------------------------------------------------------------------------
                               HISTORICAL                            PRO FORMA
                          ---------------------- ------------------------------------------------------
                                                                  COMBINED
                                                                   AFTER                     COMBINED
                                                                   GIVING                      AFTER
                                                                 EFFECT TO                    GIVING
                            J. RAY     OFFSHORE  CONTRIBUTION   CONTRIBUTION  OFFERING        EFFECT
                          MCDERMOTT,  PIPELINES,  AND MERGER     AND MERGER   AND OTHER       TO ALL
                             S.A.       INC. *   ADJUSTMENTS    ADJUSTMENTS  ADJUSTMENTS    ADJUSTMENTS
                          ----------  ---------- ------------   ------------ -----------    -----------
                                                  (DOLLARS IN THOUSANDS)
Revenues................  $1,127,320   $346,461    $(31,087)(a)  $1,442,694   $(31,069)(l)  $1,411,625
Costs and expenses:
 Cost of operations
  (excluding
  depreciation and
  amortization).........     887,223    290,001     (32,740)(a)   1,146,019         --       1,146,019
                                                      1,535 (b)
 Depreciation and
  amortization..........      70,372     15,725      (2,175)(b)     104,349    (11,157)(l)      93,192
                                                     18,083 (e)
                                                       (333)(f)
                                                      2,677 (g)
Selling, general and
 administrative
 expenses...............     114,165     28,937        (970)(a)     142,132         --         142,132
                          ----------   --------    --------      ----------   --------      ----------
                           1,071,760    334,663     (13,923)      1,392,500    (11,157)      1,381,343
                          ----------   --------    --------      ----------   --------      ----------
Operating income before
 equity in income (loss)
 of investees...........      55,560     11,798     (17,164)         50,194    (19,912)         30,282
Equity in income (loss)
 of investees...........      22,857        (80)     (3,846)(a)      23,149      3,229 (m)      34,875
                                                      4,218 (f)                  8,497 (1)
                          ----------   --------    --------      ----------   --------      ----------
Operating income........      78,417     11,718     (16,792)         73,343     (8,186)         65,157
Interest income.........       9,298      1,006         (16)(a)       1,299      7,875 (l)       9,174
                                                     (8,989)(c)
Interest expense........     (25,158)    (9,168)       (300)(a)     (37,261)    (1,949)(n)     (39,210)
                                                     16,824 (d)
                                                       (208)(g)
                                                        538 (h)
                                                    (17,325)(i)
                                                     (2,464)(j)
Other--net..............       7,028      2,362          70 (a)       9,460         --           9,460
                          ----------   --------    --------      ----------   --------      ----------
Income before provision
 for income taxes and
 cumulative effect of
 accounting change......      69,585      5,918     (28,662)         46,841     (2,260)         44,581
Provision for income
 taxes..................       8,885        664      (1,469)(a)       8,609         --           8,609
                                                        224 (b)
                                                        117 (f)
                                                        188 (h)
                          ----------   --------    --------      ----------   --------      ----------
Income before cumulative
 effect of accounting
 change.................      60,700      5,254     (27,722)         38,232     (2,260)         35,972
Preferred stock
 dividends..............       1,117      2,329       4,786 (k)       8,232         --           8,232
                          ----------   --------    --------      ----------   --------      ----------
Income before cumulative
 effect of accounting
 change applicable to
 Common Stock...........  $   59,583   $  2,925    $(32,508)     $   30,000   $ (2,260)     $   27,740
                          ==========   ========    ========      ==========   ========      ==========

--------
* Historical amounts for OPI represent activity for the ten months ended January 31, 1995.

    See accompanying Notes to Unaudited Pro Forma Consolidated Statements of
                                    Income.

                             J. RAY MCDERMOTT, S.A.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                             NINE MONTHS ENDED DECEMBER 31,
                                                          1995
                                            -----------------------------------
                                                        OFFERING
                                                        AND OTHER
                                            HISTORICAL ADJUSTMENTS    PRO FORMA
                                            ---------- -----------    ---------
                                                 (DOLLARS IN THOUSANDS)
Revenues...................................  $939,996   $(26,106)(l)  $913,890
Costs and expenses:
  Cost of operations (excluding
   depreciation and amortization...........   752,450         --       752,450
  Depreciation and amortization............    66,045    (11,397)(l)    54,648
  Selling, general and administrative
   expenses................................    85,107         --        85,107
                                             --------   --------      --------
                                              903,602    (11,397)      892,205
                                             --------   --------      --------
Operating income before equity in
 income of investees.......................    36,394    (14,709)       21,685
Equity in income of investees..............     9,845      4,556 (m)    20,774
                                                           6,373 (l)
                                             --------   --------      --------
Operating income...........................    46,239     (3,780)       42,459
Interest income............................     3,339      5,906 (l)     9,245
Interest expense...........................   (33,494)     1,276 (n)   (32,218)
Other--net.................................     6,371         --         6,371
                                             --------   --------      --------
Income before provision for income
 taxes.....................................    22,455      3,402        25,857
Provision for income taxes.................     3,979        522 (m)     4,501
                                             --------   --------      --------
Net income.................................    18,476      2,880        21,356
Preferred stock dividends..................     5,911         --         5,911
                                             --------   --------      --------
Net income applicable to Common Stock......  $ 12,565   $  2,880      $ 15,445
                                             ========   ========      ========


    See accompanying Notes to Unaudited Pro Forma Consolidated Statements of
                                    Income.

                             J. RAY MCDERMOTT, S.A.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                             NINE MONTHS ENDED DECEMBER 31, 1994
                          -------------------------------------------------------------------------------
                               HISTORICAL                            PRO FORMA
                          --------------------- ---------------------------------------------------------
                                                                 COMBINED
                                                                   AFTER
                                                               GIVING EFFECT                  COMBINED
                                                                    TO                          AFTER
                            J. RAY    OFFSHORE  CONTRIBUTION   CONTRIBUTION   OFFERING      GIVING EFFECT
                          MCDERMOTT, PIPELINES,  AND MERGER     AND MERGER    AND OTHER        TO ALL
                             S.A.      INC. *   ADJUSTMENTS     ADJUSTMENTS  ADJUSTMENTS     ADJUSTMENTS
                          ---------- ---------- ------------   ------------- -----------    -------------
                                                    (DOLLARS IN THOUSANDS)
Revenues................   $805,558   $328,332    $(33,138)(a)  $1,100,752    $(23,573)(l)   $1,077,179
Costs and expenses:
 Cost of operations
  (excluding
  depreciation and
  amortization).........    605,449    264,179     (35,497)(a)     839,201          --          839,201
                                                     2,728 (b)
                                                     2,342 (f)
 Depreciation and
  amortization..........     52,094     13,469      (3,029)(b)      81,194      (9,400)(l)       71,794
                                                    16,500 (e)
                                                      (300)(f)
                                                     2,460 (g)
Selling, general and
 administrative
 expenses...............     90,508     26,003        (953)(a)     115,323          --          115,323
                                                      (235)(f)
                           --------   --------    --------      ----------    --------       ----------
                            748,051    303,651     (15,984)      1,035,718      (9,400)       1,026,318
                           --------   --------    --------      ----------    --------       ----------
Operating income before
 equity in income (loss)
 of investees...........     57,507     24,681     (17,154)         65,034     (14,173)          50,861
Equity in income (loss)
 of investees...........     22,844      5,616      (4,692)(a)      29,379       2,563 (m)       38,315
                                                     5,611 (f)                   6,373 (l)
                           --------   --------    --------      ----------    --------       ----------
Operating income........     80,351     30,297     (16,235)         94,413      (5,237)          89,176
Interest income.........      8,114        851         (20)(a)       1,644       5,906 (l)        7,550
                                                    (7,301)(c)
Interest expense........    (17,173)    (7,981)        315 (a)     (28,050)     (1,462)(n)      (29,512)
                                                    14,991 (d)
                                                      (190)(g)
                                                       981 (h)
                                                   (15,593)(i)
                                                    (3,400)(j)
Other--net..............      5,428      2,828          79 (a)       7,441          --            7,441
                                                      (894)(f)
                           --------   --------    --------      ----------    --------       ----------
Income before provision
 for income taxes and
 cumulative effect of
 accounting change......     76,720     25,995     (27,267)         75,448        (793)          74,655
Provision for income
 taxes..................     15,030      7,346      (1,006)(a)      20,873          --           20,873
                                                       105 (b)
                                                      (945)(f)
                                                       343 (h)
                           --------   --------    --------      ----------    --------       ----------
Income before cumulative
 effect of accounting
 change.................     61,690     18,649     (25,764)         54,575        (793)          53,782
Preferred stock
 dividends..............         --      2,329       5,400 (k)       7,729          --            7,729
                           --------   --------    --------      ----------    --------       ----------
Income before cumulative
 effect of accounting
 change applicable to
 Common Stock...........   $ 61,690   $ 16,320    $(31,164)     $   46,846    $   (793)      $   46,053
                           ========   ========    ========      ==========    ========       ==========

--------
* Historical amounts for OPI represent activity for the nine months ended October 31, 1994.

    See accompanying Notes to Unaudited Pro Forma Consolidated Statements of
                                    Income.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

  The pro forma combined statements of earnings give effect to the following adjustments:

    (a) Adjustment to conform OPI's proportionate consolidation method to the Company's accounting policies.

    (b) Adjustment to conform OPI's drydock and depreciation method to the Company's accounting policies.

ADJUSTMENTS TO REFLECT THE CONTRIBUTION FROM MCDERMOTT INTERNATIONAL AND THE
MERGER:

    (c) To adjust interest income for Other Assets (notes receivable from affiliates that are excluded from the contribution of substantially all of McDermott International's marine construction services business in accordance with the terms of the Merger Agreement) and accounts and notes receivable (interest income recognized on claims that are excluded from the contribution from McDermott International).

    (d) To adjust interest expense on long-term debt (notes payable to affiliates that are excluded in accordance with the terms of the Merger Agreement).

    (e) To amortize over 15 years the costs in excess of net assets acquired.

    (f) To record additional depreciation on write-up of OPI's property, plant and equipment based on the estimated remaining life thereof, which is assumed to be twelve years, and to reflect the impact of other purchase accounting adjustments.

    (g) To amortize covenants-not-to-compete over a period of five years per the terms of the agreements.

    (h) To amortize premium recognized on write-up of OPI debt.

    (i) To record interest expense on the 9% Notes.

    (j) To record interest expense on the Floating Rate Note, which was issued to McDermott International in connection with the contribution transaction referred to in Note (c), above.

    (k) To reflect dividends on the Series A Preferred Stock.

OFFERING AND OTHER ADJUSTMENTS:

    (l) To record the reduction in revenues and depreciation expense relating to the sale of the Company's vessels, and the amortization of the deferred gain recorded on the sale.

    (m) To record the Company's share of the net impact of the Vessel Sales on the HeereMac joint venture due to lower operating expenses and increased interest expense on loans payable to a bank, Heerema and the Company issued in conjunction with the transaction.

    (n) To record net change in interest expense due to the issuance of the Notes and the retirement of the 9% Notes, borrowings outstanding with the Credit Facility and the Floating Rate Note payable to McDermott
  International, which was issued to McDermott International in connection with the contribution transaction referred to in Note (c), above.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

OVERVIEW

  The Company was formed in connection with the January 1995 combination of substantially all of the marine construction services business of McDermott International with OPI. The Merger was completed for the purposes of improving the ability of the combined businesses to compete effectively in markets worldwide and allowing the elimination of duplicative facilities and general and administrative expenses, thereby giving the combined business a greater ability to realize profits than would exist for either business as a separate company. McDermott International was a pioneer in the marine construction services business, with its marine operations dating back to 1947. OPI was organized in 1984 as a marine construction contractor primarily focused on the offshore installation of underwater pipelines and other marine construction services. The Company is a majority-owned subsidiary of McDermott International, which currently owns approximately 64% of the Company's voting stock. The Company and its joint ventures operate throughout the world in all major offshore oil and gas producing regions, including the Gulf of Mexico, the North Sea, West Africa, South America, the Middle East, India and the Far East.

  The Company's customers include major and independent oil and gas exploration and development companies, foreign government-owned energy companies, and hydrocarbon transportation companies. Projects performed by the Company can range in size from as small as $0.5 million to as large as $500.0 million or more and can take up to 48 months to complete. The Company obtains business through competitive bidding and through direct negotiations with customers. A significant percentage of the Company's contracts is performed on a fixed-price basis, although other contract terms that limit or share construction risk are common, particularly in connection with more complex projects and projects involving long-term commitments. Although the Company does not generally provide construction financing or deferred billing for its customers, it does at times commit significant amounts of working capital on projects in advance of collecting from customers with respect to such projects. In general, the Company's contract revenues are recognized on a percentage of completion basis. Contract price and cost estimates are reviewed periodically as the work progresses, and adjustments proportionate to the percentage of completion are reflected in income in the period when such estimates are revised. To the extent that these adjustments result in a reduction or elimination of previously reported profits with respect to a project, the Company would recognize a charge against current earnings, which could be material. Most long-term contracts have provisions for progress payments. See "Business-- Customers."

  In recent periods, the market for marine construction services has been relatively weak. This lower level of market activity, combined with the overcapacity in the industry, has resulted in substantial pressure on pricing and operating margins. These effects are generally reflected in the decrease in the Company's backlog from $1,002,968,000 at March 31, 1995 to $734,254,000 at
December 31, 1995. The Company's business tends to follow the overall capital expenditure cycles of the oil and gas industry. The recent focus in the offshore segment of the oil and gas industry has been on expanding exploration and development activity in deepwater and very deep water regions, such as the North Sea, the North Atlantic and the deepwater regions of the Gulf of Mexico. While this activity has not yet begun to generate significant demand for marine construction services, it has resulted in a recent increase in the demand for offshore drilling rigs, which historically has been a leading indicator for an upturn in the demand cycle for marine construction services.

  In general, the Company's performance is a function of the level of oil and gas development activity in the world's major hydrocarbon producing regions. As a result, the Company's revenues and profitability reflect some variability associated with the timing of the completion of significant development projects and the commencement of others as to which the Company has contracts, as well as the worldwide volume of projects and their geographic distribution. The Company's recent operating results have been adversely impacted by a substantial decline in the number of projects generating demand for marine construction services in the Southeast Asia market. The Company believes this decline is only temporary and is largely due to project timing. This decline has had an adverse effect on other markets as a result of the migration of equipment and other resources previously allocated to the Southeast Asia market to other markets and the resultant pressure on pricing in those markets caused by the increased capacity. Based on its ongoing dialogue with existing customers with respect to possible future projects, the Company expects improvement in certain of its significant markets, including Southeast Asia and the Gulf of Mexico. The Company believes that some level of improvement in market activity is reflected in an increase in the backlog relating to contracts to be performed by the Company's unconsolidated joint ventures from $922,000,000 at March 31, 1995 to $1,240,000,000 at December 31,
1995. Notwithstanding these signs of improvement, the Company cannot, at this time, predict the timing or extent of any improvement in the industry or the future level of demand for the Company's services. See "Business--Industry Overview."

  The foregoing statements regarding the Company's markets and the other statements in this "Overview" discussion are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertanties, including but not limited to the uncertainties relating to offshore development decisions to be made by oil and gas exploration and development companies and the risks and uncertainties described in "Risk Factors" under the captions "Dependence on Oil and Gas Industry," "Highly Competitive Industry," "Risks Associated with Contractual Pricing in the Offshore Construction Industry," "Seasonality," "Risks of Joint Venture Operations," "Operating Risks," "Risk of International Operations," and "Governmental Regulation and Environmental Matters."

  The Company's services include the basic and detailed design, engineering, fabrication and installation of offshore drilling and production platforms and other specialized structures, related modular facilities, marine pipelines and subsea production systems. While the Company often provides its services on an integrated basis, projects performed by the Company can generally be divided into two broad categories: fabrication projects and marine installation projects. Fabrication projects generally entail the initial design, engineering and onshore fabrication of structures and modular facilities. Installation projects include the transportation and installation of completed structures and facilities at offshore sites, as well as the offshore installation of marine pipelines and subsea production systems. The fabrication market is highly fragmented, with a large number of essentially regional participants. No single competitor dominates this market on a worldwide basis, although the Company believes it has the largest share of the worldwide fabrication market. The Company owns or operates major fabrication facilities on the U.S. Gulf coast and in Scotland, West Africa, the Middle East and the Far East. While margins in the fabrication business are difficult to generalize, because in many cases these services are bundled with other services in a single contract, they are generally lower than in the installation business because of the relatively higher variable costs associated with material procurement. In contrast, installation projects generally achieve relatively higher margins, as a result of their greater service orientation and the high degree of skill and experience involved in providing those services. The marine installation market includes both marine pipelay and heavy-lift operations and is somewhat more concentrated than the fabrication business. The Company, together with its joint ventures, has a more dominant position in this business worldwide, as measured by both the size of the Company's fleet of major marine construction vessels and the Company's share of contracted vessel days.

  In addition to facilities and vessels directly owned and operated by the Company, the Company conducts a significant portion of its operations through a number of joint ventures around the world. Some of these joint ventures are operated by the Company and some are operated by other marine construction contractors. Some of the Company's joint ventures are consolidated with the Company's accounts for financial reporting purposes while others (including the HeereMac joint venture and ETPM West) are accounted for using the equity method. The Company's joint ventures are largely financed through their own resources, including, in some cases, stand-alone borrowing arrangements. Historically, the Company has obtained funds from its joint ventures through chartering arrangements, whereby the Company charters vessels to the joint ventures for use in joint venture operations, as well as through distributions from the joint ventures. While the Company and the other parties to the joint venture arrangements generally must agree on the amount of cash flow to be distributed, the joint ventures have historically distributed to their respective owners cash in excess of estimated working capital requirements, based on the owners' relative ownership percentages.

  The Company believes that the joint ventures provide significant benefits for the Company. These arrangements have enabled the Company to improve asset utilization, gain access to specialized facilities and equipment, enter otherwise protected markets, and benefit from cooperative development of advanced technologies. Most of the Company's joint ventures are contractually restricted to operating within certain geographic areas. Although it is possible for certain joint ventures to compete against the Company, as a practical matter such competition is minimal due to a lack of overlap of operations in the geographic areas in which the joint ventures focus their operations. The Company intends to continue evaluating and pursuing other strategic joint venture opportunities.

  A significant portion of the Company's revenues and operating results is derived from its foreign operations. As a result, the Company's operations and financial results could be significantly affected by international factors. See "Business--Foreign Operations." In addition, the activity in the marine construction industry is highly seasonal in certain geographic regions and is affected by adverse weather conditions in those regions during particular times of the year. Historically, a disproportionate amount of the Company's contract revenues and net income has been earned during the first three quarters of its fiscal year and the Company has frequently incurred losses during the fourth quarter of its fiscal year. See "Business--Backlog; Seasonality."

  The Merger created significant opportunities for reduced costs and improved efficiencies. The Company has taken several significant actions to rationalize the combined operations of its predecessors and to eliminate substantial duplicate administrative costs and operating expenses. These actions include the closing of OPI's headquarters in Houston, Texas, the elimination of duplicate facilities and redundant administration worldwide, and the disposal of surplus equipment, either through scrapping or through sales to third parties. While the Company's results of operations have been positively impacted by the cost reduction actions taken to date, the Company is still in the process of consolidating the combined operations, including the development of plans for additional consolidation of administrative functions and is evaluating the potential disposition of certain assets deemed to be surplus. The Company expects to complete these actions in the fiscal year ended March 31, 1997 ("fiscal 1997").

RESULTS OF OPERATIONS

  The following discussion presents the results of operations of the Company for the periods indicated and includes the accounts of the subsidiaries, divisions and controlled joint ventures that McDermott International contributed to the Company prior to the Merger. For the periods after the Merger, the discussion includes the accounts and operations of the Company on a stand-alone basis (including the contribution from OPI's operations from January 31, 1995). For fiscal years ended March 31, 1993 and 1994, and through the date of the Merger, certain expenses included in the consolidated financial statements include charges from McDermott International for direct costs, allocation of corporate overhead and interest on intercompany debt. Management believes that the allocation methods were reasonable, and that the allocations were representative of what costs would have been on a stand-alone basis. However, the assets, liabilities and capital structure of the Company after the Merger differ significantly from the assets, liabilities and capital structure of the Company prior to the Merger (which reflected substantially all of McDermott International's marine construction services business).

 Fiscal Years Ended March 31, 1995 and 1994

  During the fiscal year ended March 31, 1995 ("fiscal 1995"), the Company's revenues decreased by $66,561,000 to $1,127,320,000 compared to $1,193,881,000 for the fiscal year ended March 31, 1994 ("fiscal 1994"), primarily due to lower volume in worldwide marine and domestic fabrication operations. This decrease was partially offset by the inclusion of revenues as a result of the acquisition of OPI (approximately $44,000,000) on January 31, 1995 and NOS (which has been renamed as McDermott Subsea Constructors Limited) ($59,644,000 for the full fiscal year) in February 1994, and higher volume in foreign fabrication and procured materials. See Note 3 to the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

  The Company's operating income (before general and allocated corporate expenses of $22,623,000 and equity in income of investees of $22,857,000) increased $8,753,000 to $78,183,000 from $69,430,000 (before allocated general corporate expenses of $21,240,000 and equity in income of investees of $106,593,000) primarily due to improved margins in foreign marine operations, inclusion of the operating results of NOS for the full fiscal year, and higher volume in foreign fabrication and procured materials. These increases were partially offset by higher operating expenses.

  The Company's equity in income of investees decreased $83,736,000 to $22,857,000. Both the HeereMac joint venture and ETPM West performed at lower levels than in the previous year, as several large contracts were completed in fiscal 1994. The revenues of these two joint ventures declined from $895,666,000 to $656,490,000. Most of the HeereMac decline was in the North Sea. ETPM West also declined in the North Sea but this was partially offset by increased volume in West Africa. The equity income from these two investees declined from $106,783,000 to $24,759,000. HeereMac's equity income decreased as a result of the reduced volume and reduced margins. ETPM West's equity income also decreased as a result of the reduced volume, but the decrease was not as severe. ETPM West also had a loss provision of approximately $7,500,000 on a major North Sea contract. Together these two significant joint ventures accounted for 108% of equity in earnings of investees. No other venture contributed significantly to the decline. Both joint ventures are expected to remain at low levels in fiscal 1996 and 1997.

  Backlog for the Company at March 31, 1995 and 1994 was $1,097,468,000 (including approximately $46,000,000 from the acquisition of OPI) and $803,358,000, respectively. Not included in the Company's backlog at March 31, 1995 and 1994 was backlog relating to contracts to be performed by its unconsolidated joint ventures of approximately $922,000,000 and $700,000,000, respectively.

  The activity of the Company (including its significant investees) depends mainly on the capital expenditures of oil and gas companies and foreign governments for developmental construction. These expenditures are influenced by the selling price of oil and gas along with the cost of production and delivery, the terms and conditions of offshore leases, the discovery rates of new reserves offshore, the ability of the oil and gas industry to raise capital, and local and international political and economic conditions.

  Oil company exploration and production budgets in calendar 1995 were moderately higher than 1994 expenditures. World oil prices in calendar 1994 were below those in 1993. This had a negative impact on near-term marine construction activities. The composite spot price for natural gas in the United States was substantially lower in calendar 1994 than in 1993 and has continued to decline. The Company's markets are expected to be at relatively low levels, and during fiscal 1996, the overcapacity of marine equipment will continue to result in a competitive environment and put pressure on profit margins, including those of the two significant investees.

  Interest income increased $5,815,000 to $9,298,000, primarily due to settlement of claims for interest relating to foreign tax refunds and contract claims.

  Interest expense increased $5,082,000 to $25,158,000, primarily due to increases in debt obligations (resulting from debt incurred or assumed in connection with the Merger) and interest rates prevailing thereon.

  Other-net income decreased $1,969,000 to $7,028,000, primarily due to minority shareholder participation in the improved results of the McDermott-ETPM East, Inc. (one of the operating entities in the ETPM joint venture that is controlled by the Company ("ETPM East")) partially offset by lower foreign currency transaction losses.

  The provision for income taxes decreased $19,165,000 to $8,885,000 while income before provision for income taxes and cumulative effect of accounting changes decreased $77,602,000 to $69,585,000. The decrease in the provision for income taxes is primarily due to a decrease in income from operations. In addition, the Company operates in many different tax jurisdictions. Within these jurisdictions, tax provisions vary because of nominal rates, allowability of deductions, credits and other benefits, and even tax basis (for example, revenue versus income). These variances, along with variances in the mix of income within jurisdictions, are often responsible for shifts in the effective tax rate. During the period, these factors reduced the Company's effective tax rate to 13% from 19%.

  Net income decreased $59,763,000 to $59,374,000. This decrease included the cumulative effect of the adoption of SFAS No. 112 "Employers' Accounting for Postemployment Benefits" of $1,326,000, in addition to other items described above.

 Fiscal Years Ended March 31, 1994 and 1993

  During fiscal 1994, the Company's revenues decreased by $407,179,000 to $1,193,881,000 compared to $1,601,060,000 for the fiscal year ended March 31, 1993 ("fiscal 1993"), primarily due to lower volume in worldwide fabrication, foreign marine operations and procured materials. This decrease reflects a reduction in the level of capital expenditures by oil and gas companies resulting from weak worldwide oil and gas prices.

  The Company's operating income (before allocated general corporate expenses of $21,240,000 and equity in income of investees of $106,593,000) decreased $13,533,000 to $69,430,000 from $82,963,000 (before allocated general corporate expenses of $22,354,000 and equity in income of investees of $84,973,000), primarily due to lower volume in worldwide fabrication and engineering operations and lower volume in procured materials. These decreases were partially offset by higher margins in foreign marine operations, the accelerated depreciation and write-off of certain fabrication facilities and marine construction equipment in the prior year, and reduced operating costs.

  The Company's equity in income of investees increased $21,620,000 to $106,593,000. Improved results of the HeereMac joint venture were partially offset by lower results of ETPM West. HeereMac's equity income increased significantly based on improved margins resulting from decreased project and operating expenses. ETPM West's equity income declined based primarily on reduced volume in the North Sea and West Africa. Together, these two significant joint ventures accounted for 100% of equity in earnings of investees. No other venture significantly contributed to the increase.

  Other-net income decreased $3,733,000 to $8,997,000. This decrease was primarily due to a foreign marine asset casualty gain and gains on the sale of nineteen tugboats in the prior period. This decrease was partially offset by minority shareholder participation in the losses of ETPM East in fiscal 1994.

  Provision for income taxes decreased $14,710,000 to $28,050,000, while income before provision for income taxes and cumulative effect of accounting changes increased $8,671,000 to $147,187,000. The decrease in the provision for income taxes is primarily due to a reduction in a provision for taxes of $10,000,000 due to a settlement of outstanding issues and higher non-taxable earnings. In addition, the Company operates in many different tax jurisdictions. Within these jurisdictions, tax provisions vary because of nominal rates, allowability of deductions, credits and other benefits, and even tax basis (for example, revenues versus income). These variances, along with variances in the mix of income within jurisdictions, are responsible for shifts in the effective tax rate. During this period, these factors reduced the effective tax rate to 19% from 31%.

  Net income increased $82,126,000 to $119,137,000 reflecting the cumulative effect of the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," of $58,745,000 in the prior year, in addition to other items described above.

 Nine Months Ended December 31, 1995 and 1994

  Revenues increased $134,438,000 to $939,996,000, primarily due to higher purchased engineered equipment and subcontract activities in the North Sea related to British Petroleum's Foinaven development program west of the Shetlands in the North Atlantic, and higher revenues in North America. These increases were partially offset by lower revenues in the Far East.

  Operating income by geographic area decreased $24,339,000 to $42,769,000 primarily due to lower margins because of the completion of higher profit margin contracts in the Far East and the Middle East in the prior period, and lower operating income on marine activities in North America due to weather downtime and margins on certain contracts. These decreases were partially offset by higher volume and margins on North American fabrication activities, higher volume and margins on North Sea offshore activities and improved margins from engineering activities in the current period, and operating losses associated with the fabrication yard in Scotland (which is now operated by the Brown & Root McDermott Fabricators Limited joint venture, which was formed in the last quarter of the prior year and is now reported on the equity method) and the accelerated depreciation of $4,314,000 on certain marine equipment in the Far East in the prior period. Other geographic operating income (loss) includes the amortization of goodwill and covenants-not-to-compete, and higher employee benefits expenses in the current period which occurred due to the acquisition of OPI.

  Equity in income of investees decreased $12,999,000 to $9,845,000. Both the HeereMac joint venture and ETPM West performed at lower levels than in the previous year. The revenues of these two joint ventures declined from $560,171,000 to $435,488,000, primarily in the U.S. Gulf, the Far East and in the North Sea, partially offset by increased volume in West Africa. The equity income from these two joint ventures declined from $22,993,000 to $8,706,000 as a result of reduced volume and reduced margins. While both joint ventures performed at low levels during fiscal 1996, worldwide demand for offshore drilling rigs has increased and has resulted in an increase in the backlog of these joint ventures. Equity in income of investees also increased due to income from the Brown & Root McDermott Fabricators Limited joint venture.

  Interest income decreased $4,775,000 to $3,339,000 primarily due to the settlement of claims for interest relating to foreign tax refunds and contract claims of $4,396,000 in the prior period.

  Interest expense increased $16,321,000 to $33,494,000, primarily due to interest on the notes which were issued to International in connection with its contribution to the Company, and changes in other debt obligations and interest rates prevailing thereon.

  The provision for income taxes decreased $11,051,000 to $3,979,000 while income before the provision for income taxes and cumulative effect of accounting change decreased $54,265,000 to $22,455,000. The decrease in the provision for income taxes was in part due to a decrease in income and a reappraisal of liabilities in certain foreign tax jurisdictions. In addition, the Company operates in many different tax jurisdictions. Within these jurisdictions, tax provisions vary because of nominal rates, allowability of deductions, credits and other benefits, and tax basis (for example, revenue versus income). These variances, along with variances in the mix of income within jurisdictions, are often responsible for shifts in the effective tax rate. As a result of these factors, the provision for income taxes was 18% of pretax income for the nine months ended December 31, 1995 compared to a provision of income taxes of 20% of pretax income for the nine months ended December 31, 1994.

  Net income decreased $41,888,000 to $18,476,000 reflecting the cumulative effect of the adoption of SFAS No. 112, "Employers' Accounting for Postemployment Benefits," of $1,326,000 in the prior year, in addition to the other items mentioned above.

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the Company's cash requirements have been met primarily through cash generated from operations (including distributions from the Company's unconsolidated joint ventures), short-term borrowings, and proceeds from asset sales.

  In addition to cash flow from consolidated operations, the Company's liquidity is also partially affected by its ability to obtain a flow of funds from its unconsolidated joint ventures. Certain of these joint ventures have substantial indebtedness owing to third parties, some of which is outstanding pursuant to arrangements that restrict the ability of the Company to obtain funds from the joint venture.

  In general, the Company's working capital position is, to a large extent, a function of (i) the terms of payment on major contracts entered into with customers that provide for performance over long periods of time and (ii) the Company's ability to enter into contracts with subcontractors (who perform certain specialized functions) and material and equipment suppliers that contain payment terms that are similar to (or more favorable to the Company than) the payment terms contained in the major contracts with customers. Work performed on a contract that has not yet been invoiced to the customer is generally reflected in contracts in progress, and advances received from customers for work on contracts not yet performed are generally reflected in advanced billings on contracts.

  At December 31, 1995, the Company had positive working capital of $9,813,000, an increase of $36,401,000 compared to a working capital deficit of $26,588,000 at March 31, 1995. This increase primarily reflects increases in cash and cash equivalents and contracts in progress (together with a decrease in advance billings on contracts), partially offset by increases in short-term debt and accounts payable.

  During the nine months ended December 31, 1995, the Company's cash and cash equivalents increased by $27,230,000 to $79,454,000 and total debt (including current maturities) increased by $99,523,000 to $520,039,000, primarily due to short-term borrowings of $92,413,000 during such period. During this period, the Company used cash of $65,288,000 in operating activities, $26,583,000 for additions to property, plant and equipment, $26,518,000 for investment in an asset held for lease, and $5,911,000 for cash dividends on preferred stock.

  The Company's contracts in progress at December 31, 1995 were $174,953,000, an increase of $120,006,000 from the March 31, 1995 balance of $54,947,000, while the Company's advanced billings on contracts at December 31, 1995 were $50,071,000, a decrease of $12,424,000 from the March 31, 1995 balance of $62,495,000. The Company's accounts payable at December 31, 1995 were $188,569,000, or $47,193,000 greater than the March 31, 1995 balance of
$141,376,000. The increase in net contracts in progress and advanced billings on contracts was primarily related to the Company's work on British Petroleum's Foinaven development project and the timing of billings on contracts performed in the Far East. The increase in accounts payable was also primarily related to activities associated with the Foinaven project.

  Expenditures for property, plant and equipment decreased $3,541,000 to $26,583,000 for the nine months ended December 31, 1995 as compared with the corresponding period last year. These expenditures included $8,669,000 for installation of a new pipe reel system on a marine construction vessel. In addition to expenditures for property, plant and equipment, the Company expended $26,518,000 in the nine months ended December 31, 1995 for the conversion of a vessel to a floating production unit, which is now leased to a third party. The vessel conversion was financed by $21,700,000 in loan facilities, of which $20,674,000 was outstanding at December 31, 1995.

  The Company has committed to make capital expenditures of approximately $9,200,000 and $15,500,000 during the remainder of fiscal 1996 and during fiscal 1997, respectively. These expenditures will primarily relate to the purchase of submarine cable lay and maintenance marine equipment. The Company continues to evaluate its level of capital spending throughout the year based upon, among other things, cash flow from operations and conditions affecting the industry. The Company has annual dividend requirements of $7,200,000 on its Series A Preferred Stock, all of which is held by McDermott International. In the first nine months of fiscal 1996, all the outstanding shares of Series B $2.25 Cumulative Convertible Exchangeable Preferred Stock of the Company ("Series B Preferred Stock") were either converted into shares of Common Stock or redeemed for cash.

  During the remainder of fiscal 1996 and during fiscal 1997, the Company expects to obtain funds to meet working capital, capital expenditure, debt maturity and Series A Preferred Stock dividend requirements from operating activities and additional asset sales. See "--Recent Events." Leasing agreements for equipment, which are short-term in nature, are not expected to impact the Company's liquidity or capital resources.

  At December 31, 1995 and March 31, 1995, the Company had available to it various uncommitted short-term lines of credit from banks totaling $112,302,000 and $119,581,000, respectively. Borrowings by the Company against these lines of credit at December 31, 1995 and March 31, 1995 were $81,626,000 and $24,750,000, respectively. The Company also has available borrowing capacity of up to $150,000,000 under the Credit Facility, of which $60,000,000 was outstanding at December 31, 1995. The Company is restricted, as a result of the consolidated tangible net worth covenant in the Credit Facility, in its ability to transfer funds to McDermott International and its subsidiaries through cash dividends or through unsecured loans or investments. At December 31, 1995, approximately $18,000,000 of its net assets was not subject to this restriction. Accordingly, this restriction is not expected to impact the Company's ability to make preferred dividend payments for the forseeable future. See "Description of Certain Indebtedness--Credit Facility."

  The Company's unconsolidated joint ventures are largely financed through their own resources, including, in some cases, stand-alone borrowing arrangements (although the Company and its joint venture partners have provided or facilitated additional funding by contributing or lending cash to the joint ventures or providing guarantees of bank borrowings by the joint ventures). As of December 31, 1995, the Company's unconsolidated joint ventures had combined cash and cash equivalents of $173,872,000, short-term debt (including current maturities of long-term debt) of $86,480,000 (including $11,913,000 owed to the Company), and long-term debt of $32,573,000 (including $8,379,000 owed to the Company). Of the debt owed to third parties, approximately $24,600,000 was guaranteed by the Company. For a discussion of certain borrowing arrangements to be entered into by the HeereMac joint venture subsequent to December 31, 1995, see "--Recent Events."

  The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." This standard requires, among other things, recognition of future tax benefits, measured by enacted tax rates, attributable to deductible temporary differences between the financial statement and income tax basis of assets and liabilities and to tax net operating loss and foreign tax credit carryforwards to the extent that realization of such benefits is more likely than not. The Company has provided a valuation allowance ($41,761,000 at December 31, 1995) for deferred tax assets that cannot be realized through carrybacks and future reversals of existing taxable temporary differences. Management believes that remaining deferred tax assets ($17,768,000 at December 31, 1995) are realizable through carrybacks and future reversals of existing taxable temporary differences. Management will continue to assess the adequacy of the valuation allowance on a quarterly basis.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

  In March 1995, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," effective for fiscal years beginning after December 15, 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 also applies to similar assets that are held for disposal, except for the assets of a discontinued operation. The Company has not yet finalized its review of the impact of this statement, but it is not expected to have a material effect on the Company's consolidated financial statements.

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," effective for fiscal years beginning after December 15, 1995. SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The Company has not yet finalized its review of the provisions of this statement, and accordingly, has not yet determined whether it will adopt

SFAS No. 123 for expense recognition purposes, or continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and make the pro forma information disclosures required under the new standard.

EFFECT OF INFLATION AND CHANGING PRICES

  Due to the relatively low levels of inflation experienced in fiscal 1993, 1994 and 1995, inflation did not have a significant effect on the Company's results in such years. In order to minimize the negative impact of inflation on its operations, the Company attempts to cover the increased cost of anticipated changes in labor, material and service costs, either through an estimate of such changes, which is reflected in an original price, or through price escalation clauses in its contracts. See "Business--Customers."

RECENT EVENTS

  The Company and Heerema are finalizing the Vessel Sales transaction pursuant to which each of them will, through their respective subsidiaries, sell to companies included in the HeereMac joint venture the major marine vessels they are currently chartering to the joint venture (the Company's DB 101 and DB 102 and Heerema's Hermod and Balder). The Vessel Sales transaction is being entered into for the primary purpose of more permanently committing these highly specialized heavy-lift vessels to the HeereMac joint venture, thereby ensuring long-term maximum utilization of these vessels through continued coordination of their operations.

  Under the proposed terms of the transaction, the Company's vessels will be purchased for $210.0 million (consisting of cash of $105.0 million and a promissory note in the principal amount of $105.0 million), and all of the outstanding stock of the two Heerema subsidiaries that own the Heerema vessels will be purchased for $210.0 million (consisting of cash of $105.0 million and a promissory note in the principal amount of $105.0 million). Substantially all of the cash portion of the combined purchase price will be funded through a $200.0 million stand-alone credit arrangement being obtained by the HeereMac joint venture (the "HeereMac Credit Agreement"), which will have an initial term of five years. In addition, certain other equipment could be sold by the Company to the joint venture for cash consideration of $30.0 million. The promissory notes to be received by the Company and Heerema in the Vessel Sales transaction will be subordinated to all indebtedness outstanding pursuant to the HeereMac Credit Agreement, will bear interest from the date of issue at the rate of 7.5% per annum, and will be scheduled to mature on March 31, 2003. Interest accrued and not paid on such notes will be added to the principal. The notes will be unsecured and will not contain any financial covenants or cross-default or cross-acceleration provisions.

  The Company expects the Vessel Sales to close in March 1996, as a result of which the Company will record a deferred gain of approximately $103.0 million, which it will amortize over 12 years. The Company intends to use approximately $20.5 million of the cash proceeds it will receive from the Vessel Sales to repay the Floating Rate Note, and to use the remaining cash proceeds to repay borrowings under the Credit Facility and for other general corporate purposes, including working capital requirements for, among other things, projects reflected in the Company's backlog.

                                    BUSINESS

GENERAL

  The Company, together with its joint ventures, operates the world's largest fully integrated marine construction business, including the largest fleet of major marine construction vessels in the world. With its fleet of major marine construction vessels and its geographically dispersed fabrication yards, the Company supplies a full range of construction services on a worldwide basis to the offshore oil and gas exploration and production and hydrocarbon transportation industries. The Company's services include the basic and detailed design, engineering, fabrication and installation of offshore drilling and production platforms and other specialized structures, modular facilities, marine pipelines and subsea production systems. The Company also provides comprehensive project management services, feasibility studies, engineering services, subsea trenching services, diving services, and removal, salvage and refurbishment services for offshore fixed platforms. The Company and its joint ventures operate throughout the world in all major offshore oil and gas producing regions, including the Gulf of Mexico, the North Sea, West Africa, South America, the Middle East, India and the Far East.

  The Company was formed in connection with the January 1995 combination of substantially all the marine construction services business of McDermott International with OPI through a series of transactions including the Merger. The Merger was completed for the purposes of improving the ability of the combined businesses to compete effectively in markets worldwide and allowing the elimination of duplicative facilities and general and administrative expenses, thereby giving the combined business a greater ability to realize profits than would exist for either business as a separate company. McDermott International was a pioneer in the marine construction services business, with its marine operations dating back to 1947, when its predecessor, J. Ray McDermott & Co., Inc., installed the first offshore platform in the Gulf of Mexico. Over the years, McDermott International's marine construction services business became established as an industry leader, providing a full range of marine construction services on a worldwide basis, with significant capabilities suited for the deepwater and high-end segments of the offshore exploration and production industry. OPI was organized in 1984 as a marine construction contractor primarily focused on the offshore installation of underwater pipelines and other marine construction services, principally to the middle-market segment of the offshore exploration and production industry. The Company is a majority-owned subsidiary of McDermott International, which currently owns approximately 64% of the Company's voting stock.

  The typical configuration of marine vessels at an offshore construction site (usually referred to as a "construction spread") is centered around either a large derrick vessel, pipelaying vessel, combination derrick-pipelaying vessel or pipe burying vessel capable of offshore operations for an extended period of time in remote locations. The Company owns or, through its ownership interests in joint ventures has interests in, 14 derrick vessels, six pipelaying vessels, 16 combination derrick-pipelaying vessels and three pipe burying vessels (collectively, the "Combined Fleet"). The lifting capacities of the derrick and combination derrick-pipelaying vessels in the Combined Fleet range from 250 to 13,200 tons. These vessels range in length from approximately 400 to 660 feet and are fully equipped with stiff leg or revolving cranes, auxiliary cranes, welding equipment, pile-driving hammers, anchor winches and a variety of additional gear. Some of these vessels hold various records for heavy lifts and installations of deepwater pipelines in different regions of the world. The largest vessels in the Combined Fleet are the derrick barge DB 102, which is one of the world's largest semisubmersible derrick vessels in both size and lifting capacity and provides quarters for approximately 750 workers, and the LB 200, a semisubmersible pipelaying vessel capable of laying 60-inch diameter pipe (including concrete coating) and operating in water depths of up to 2,000 feet. To support the operations of these major marine construction vessels, the Company and its joint ventures also own or lease a substantial number of other vessels, such as tugboats, utility boats, launch barges and cargo barges.

  In addition to its offshore fleet, the Company owns or operates six fabrication facilities throughout the world. The Company's principal U.S. fabrication yard is located on 1,114 acres near Morgan City, Louisiana. The Company also owns or operates fabrication facilities near Corpus Christi, Texas, near Inverness,

Scotland, in Indonesia on Batam Island, in Jebel Ali, U.A.E. and in Warri, Nigeria. The Company's fabrication facilities are equipped with a wide variety of heavy-duty construction and fabrication equipment, including cranes, welding equipment, machine tools and robotic and other automated equipment. The Company has the capability to fabricate a full range of offshore structures, from the conventional jacket-type fixed platform to deepwater platform configurations employing compliant-tower, tension leg, floating production platform and spar technology. The Company also fabricates platform deck structures and modular components, including complete production processing systems, hydrocarbon separation and treatment systems, pressure and flow control systems and personnel quarters.

  The Company conducts operations both directly and through its participation in joint ventures, some of which it manages and others of which are managed by other marine construction contractors. The Company's joint ventures have resulted in greater utilization of assets through geographic diversification, expansion of its significant market presence as a fully integrated contractor in new markets, greater access to specialized equipment and facilities, participation in markets that require minimum levels of local ownership, and cooperative development of advanced technologies. The Company's joint venture interests include 50% ownership of the HeereMac joint venture, formed with Heerema, to provide heavy-lift marine installation services on a worldwide basis. The Company also is engaged in a joint venture with ETPM, a French contractor, primarily consisting of a series of joint venture operating companies, most of which are majority-owned and controlled by the Company. The ETPM joint venture operates one pipelaying vessel and nine combination derrick-pipelaying vessels in the North Sea, West Africa, South America, the Middle East, India and the Far East.

INDUSTRY OVERVIEW

  The Company competes in the marine construction services industry, which provides design, engineering, fabrication and installation services to the oil and gas exploration and production and hydrocarbon transportation industries in connection with the offshore exploration and development of oil and gas. The industry is comprised of both integrated and specialized marine construction companies that provide a wide array of services in connection with the construction and installation of offshore drilling and production platforms and other specialized structures, related modular facilities, marine pipelines and subsea production systems. Industry participants include engineering firms, fabrication yards, subsea equipment manufacturers, pipelaying companies, shipbuilders and ship and offshore drilling unit owners.

  The primary customers in the marine construction services industry are major and independent oil and gas exploration and production companies, foreign government-owned energy companies, and hydrocarbon transportation companies. Consequently, the level of activity in the industry depends primarily on the capital expenditures of these customers in connection with developmental construction. These capital expenditures are influenced by such factors as prevailing oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the sale and expiration dates of available offshore leases, the discovery rate of new oil and gas reserves in offshore areas, local and international political and economic conditions, technological advances, and the ability of oil and gas companies to generate funds for capital expenditures.

  The Company categorizes the market for offshore construction services into three segments: shallow water (less than 200 feet), deepwater (200 feet to 1,000 feet) and very deep water (1,000 feet or deeper). The Company generally focuses on projects in deepwater and very deep water, which generally are more complex, require larger marine construction vessels with greater lifting capacity, more sophisticated technology and experienced personnel, and which generally provide greater operating margins than shallow water projects. Because of the relatively low levels of complexity and capital costs involved in shallow water marine construction activities, there are a number of companies with one or more derrick or pipelaying barges capable of operating in shallow waters. For projects in very deep water or that involve a higher degree of complexity, competition is more limited.

  In recent periods, the market for marine construction services has been relatively weak. This lower level of market activity, combined with the overcapacity in the industry, has resulted in substantial pressure on pricing and operating margins. The marine construction business tends to follow the overall capital expenditure cycles of the oil and gas industry. As a result, the demand for marine construction services has historically been cyclical. Moreover, the demand for marine construction services generated by individual offshore oil and gas development projects is itself cyclical in nature. With regard to new development projects, the demand for the Company's services generally follows the exploratory drilling and, in some cases, initial developmental drilling activities. Based on the results of these activities and evaluations of field economics, customers determine whether to install new platforms and new infrastructure, such as gathering lines and pipelines. With regard to existing development projects, demand for the Company's services is generated by decisions to, among other things, expand development operations in existing fields and expand existing infrastructure.

  The Company believes, based on industry sources, that calendar year 1996 oil and gas exploration and production companies' budgets for capital expenditures relating to deepwater and very deep water projects are, in general, moderately higher than in 1995. The recent focus in the offshore segment of the oil and gas industry has been on expanding exploration and development activity in deepwater and very deep water regions, such as the North Sea, the North Atlantic and the deepwater regions of the Gulf of Mexico. The increase in planned exploration and development activities in deepwater and very deep water regions is primarily attributable to recent improvements in seismic technologies and subsea completion technologies and production systems and, in the case of some of the increased activity in the North Sea, recent changes in the U.K. tax law applicable to offshore exploration and development. These developments have generally reduced finding costs associated with deepwater and very deep water reserves and reduced the costs of developing those reserves and bringing them to market. As technology continues to advance, the Company expects oil and gas producers to increase their focus in the deepwater and very deep water regions of the world.

COMPANY STRENGTHS

  Established name as industry leader. The Company has one of the oldest and best-known names in the marine construction business, with its operations dating back to the inception of the offshore oil and gas exploration and development industry in the Gulf of Mexico. The Company was also among the first to fabricate structures and facilities for offshore production in the Middle East, West Africa, Alaska and the North Sea. Today, the Company believes it is an industry leader because of its experience, size and global presence, the full range of its service capabilities, its technically advanced equipment and personnel, its reliability, and its safety record. The Company has maintained its reputation as a pioneer in the industry through the development of numerous technological advancements that have significantly impacted the industry.

  Position as the only fully integrated marine construction company providing services on a worldwide basis. The Company believes that its ability to provide a full range of marine construction services on a global basis affords the Company greater opportunities through the expansion of historical relationships with customers who operate in multiple geographic regions. The Company's integrated services complement one another and provide opportunities to build upon. For example, the Company believes that its knowledge and experience gained in its platform structure and deck module fabrication operations provide it with significant advantages in the competition for potentially higher-margin transportation and installation projects.

  Position to benefit from the trend towards bundled services. Providing fully integrated services also gives the Company the ability to meet the demands of the increasing number of customers who seek single-source solutions to their marine construction requirements. The Company believes that certain of the larger customers in the marine construction market are trending towards more integrated service projects in which a single contractor is responsible, often in conjunction with several subcontractors, for the complete project scope, including initial design, engineering, procurement, installation and commissioning. The Company provides single-source turnkey project responsibility for large, complex and geographically remote projects around the world. The Company believes that its size, global presence and range of operating assets position it as one of the strongest competitors in the integrated services market. The Company's abilities in providing integrated services are demonstrated by the following recent projects:

  . Shell Oil Company's Auger tension-leg platform project in the deep waters of the Gulf of Mexico, for which the Company fabricated the deck and topside modules, installed the platform (through the HeereMac joint venture) in approximately 2,860 feet of water, and laid the pipe for both oil and gas production from the approximately 20 wells being produced from the platform.

  . Shell Oil Company's Mars and Ram-Powell projects, two new Gulf of Mexico development projects utilizing tension-leg platforms to be installed in water depths of over 2,900 feet and 3,200 feet, respectively, for which the Company is providing integrated fabrication and installation services.

  . British Petroleum's Foinaven development project, for which the Company won one of the largest integrated marine construction services contracts recently awarded. This project will produce oil from subsea wells into a floating production facility. The oil will be offloaded to two tankers that will shuttle back and forth between the facility and a terminal. The Company fabricated the large turret system for the vessel being converted into the floating production facility and has responsibility for project management, engineering and all installation work to be performed at the project site.

  Position to benefit from possible increases in market activity. The Company generally focuses on projects in deepwater (200 feet to 1,000 feet) and very deep water (1,000 feet or deeper), which generally are more complex, require larger marine construction vessels with greater lifting capacity, require more sophisticated technology and experienced personnel, and provide greater operating margins than shallow water projects. The Company believes it is well positioned to benefit from any increases in major marine construction activity that would result from decisions by oil and gas producers to pursue significant projects currently under evaluation in different parts of the world, including additional deepwater and very deep water projects in the North Sea, the North Atlantic and the Gulf of Mexico and natural gas production projects in the South China Sea.

  Capabilities of equipment, personnel and other resources; position as a technological leader. Through the operation of its fleet of some of the largest, most capable marine construction equipment in the world and its strategically located fabrication facilities, the Company has demonstrated significant capabilities in all aspects of major marine construction. These capabilities, combined with the Company's expertise and worldwide presence, have resulted in the Company's selection as a contractor for some of the largest and most innovative offshore projects in the world. The most recent of these projects include three successive record-setting projects for Shell Oil Company in the deep waters of the Gulf of Mexico, utilizing tension-leg platforms, and an innovative spar platform for Oryx Energy. The Company is also providing integrated services and project management for the first phase of British Petroleum's Foinaven development in the North Atlantic, west of the Shetland Islands, one of the highest profile offshore development projects currently underway. In addition, many of the deepwater and very deep water projects under development today have become possible as a result of recent advancements in subsea completion technology. The Company has recently expanded its capabilities in the subsea market through the acquisition of NOS, a subsea installation and pipelay contractor, and Mentor, a subsea engineering firm.

BUSINESS STRATEGY

  Capitalize on geographic diversity. The Company's ability to operate in geographically diverse markets is important to the Company's success. The Company's customers include many large energy producers operating in various parts of the world that generate demand for the full range of services provided by the Company. The ability to provide these services on a global basis enhances the Company's relationships with these customers and affords the Company greater opportunities. In addition, geographic diversity permits the Company to improve the utilization rates for its assets, particularly its major marine construction vessels.

By dispersing these vessels in significant hydrocarbon producing regions around the world, the Company achieves greater utilization by reducing the aggregate amount of mobilization time required between construction sites. Geographic diversity also reduces the Company's exposure to regional conditions that may adversely affect the market for marine construction services within a specific operating area.

  Focus on projects requiring technologically advanced solutions. The Company utilizes its superior capabilities, equipment and other resources to provide high-end, technologically advanced solutions for its customers. Through its subsidiaries and joint ventures, the Company has developed several proprietary technologies that provide an advantage in competing for work on more technologically challenging projects, which have greater revenue generating potential. These include advanced technologies used in compliant-tower platform structures and modifications to spar platform technology that have resulted in the first spar platform (which is currently being constructed) ever to be built for the offshore drilling and production of oil and gas.

  Develop leadership in the deepwater and subsea markets. As a result of the combination of several technological advancements in recent years, including the development of new seismic technologies and improvements in subsea completion technologies and production systems, there has recently been a significant amount of new exploration and development activity in deepwater and very deep water areas, such as the North Sea, the North Atlantic and the deepwater regions of the Gulf of Mexico. As technology continues to advance, the Company expects significant new opportunities to develop in these markets. The Company's leadership role in deepwater marine construction led to the Company's being selected as a major contractor for several of Shell Oil Company's deepwater projects in the Gulf of Mexico, British Petroleum's Foinaven project in the North Atlantic and Shell's Teal Guillemot project in the North Sea. The Company intends to capitalize on its recognition as a leader in the deepwater markets and extend its leadership role to the very deep water and subsea markets. With the recent acquisitions of NOS and Mentor, together with the Company's experience base in deepwater environments, the Company believes it is well positioned to actively participate in the future growth in these markets.

  Utilize joint ventures. The Company believes that its joint venture operations enhance its ability to compete effectively. The Company's joint ventures have resulted in greater utilization of assets through geographic diversification, the development of a significant market presence as a fully integrated contractor in a greater number of markets, the participation in markets that require minimum levels of local ownership, and the cooperative development of advanced technologies. The Company and ETPM have recently restructured the ETPM joint venture in a transaction pursuant to which the Company increased its participation in the joint venture by expanding the joint venture's scope geographically to include, among other areas, the Far East and to pursue subsea contracting work on a worldwide basis. The Company intends to continue reviewing additional joint venture opportunities.

  Provide turnkey services; partner with customers. The Company intends to pursue the developing market for turnkey marine construction contracts, which generally provide for a single contractor to be responsible for the complete project scope, including engineering, procurement, installation and commissioning (commonly referred to as "EPIC" contracts). With its position as the only marine construction company with the capability of providing fully integrated services on a worldwide basis, the Company is well positioned to compete for these integrated services contracts. In addition, the Company plans to continue developing partnering and alliance arrangements with customers for the management of projects, as appropriate.

  Continue to exploit benefits of cost reductions and synergies resulting from the Merger. With the Merger, the Company solidified its position as the world's largest fully integrated marine construction company and expanded the Company's operations into complementary markets. The Merger also created significant opportunities for cost reductions and operating efficiencies. The Company has taken several significant actions to rationalize the combined operations of its predecessors and to eliminate substantial duplicate administrative costs and operating expenses. These measures include the closing of OPI's headquarters office in Houston, Texas; the elimination of duplicate facilities and redundant administration worldwide; and the disposal of surplus equipment, either through scrapping or through sales to third parties. While the Company's results of operations have been positively impacted by the cost reduction actions taken to date, the Company is still in the process of rationalizing the combined operations, has developed plans for additional consolidation of administrative functions and is continuing to dispose of surplus assets resulting from the Merger. The Company will continue to exploit the additional market opportunities created by the Merger.

DESCRIPTION OF OPERATIONS

  The Company's services include the basic and detailed design, engineering, fabrication and installation of offshore drilling and production platforms and other specialized structures, modular facilities, marine pipelines and subsea production systems. The Company also provides comprehensive project management services, feasibility studies, engineering services, subsea trenching services, diving services, and removal, salvage and refurbishment services for offshore fixed platforms.

 Design, Construction and Installation of Offshore Platforms

  There are two basic types of offshore platforms: fixed and floating. Most fixed platforms currently in use are of the traditional jacket-type design. Modern technologies have created a new generation of compliant-tower platforms for development in very deep waters. Floating platforms are of three basic types: tension-leg platforms, spar platforms and floating production facilities. The Company provides design engineering, fabrication and installation services for each of these types of offshore platforms. The Company also designs and installs subsea production systems, which are systems that contain primary well control equipment and rest directly on the ocean floor.

  The selection of the type of offshore platform for a given project (as well as the specific engineering and design characteristics for the platform) depends on a number of factors, including the type of hydrocarbons to be produced, whether additional drilling operations will be conducted simultaneously with production, estimated production levels, the location of the field, the depth of the water, weather conditions, characteristics of the sea floor, earthquake potential and deck load requirements.

  Fixed Platforms. A fixed platform is the traditional type of platform used for the offshore development and production of oil and gas. As of December 31, 1995, approximately 3,830 fixed platforms were installed in the Gulf of Mexico alone. Most fixed platforms being built today are built to accommodate both drilling and production operations. These combination platforms are large and generally more costly than single-purpose structures. Because directional drilling techniques permit 50 or more wells to be drilled from a single platform, however, and because drilling and production can take place simultaneously, these platforms are often more efficient.

  The most common type of fixed platform consists of a tubular steel, trussed structure extending from the mudline on the ocean floor to a point above the water surface. This structure, commonly referred to as a jacket, is supported on tubular piling driven deep into the seabed which, in turn, supports the deck structure located above the level of storm waves. These platforms can be designed to accommodate multiple functions (including development, production, separating, gathering, pumping, compression, well support and quartering). They can be joined by bridges to form complexes of platforms for very large developments or to improve safety by dividing functions among specialized platforms. Jacket-type platforms are generally the most viable solution for water depths of 1,300 feet or less. In general, the construction time for a jacket can range between eight weeks and 18 months. These structures are generally sold for between $0.5 million and $100.0 million, depending on their design, size and other characteristics.

  The Company has been an innovator in the design, fabrication and installation of jacket-type platforms. The Company fabricated and installed the first jacket over 300 meters tall. Most of the steel for jackets arrives at the Company's fabrication at the Company's fabrication yards as steel plate. The plate is cut and rolled into tubular sections at rolling mills in the fabrication yards. The tubular sections (which vary in diameter, sometimes approaching 20 feet) are welded together in long straight tubes to become legs or into shorter tubes to become part of the network of bracing that supports the legs. The various cuts in the fabrication process are made by computer-controlled equipment that receives instruction from data developed during the design of the structure.

  Jackets are built on skidways (which are long parallel rails along which the jacket will slide when it is transferred to a barge for towing out to sea) and are generally built in sections so that as much of their fabrication as possible is done flat on the ground. As each section of legs and bracing is complete, large crawler cranes (sometimes as many as 30) pick up an entire side and "roll up" the section, which is then joined to another uprighted section. When a jacket is complete and ready for launch, it is pulled along the skidway onto a launch barge, which is gradually deballasted to compensate for the weight of the structure as more of it moves aboard the barge. With the aid of ocean-going tugs, the barge and jacket are transported to the installation site. At the site, the jacket is launched into the sea and turned upright through controlled flooding of the hollow jacket structure. Then, with the aid of large derrick barges, the jacket is carefully set into place on the ocean bottom. With the base of the jacket resting on the bottom and its top protruding above the surface, a pile driver attached to a derrick barge crane hammers piles through the hollow jacket legs deep into the sea floor. A portion of the jacket and pilings extends above the water line to support the deck. Decks are generally built in modules and installed piece by piece on the platform with the aid of derrick barges. The composition and quantity of petroleum in the well stream generally determines the makeup of the production deck on a processing platform. Typical equipment includes crude oil pumps, gas and oil separators and gas compressors.

  In addition to large amounts of heavy-duty construction equipment, fabrication of jackets requires facilities that meet certain minimum size and other physical requirements. Approximately 100 acres of yard area adjacent to a navigable waterway is needed to build a jacket approximately 1,500 feet long. Because of the combined weight of the structure and the cranes and the construction equipment, the entire area must have a minimum load-bearing capacity of approximately 10,000 pounds per square foot. In addition, the channel at dockside must be deep enough to match the elevations of the launch barge and the skidway when the structure is being loaded for transport to its installation site.

  While jacket-type platforms are the most common offshore platforms, their economical range is generally limited to maximum water depths of between 1,300 and 1,600 feet. A new generation of fixed platforms, known as compliant towers, is being developed for greater water depths (generally between 1,200 and 3,000 feet). Unlike the traditional fixed platforms, compliant towers are designed to flex with the forces of waves, wind and current. While there are various designs for compliant towers (some of which employ technology proprietary to the Company), these structures will generally use less steel than fixed platforms of equal size and should therefore be more economical to build. The Company is a leader in the development of compliant towers. The Company has bids outstanding for several very deep water development projects that would involve the fabrication and installation of the first compliant towers in the industry. The Company will be able to fabricate and install compliant tower structures utilizing the Company's existing facilities and equipment.

  Floating Platforms. Floating platforms provide the capability for development in very deep waters beyond the limitations of fixed platforms. In addition, because they are mobile (and can therefore be reused), floating platforms are sometimes used in water depths that could accommodate fixed platforms, particularly where the petroleum reservoir has a relatively short production life.

  A tension leg platform ("TLP") consists of a deck that sits atop four or more separate column-shaped semisubmersible hulls, which are positioned on site with vertical tendons (pipes) that run from the columns to the sea floor. The tendons hold the columns partially submerged and are highly tensioned using the buoyancy of the hulls. This system develops a restoring force against wave, wind and current actions in proportion to the lateral displacement of the vessel. Wells for a TLP are often predrilled through a subsea template. Long, flexible production risers, which carry the petroleum to the deck of the TLP, are supported in tension by mechanical tensioner machines on the platform's deck and are directly subject to wave, wind and current forces. The Company believes there are five TLPs operating in the world today.

  The Company has been a leader in the design, fabrication and installation of TLPs. The Company fabricated the deck for the first TLP. The latest TLP to be installed, Shell Oil Company's Auger TLP, was installed in the Gulf of Mexico in 2,860 feet of water. The Company fabricated the topsides for this platform, performed the hull-to-topsides mating and installed the platform offshore. The Company is currently fabricating the topside modules for Shell's Mars and Ram-Powell TLPs, which are scheduled to be installed at even greater depths in the Gulf of Mexico in early 1996 and mid-1997, respectively.

  A spar platform consists of a vertically floating, large-diameter cylinder supporting a relatively conventional offshore drilling and production deck. The structure is positioned at the site with mooring systems that use either piling or anchors. Wells can be either predrilled or drilled from the platform. The well risers are supported in tension by individual buoyancy tanks located inside the hull so that both the risers and the tanks are protected from waveload forces. The hull of a spar platform can be configured for significant oil storage, which can be advantageous in locations that lack oilfield infrastructure. The spar platform concept has historically been used for auxiliary structures, such as mooring and loading tankers. Recent exploration successes in very deep waters have led to the design of spar platforms capable of drilling and production operations in water depths between 1,500 and 6,000 feet. The first of these platforms is currently being constructed for Oryx Energy, utilizing proprietary technology developed by a joint venture between the Company and an engineering firm. The Company is fabricating the topside modules for the Oryx spar, and will be responsible for the installation of the platform and the related pipeline.

  A floating production facility ("FPF") consists of a ship or semisubmersible vessel upon which drilling and production equipment is mounted. In most cases, the hull is a converted tanker (often referred to as a floating, production, storage and offloading ("FPSO") unit), although there have been some situations in which a semisubmersible drilling unit has been converted or a new hull has been purpose-built for an FPF. For harsh weather locations, FPFs are designed with a mooring system that provides weathervaning capability so that the FPF can be rotated on location to minimize the effects of wave, wind and current actions. The production risers in these FPFs are connected to the hull through a swivel or turret system that also accommodates the mooring system. Spread mooring systems are used in FPFs designed for milder environmental conditions. FPFs generally utilize subsea completion technology. The hull of an FPF is typically used for on-board oil storage, which is an important feature for remote locations where export pipelines are not available and oil storage availability is limited or nonexistent. The Company's work on British Petroleum's Foinaven development project demonstrates some of the Company's capabilities in projects utilizing FPFs. This project will produce oil from subsea wells into an FPSO. The FPSO will have on-board storage capacity for 310,000 barrels of oil. The oil will be offloaded to two tankers that will shuttle back and forth between the facility and a terminal. The Company fabricated the turret system for the vessel being converted into the floating production facility and has responsibility for project management, engineering and all installation work to be performed at the project site.

  Subsea Completions. Subsea systems provide a means of producing hydrocarbons with the primary well control equipment located on the sea floor. These systems are connected to various forms of surface facilities (such as fixed platforms, TLPs or FPFs), which support the hydrocarbon processing and transportation operations. Accordingly, these systems are not independent; rather, they must operate within the limitations imposed by the supporting surface facilities. As a result of improvements in subsea technologies in recent years, a number of recent offshore development projects have used subsea completions as the primary development scheme. This technology has resulted in a significant amount of recent exploration and development activity in the North Sea. As the search for oil and gas becomes further expanded into very deep water and into areas subject to severe weather conditions, and as oil and gas companies seek to extend the development radius of the existing infrastructure, the Company expects further technological improvements to subsea systems to develop, resulting in subsea systems becoming more prevalent.

  Subsea installations can generally be categorized into one of three types of completions: single step-outs, templates and clusters. Single step-outs involve the installation of a single well some distance from a host platform or other surface facility. Several of these step-out wells may exist, each connected by its own flowline to the surface facility. Templates are structures that are installed on the seabed before development drilling begins. A number of wells are then drilled through the template. The template structure gives positive location and ensures appropriate geometric layout for post-drilling installation of a predetermined set of equipment, usually consisting of christmas trees, manifolds, control modules and chokes and sometimes process equipment and booster pumps. Templates are particularly suited to, but are not limited to, locations where it is impractical to use divers to install or maintain equipment. A cluster is a series of wells drilled in close proximity to each other without the use of a template. These wells are completed with individual christmas trees and are connected to a central gathering spot or manifold. Interconnection of subsea components is accomplished through flowlines, control umbilicals and power umbilicals. Interconnection between subsea systems and surface facilities is accomplished through various riser configurations designed to accommodate installation and operational requirements of the production systems.

  In addition to installing the pipelines and flowlines used in connection with subsea systems, the Company also installs templates, production risers and various hardware packages for subsea completions, including wellhead control pods, manifolds, umbilicals and well protection structures.

 Offshore Pipeline Installation

  The efficient development of an offshore field frequently involves the addition or extension of an infrastructure of gathering lines and pipelines. In those environments where they are feasible, offshore pipelines are generally the safest and most efficient way to bring oil and gas to shore. Some offshore pipelines lead to offshore gathering stations where the hydrocarbons are separated and treated, put back into a pipeline, and routed to shore for further processing. Other lines terminate onshore at tank farms where liquid hydrocarbons are stored for distribution to refineries. With its fleet of pipelaying, combination derrick-pipelaying and pipe burying vessels, the Company is a leading provider of offshore pipeline installation services.

  The Company's pipelaying vessels and combination derrick-pipelaying vessels are highly specialized vessels, capable of installing pipelines of various diameters using different pipelaying methods. Some of the Company's pipelaying vessels employ conventional S-lay technology, while others employ more advanced J-lay or reel-lay technologies. The Company's pipe burying vessels are used to bury the pipe beneath the ocean floor in locations where applicable environmental regulations require it or where it is necessary to protect the pipe from potential damage from anchors. These services are particularly important in the United States markets, where regulations of the United States Department of Interior--Minerals Management Service (the "MMS") require all offshore oil and gas pipelines greater than 8.75 inches in diameter located in water depths of 200 feet or less to be buried three feet below the sea floor.

  S-Lay, or conventional pipeline installation, involves the sequential assembly of pipeline joints through an assembly line of welding stations that runs the length of the pipelaying vessel and goes off the stern and into the water via a ramp that is referred to as a stinger. The stinger supports the pipe to some distance under the water and prevents over-stressing as it curves from a horizontal position downward toward the sea floor. The suspended pipe forms an elongated "S" shape as it undergoes a second bend above the contact point on the sea floor. As the pipelaying vessel moves forward, it pulls a plow that digs a trench along the sea floor, into which the pipeline settles. During the pipelaying process, divers regularly inspect the pipeline to ensure that there are no obstructions on the sea floor, that the stinger is providing proper support and that the pipeline is settling correctly. The S-lay method is generally considered a shallow-water pipeline construction method, although the Company has employed this method in water depths of up to 2,400 feet (and the Company believes this method could be used in up to 3,000 feet of water). Twenty-three of the Company's pipelaying vessels and combination derrick-pipelaying vessels use the S-lay method.

  The J-lay technique involves the assembly of pipeline joints in a near-vertical position, eliminating the initial bend in the pipeline and thereby substantially reducing the bending stresses on the pipeline as it is lowered to the sea floor. This method is more suited to deeper water depths than the S-lay method. However, because it involves the use of only one workstation for welding, weld testing and joint coating, the J-lay technique is generally slower than the S-lay method. In order to maximize productivity in its J-lay operations, the Company's vessels employing this technique use "long joints" of pipe of 50 or more meters, together with automated pipe-handling equipment. The J-lay system is modular and can be moved from one vessel to another as operational demands may require. The Company has two modular J-lay units.

  The reel-lay technique involves the onshore assembly of long pipeline segments that are wound onto a large reel. The loaded reel is transported to the installation site, and the coiled pipeline segment is unwound from the reel, straightened and lowered to the seabed at a high lay rate. The reel-lay method reduces labor costs by permitting much of the welding, x-raying, coating and testing to be accomplished onshore, where labor costs are generally lower than comparable labor costs offshore. This technique is used in both shallow and deepwater installations, but is generally restricted to installations, such as gas gathering systems, using small pipe diameters (up to approximately 12 inches). One of the Company's pipelaying vessels is a specialized vessel, exclusively designed to employ the reel-lay method. The Company has two other modular reel-laying units that it can use on different vessels.

 Maintenance and Removal of Platforms.

  The Company is actively involved in setting platform drilling units for offshore workovers and other maintenance activities, as well as platform removal, salvage and refurbishment operations. Over the course of the producing life of an offshore field, the field may require workover operations and the field's platform structures will require periodic maintenance, which may involve upgrading equipment and adding to facilities as new technology develops. At the end of a field's productive life, the platform structures installed in the field must be removed, generally in order to comply with applicable environmental laws. The Company expects an increase in the demand for its derrick vessels in removal operations throughout the world (particularly in the Gulf of Mexico), as long-producing fields reach their maturity.

  In fixed platform removal operations, derrick barges are used to remove equipment and deck sections, which are typically off-loaded to barges and transported back to shore. The platform's piles are cut (usually below the ocean floor), and the platform is lifted onto a barge for towing to shore or to a suitable site where it may be sunk in order to form an artificial reef and a habitat for marine life. A recovered platform may be salvaged for its steel or refurbished and re-installed in another field.

JOINT VENTURE OPERATIONS

  The Company conducts significant operations through joint ventures with other marine construction contractors. The Company believes that its joint venture operations enhance its ability to compete effectively. The Company's joint ventures have resulted in greater utilization of assets through geographic diversification, the development of a significant market presence as a fully integrated contractor in a greater number of markets, the participation in markets that require minimum levels of local ownership, and the cooperative development of advanced technologies. The Company's most significant joint ventures include the HeereMac joint venture and the ETPM joint venture.

  The HeereMac joint venture was formed with Heerema in January 1989 in order to consolidate and more efficiently utilize the specialized, heavy-lift marine construction vessels owned by the two parties and operated in different parts of the world. Each party has a 50% interest in the joint venture, and Heerema has responsibility for its day-to-day operations (although significant decisions relating to the joint venture generally require the approval of the Company). Each party to the joint venture is currently chartering two semisubmersible derrick vessels to the joint venture, with the largest being the Company's DB 102, which has a lift capacity of 13,200 tons. In addition, during March 1995, the Company sold the derrick barge DB 51 for $9.1 million in cash and effectively contributed the semisubmersible vessel DB 100 to the joint venture. The Company and Heerema are finalizing a transaction pursuant to which each of them will sell to the joint venture the vessels they are currently chartering to the joint venture. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Recent Events."

  The Company's initial joint venture with ETPM was formed in April 1989 to provide general marine construction services to the petroleum industry in West Africa, South America, the Middle East and India and offshore pipelaying services in the North Sea. With the addition of two new joint venture operating companies in March 1995, the Company and ETPM have expanded the ETPM joint venture's operations to include the Far East region and to begin jointly pursuing subsea contracting work on a worldwide basis. Most of the operating companies in the ETPM joint venture are majority-owned and controlled by the Company. However, the operations of ETPM West, which conducts operations in the North Sea, South America and West Africa, are controlled by ETPM. ETPM has dedicated all of its marine construction assets to the joint ventures with the Company, including three combination derrick-pipelaying vessels and fabrication yards in Sharjah, U.A.E. and Tchengue, Gabon. The Company currently charters six combination derrick-pipelaying vessels and one pipelaying vessel to the joint ventures and provides the use of its facilities in Jebel Ali and Ras-al-Khaimah in the U.A.E., Batam Island, Indonesia and Warri, Nigeria.

  The Company has announced the formation of a new equally owned joint venture (the "Engineering Joint Venture") with McDermott International (to be effective April 1, 1996), which will perform engineering, procurement and project development services for the Company, McDermott International and third parties. Under the new arrangement, substantially all of the employees of McDermott International's construction engineering subsidiary, Delta Hudson Engineering Corporation, will become employees of the Company and will work on projects undertaken by the Engineering Joint Venture. It is expected that the Engineering Joint Venture will be the preferred engineering contractor to the Delta Hudson International subsidiaries of McDermott International for onshore-related work and to the Company for offshore-related work.

  The Company participates in numerous other joint ventures (including 49%- owned joint ventures in Mexico and Malaysia) involving operations in foreign countries that require majority-ownership by local interests. Through a subsidiary, the Company also participates in an equally owned joint venture with the Brown & Root Energy Services unit of Halliburton Company ("Brown & Root"), which was formed in February 1995 to coordinate the operations of the Company's and Brown & Root's fabrication facilities in Scotland and to improve their efficiency.

  Historically, the Company has obtained funds from its joint ventures through chartering arrangements, whereby the Company charters vessels to the joint ventures for use in joint venture operations, as well as through distributions from the joint ventures. While the Company and the other parties to the joint venture arrangements generally must agree on the amount of cash flow to be distributed, the joint ventures have historically distributed to their respective owners cash in excess of estimated working capital requirements, based on the owners' relative ownership percentages.

  The joint ventures are largely financed through their own resources, including, in some cases, stand-alone borrowing arrangements. Occasionally, the Company and the other joint venturers have provided or facilitated additional funding by contributing or lending cash to the joint ventures or providing guarantees of bank borrowings by the joint ventures. In addition, the Company frequently provides guarantees to customers of the joint ventures relating to work to be performed on joint venture projects. To date, none of these performance guarantees has ever been acted upon. As of December 31, 1995, the Company's unconsolidated joint ventures had combined outstanding borrowings under their respective credit arrangements of approximately $114.1 million, including approximately $20.3 million owed to the Company and the other joint venturers, respectively. Of the borrowings from third parties, approximately $24.6 million was guaranteed by the Company. In addition, the HeereMac joint venture will enter into the HeereMac Credit

Agreement in late March 1996, pursuant to which the joint venture will borrow $200.0 million to finance substantially all of the combined purchase price under the Vessel Sales transaction. Such borrowings will not be guaranteed by the Company, but will be secured by the vessels included in the Vessel Sales transaction and certain other assets of the HeereMac joint venture. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Events."

  The Company's various joint venture arrangements provide for differing treatment in the allocation of work between the Company and the joint ventures. For example, the HeereMac joint venture has worldwide operations and the joint venture agreement does not contain any mechanism for allocating work between the Company and the joint venture. Consequently, in some circumstances, the Company may compete directly against the HeereMac joint venture in bids for the same contract. By contrast, operations of the ETPM joint venture are generally restricted to operating within geographic regions, and, under the agreements relating to the joint venture, each of the Company and ETPM has generally committed to confine its operations in those regions to work completed through the joint venture's operating companies. Taken as a whole, the Company believes its joint venture operations enhance its ability to compete effectively, and the Company intends to continue reviewing additional joint venture opportunities.

MARINE CONSTRUCTION VESSELS AND PROPERTIES

  The following table sets forth certain information with respect to the major marine construction vessels utilized to conduct the Company's marine construction business, including their location at March 31, 1996 (except where otherwise noted, each of the vessels is owned and operated by the Company):

                                                                                 MAXIMUM
       LOCATION                                              YEAR     MAXIMUM      PIPE
         AND                                                ENTERED DERRICK LIFT DIAMETER
     VESSEL NAME          FLAG           VESSEL TYPE        SERVICE    (TONS)    (INCHES)
---------------------- ----------- ------------------------ ------- ------------ --------
UNITED STATES
  DB 50 (a)            Panama      Derrick                   1988       4,000       --
  DB 28                U.S.A.      Pipelay/Derrick           1969         860       40
  LB 280 (b)           U.S.A.      Pipelay                   1973          --       48
  DB 16 (c)            U.S.A.      Derrick                   1967         860       --
  DB 23                U.S.A.      Derrick                   1969         750       --
  SLC 5000             U.S.A.      Shearleg Crane            1976       5,000       --
  OPI 2500 (d)         U.S.A.      Shearleg Crane            1966       1,600       --
  BB 356               U.S.A.      Pipe Bury                 1974          --       --
  Ocean Builder (e)    Vanuatu     Derrick                   1975       2,000       --
  BB 316 (b)           U.S.A.      Pipe Bury                 1974          --       --
  Balder (f)           Panama      Semi-Submersible Derrick  1978       7,000       --
  LB 30                U.S.A.      Pipelay                   1975          --       60
EUROPE
  DB 101 (g)           Panama      Semi-Submersible Derrick  1978       3,500       --
  DB 102 (a)(g)        Panama      Semi-Submersible Derrick  1985      13,200       --
  LB 200 (h)           Panama      Semi-Submersible Pipelay  1975          --       60
  MV Norlift (a)       Bermuda     Pipelay                   1977          --       10
  MV Northern Explorer
   (a)                 Cayman Isl. Pipe Bury                 1984          --       --
  ETPM 1601 (i)        France      Pipelay/Derrick           1974       2,000       60
WEST AFRICA
  DLB 1 (b)            Vanuatu     Pipelay/Derrick           1956         250       24
  LB Pipeliner 6       Vanuatu     Pipelay                   1969          --       16
  Polaris (i)          Panama      Pipelay/Derrick           1979       1,300       60

                                             (Table continued on following page)

                                                                             MAXIMUM
      LOCATION                                           YEAR     MAXIMUM      PIPE
        AND                                             ENTERED DERRICK LIFT DIAMETER
    VESSEL NAME        FLAG          VESSEL TYPE        SERVICE    (TONS)    (INCHES)
-------------------- --------- ------------------------ ------- ------------ --------
MEXICO
  DB 15              Indonesia Pipelay/Derrick           1966        860        40
  DB II (j)          Vanuatu   Derrick                   1966        600        --
  Mixteco (k)        Mexico    Pipelay/Derrick           1972        800        --
  Huasteco (k)       Mexico    Pipelay/Derrick           1976      2,000        48
  Olmeca II (k)      Mexico    Pipelay                   1969         --        --
  Sara Maria (j)     Mexico    Derrick                   1965        550        --
MIDDLE EAST
  DB 27 (h)          U.S.A.    Pipelay/Derrick           1974      2,400        60
  ETPM 801 (i)       Panama    Pipelay/Derrick           1978        900        56
FAR EAST
  Hermod (f)         Panama    Semi-Submersible Derrick  1978      5,000        --
  DLB KP1 (b)(h)     Vanuatu   Pipelay/Derrick           1974        800        60
  DB 26 (h)          Panama    Pipelay/Derrick           1975        900        60
  DB 17 (h)          Panama    Pipelay/Derrick           1969        860        60
  Teknik Pada (h)    Malaysia  Pipelay/Derrick           1966      1,100        60
  Teknik Perdana (h) Malaysia  Pipelay/Derrick           1971        925        60
  DB 51 (l)          Panama    Derrick                   1976      3,000        --
  DB 100 (l)         Panama    Semi-Submersible Derrick  1979      2,000        --
  DLB 423            U.S.A.    Pipelay/Derrick           1974        750        60
SOUTH AMERICA
  DB 21              Panama    Pipelay/Derrick           1969      1,000        40

--------
(a) Vessel with dynamic positioning capability.
(b) Vessels subject to minimum value maintenance requirements under the 12 7/8% Guaranteed Senior Notes due 2002 issued by one of the Company's subsidiaries.
(c) Owned by the Company and operated for the Company's benefit by McDermott International's joint venture (the "CMM Joint Venture") with Constructucciones Maritimas Mexicanas, S.A. de D.V. ("CMM") pursuant to short-term charter.
(d) This vessel has suffered irreparable damage to its crane boom; its shearleg and equipment are intact.
(e) Chartered by the Company with an option to purchase the vessel at the end of the five-year charter term (February 24, 1999).
(f) Owned by Heerema and operated by the HeereMac joint venture pursuant to a charter. These vessels are to be transferred to the HeereMac joint venture as part of the Vessel Sales transaction.
(g) Owned by the Company and operated by the HeereMac joint venture pursuant to a charter. These vessels are to be transferred to the HeereMac joint venture as part of the Vessel Sales transaction.
(h) Owned by the Company and operated by the ETPM joint venture pursuant to a charter.
(i) Owned by ETPM and operated by the ETPM joint venture pursuant to a charter.
(j) Owned by the Company and chartered to the Company's joint venture with Grupo Consorcio de Fabricaciones y Construcciones pursuant to a short-term charter.
(k) Owned by CMM and operated by the CMM Joint Venture.
(l) Owned and operated by the HeereMac joint venture.

  The Company also owns or leases a substantial number of other vessels, such as tugboats, utility boats and cargo barges to support its major marine vessels. In connection with its construction and pipelaying activities, the Company conducts diving operations which, because of the water depths involved, require sophisticated equipment, including saturation diving systems and an underwater habitat.

  Under applicable governmental regulations, the Company's insurance policies and certain of the Company's financing arrangements, the Company is required to maintain its vessels in accordance with standards of seaworthiness and safety set by government regulations or classification organizations. The Company maintains its fleet to the standards for seaworthiness, safety and health set by the American Bureau of Shipping, Net Norske Veritas and other world-recognized classification societies.

  In addition to its offshore fleet, the Company owns or operates six fabrication facilities throughout the world. The Company's principal U.S. fabrication yard is located on approximately 1,114 acres of leased property near Morgan City, Louisiana. The Company also owns fabrication facilities on approximately 218 acres of land near Corpus Christi, Texas and on approximately 817 acres of land in Scotland, near Inverness. In addition, the Company operates fabrication facilities in Indonesia on Batam Island and at Jebel Ali, U.A.E. The fabrication facility in Scotland is operated by Brown & Root McDermott Fabricators Limited, an equally owned joint venture company formed by the Company and Brown & Root. Brown & Root's fabrication yard at Nigg, Scotland is also operated by this joint venture. Through the ETPM joint venture, additional fabrication facilities in the U.A.E. and West Africa are available to meet the Company's needs.

  The Company's fabrication facilities are equipped with a wide variety of heavy-duty construction and fabrication equipment, including cranes, welding equipment, machine tools and robotic and other automated equipment. Operations at the Company's fabrication facilities in Morgan City, Louisiana, Inverness, Scotland, Jebel Ali, U.A.E. and Batam Island, Indonesia have been awarded ISO 9000 certification. ISO 9000 is an internationally recognized verification system for quality management.

  The following table sets forth the expiration dates, including renewal options, of the leases covering land (together with the amount of acreage) for the Company's leased fabrication facilities.

                                                                      EXPIRATION
                             FACILITY                         ACREAGE    DATE
                             --------                         ------- ----------
      Morgan City, Louisiana.................................  1,114  2001-2032
      Jebel Ali, U.A.E.......................................   130      2005
      Batam Island, Indonesia................................   129      2008
      Warri, Nigeria.........................................   50       2065

  The Company also occupies office space in New Orleans, Louisiana and Houston, Texas under an arrangement with McDermott International (see "Certain Transactions and Relationships--Other Transactions with McDermott
International") and leases office space in London, England, which serve as the Company's executive offices and as bases for coordination of all of the Company's operational activities.

COMPETITION

  The marine construction services business is highly competitive and in recent years has been characterized by overcapacity, which has resulted in substantial pressure on pricing and operating margins (as is generally reflected in the downward trend in the Company's earnings in the current and immediately preceding fiscal years). The Company expects the overcapacity in the industry to continue for the foreseeable future. Contracts for marine construction services are usually awarded on a competitive bid basis. Although the Company believes customers consider, among other things, the availability and technical capabilities of equipment and personnel, efficiency, condition of equipment, safety record and reputation, price competition is currently a primary factor in determining which qualified contractor with available equipment is awarded a contract. Major marine construction vessels have few alternative uses and, because of their nature and the environment in which they work, have relatively high maintenance costs whether or not operating. Because these costs are essentially fixed, and in order to avoid additional expenses associated with temporarily idling, or "stacking," its vessels, the Company may from time to time be required to bid its vessels out for hire at less than attractive rates, depending on the prevailing contractual rates in a given region.

  The Company believes it is the only marine construction contractor capable of providing the full range of marine construction services in all major offshore oil and gas producing regions of the world. The Company believes that the substantial capital costs involved in becoming a full-service marine construction contractor create a significant barrier to entry into the market as a global, fully integrated competitor. The Company does, however, face substantial competition from regional competitors and less integrated providers of marine construction services, such as engineering firms, fabrication yards, pipelaying companies, shipbuilders and ship and offshore drilling unit owners.

CUSTOMERS

  The Company's customers are primarily major and independent oil and gas exploration and production companies, foreign government-owned energy companies, and hydrocarbon transportation companies. The following is a list (in alphabetical order) of the Company's ten largest customers during fiscal 1995:

  Britoil Plc
  Conoco, Inc.
  Enserch Exploration Inc.
  Exxon Corporation
  Golar Nor a/s
  Marathon Oil Company
  Qatar Liquefied Gas Co.
  Shell Oil Company
  Total Exploration & Production
  Woodside Offshore Petroleum Pty. Ltd.

  The Company is not dependent on any one customer. Different customers have been the Company's largest customer for each of the last three fiscal years in the period ending March 31, 1995, and no single customer has accounted for greater than 10% of the Company's annual consolidated revenues more than once during such three-year period. The level of construction services required by any one customer depends upon the amount of that customer's capital expenditure budget devoted to construction in any single year. Consequently, customers that account for a significant portion of revenues in one fiscal year may represent an immaterial portion of revenues in subsequent fiscal years.

  Because of the nature of the offshore marine construction industry, a substantial number of the Company's projects are currently performed on a fixed-price basis, although some projects are performed on a cost-plus or day-rate basis or some combination of the foregoing. The Company attempts to cover increased costs of anticipated charges in labor, material and service costs of long-term contracts, either through an estimate of such charges, which is reflected in the original price, or through price escalation clauses. Despite these attempts, however, the revenue, cost and gross profit realized on a fixed-price contract will often vary from the estimated amounts because of changes in job conditions and variations in labor and equipment productivity over the term of the contract. These variations and the risks generally inherent in the marine construction industry may result in gross profits realized by the Company being different from those originally estimated and may result in the Company experiencing reduced profitability or losses on projects. Depending on the size of a project, these variations from estimated contract performance could have a significant effect on the Company's operating results for any particular fiscal quarter or year. In general, turnkey contracts to be performed on a fixed-price basis involve an increased risk of significant variations, as a result of the long-term nature of such contracts (and the inherent difficulties in estimating costs) and the interrelationship of the integrated services to be provided under such contracts (where unanticipated costs or delays in performing part of the contract could have compounding effects by increasing costs of performing other parts of the contract). As a result, in connection with its work for more complex, very deep water installations involving long-term commitments, the Company generally seeks to negotiate contract terms such that the Company is not at risk for cost overruns.

  The Company's contract revenues are recognized on a percentage of completion basis. Accordingly, contract price and cost estimates are reviewed periodically as the work progesses, and adjustments proportionate to the percentage of completion are reflected in income in the period when such estimates are revised. To the extent that these adjustments result in a reduction or elimination of previously reported profits with respect to a project, the Company would recognize a charge against current earnings, which could be material. Most long-term contracts have provisions for progress payments.

  The Company's arrangements with customers frequently require the Company to provide letters of credit or bid and performance bonds to secure bids or performance under contracts for marine construction services. While these letters of credit and bonds may involve significant dollar amounts, historically there have been no material payments to the Company's customers under these arrangements. These arrangements are typical in the industry and generally do not involve significant cost to obtain.

RAW MATERIALS

  The raw materials used by the Company in its operations, such as carbon and alloy steel in various forms, welding gases, concrete, fuel oil and gasoline, are available from many sources and the Company is not dependent upon any single supplier or source. Although shortages of certain of these raw materials and fuels have existed from time to time, no serious shortage exists at the present time.

FOREIGN OPERATIONS

  The Company has substantial operations outside the United States, both directly and through its joint ventures. For information regarding revenues, operating income and identifiable assets in the different geographic regions in which the Company operates, see Note 14 to the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

  The Company's operations in some parts of the world are subject to certain political, economic and other uncertainties not encountered in domestic operations, including, among others, risks of war, expropriation or nationalization of assets, renegotiation or nullification of existing contracts, changing political conditions, changing laws and policies affecting trade and investment, overlap of different tax structures, and the general hazards associated with the assertion of foreign sovereignty over certain areas in which operations are conducted. Because the Company's major marine vessels typically require relatively long periods of time to mobilize over long distances, the Company may be particularly susceptible to regional conditions that may adversely affect its operations. The Company's foreign operations sometimes face the additional risks of fluctuating currency values, hard currency shortages and controls of foreign currency exchange. The Company attempts to limit its exposure to foreign currency fluctuations by attempting to match anticipated foreign currency contract receipts with anticipated like foreign currency disbursements during contract negotiations. To the extent that it is unable to match the anticipated foreign currency receipts and disbursements related to its contracts, the Company enters into forward exchange contracts to hedge foreign currency transactions on a continuing basis for periods consistent with its committed exposures. Because the Company generally does not hedge beyond its contract exposure, the Company believes this practice minimizes the impact of foreign exchange rate movements on the Company's operating results.

BACKLOG; SEASONALITY

  As of December 31, 1995, the Company's backlog amounted to approximately $734.3 million. It is expected that approximately $245.5 million of this backlog will be recognized in revenues in fiscal 1996, $433.2 million in fiscal 1997 and $55.6 million thereafter. The following table sets forth detail relating to the Company's backlog as of March 31, and December 31, 1995 by geographic region:

                                                           12/31/95   3/31/95
                                                           --------  ----------
                                                             (IN THOUSANDS)
      North and South America............................. $300,243  $  218,661
      North Sea and West Africa...........................  204,422     420,810
      Middle East and India...............................   71,359      99,698
      Far East............................................  159,636     225,031
      Other...............................................   (1,406)     38,768
                                                           --------  ----------
        Total backlog..................................... $734,254  $1,002,968
                                                           ========  ==========

  Not included in the Company's backlog at December 31, 1995 and March 31, 1995 was backlog relating to contracts to be performed by its unconsolidated foreign joint ventures of approximately $1.24 billion and $922.0 million, respectively.

  While fabrication projects are typically awarded substantially in advance of performance as a result of required lead time for procurement, the marine construction industry is highly seasonal in certain geographic regions. Because of the more conducive weather conditions, most installation operations are conducted in the warmer months of the year in those areas, and many of these contracts are awarded with only a short period of time before the desired time of project performance. As a result, a disproportionate amount of the Company's contract revenues and net income has been earned during the first three quarters of its fiscal year and the Company has frequently incurred losses during the fourth quarter of its fiscal year.

PATENTS

  The Company owns or has exclusive rights to use, for marine construction purposes, a number of patents relating to offshore platform design, fabrication and installation and pipelaying operations. Although in the aggregate these patents are important to the Company, the Company does not consider any single patent to be of a critical or essential nature. In general, the Company depends on its technological capabilities and the application of know-how rather than patents in the conduct of its business.

GOVERNMENTAL REGULATION

 General

  Many aspects of the Company's operations and properties are affected by domestic and foreign political developments and are subject to both domestic and foreign governmental regulations, including those relating to the construction, operation and equipping of production platforms and other marine facilities, vessel and worker safety, currency conversions and repatriation, oil exploration and development, taxation of foreign earnings and earnings of expatriate personnel, use of local employees and suppliers by foreign contractors and the protection of the environment. In addition, the Company depends on the demand for its services from the oil and gas industry and, therefore, is affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry generally. The ability of the Organization of Petroleum Exporting Countries to meet and maintain production targets also influences the demand for the Company's services. The adoption of laws and regulations curtailing exploration and development drilling for oil and gas for economic and other policy reasons would adversely affect the Company's operations by limiting demand for marine construction services. The Company cannot determine to what extent future operations and earnings of the Company may be affected by new legislation, new regulations or changes in existing regulations.

  The Company is required by various other governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to its operations. The kinds of permits, licenses and certificates required in the Company's operations depend upon a number of factors. The Company believes that it has or can obtain all permits, licenses and certificates necessary for the conduct of its business.

  The exploration and development of oil and gas properties on the continental shelf of the United States is regulated primarily under the Outer Continental Shelf Lands Act and regulations promulgated thereunder. These laws require the construction, operation and removal of offshore production facilities located on the Outer Continental Shelf of the United States to meet stringent engineering and construction specifications. Similar regulations govern the plugging and abandoning of wells located on the Outer Continental Shelf of the United States and the removal of all production facilities. Violations of regulations issued pursuant to the Outer Continental Shelf Lands Act and related laws can result in substantial civil and criminal penalties as well as injunctions curtailing operations. The Company believes that its operations are in material compliance with these and all other regulations affecting the conduct of its business on the Outer Continental Shelf of the United States.

 Environmental

  The Company's operations and properties are subject to a wide variety of increasingly complex and stringent foreign, federal, state and local environmental laws and regulations, including those governing discharges into the air and water, the handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by hazardous substances and the health and safety of employees. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties, and criminal prosecution. Certain environmental laws provide for strict, joint and several liability for remediation of spills and other releases of hazardous substances, as well as damage to natural resources. In addition, companies may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. Such laws and regulations may also expose the Company to liability for the conduct of or conditions caused by others, or for acts of the Company that were in compliance with all applicable laws at the time such acts were performed.

  The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and similar laws provide for responses to and liability for releases of hazardous substances into the environment. Additionally, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Emergency Planning and Community Right to Know Act, each as amended, and similar foreign, state or local counterparts to these federal laws, regulate air emissions, water discharges, hazardous substances and wastes, and require public disclosure related to the use of various hazardous substances. The Company's operations are also governed by laws and regulations relating to workplace safety and worker health, primarily the Occupational Safety and Health Act and regulations promulgated thereunder. Compliance with such environmental laws and regulations may require the acquisition of permits or other authorizations for certain activities and compliance with various standards or procedural requirements. The Company believes that its facilities are in substantial compliance with current regulatory standards.

  Capital expenditures for property, plant and equipment for environmental control facilities during fiscal year 1995 were not material. Based on the Company's experience to date, the Company does not currently anticipate any material adverse effect on its business or consolidated financial position as a result of future compliance with existing environmental laws and regulations controlling the discharge of materials into the environment. However, future events, such as changes in existing laws and regulations or their interpretation, more vigorous enforcement policies of regulatory agencies, or stricter or different interpretations of existing laws and regulations, may require additional expenditures by the Company which may be material. Accordingly, there can be no assurance that the Company will not incur significant environmental compliance costs in the future. In addition, offshore construction and drilling in certain areas have been opposed by environmental groups and, in certain areas, has been restricted. To the extent laws are enacted or other governmental actions are taken that prohibit or restrict offshore construction and drilling or impose environmental protection requirements that result in increased costs to the oil and gas industry in general and the offshore construction industry in particular, the business and prospects of the Company could be adversely affected.

EMPLOYEES

  As of December 31, 1995, the Company had approximately 6,330 hourly and 2,650 salaried employees. The Company is not a party to any collective bargaining agreements in the United States. From time to time, the Company operates in countries that require operating under industry-wide collective bargaining agreements. The Company considers its relationship with its employees to be satisfactory.

  The Company does not consider the possibility of a shortage of qualified personnel currently to be a factor in its business. If demand for marine construction services were to increase rapidly, retention of qualified people might become more difficult without significant increases in compensation.

LEGAL PROCEEDINGS AND INSURANCE

  On January 11, 1996, Hyundai Heavy Industries Co., Ltd. ("Hyundai") instituted a proceeding in the High Court of the Republic of Singapore (the "Court") seeking an interim injunction against Offshore Pipelines International Ltd., a subsidiary of the Company ("OPIL"), the Company and McDermott International, based on alleged breaches of certain provisions of the Joint Venture Agreement between Hyundai and OPIL dated as of September 9, 1992 (the "Joint Venture Agreement"). The Joint Venture Agreement contains provisions that attempt to avoid competition between the parties in certain geographical areas by purporting to grant each party a preference in the submission of bids for, and performance of, contracts for marine construction projects requiring installation services in certain designated territories. In that connection, the Joint Venture Agreement purports to grant Hyundai the right, during the term of the agreement (ten years), to decide whether any such projects to be performed in the territorial waters of India and China are to be bid by a member of the Hyundai Group (defined to mean Hyundai and each of its affiliates), a member of the OPI Group (defined to mean OPIL and each of its affiliates) or the joint venture. The Joint Venture Agreement provides that, in pursuing any such project (and utilizing vessels with respect thereto), Hyundai shall give preference, in the following order, to vessels owned by or available on an exclusive basis to the Hyundai Group, the joint venture and the OPI Group. In its application for the interim injunction, Hyundai claimed that, as a result of the Merger, the Company and McDermott International became affiliates of OPIL (and, therefore, became members of the OPI Group) and that, as a result, any offshore installation operations by the Company or McDermott International in the territorial waters of India or China would be subject to Hyundai's preferential right under the Joint Venture Agreement. The Court entered the requested interim injunction on the same day that Hyundai filed its application. The interim injunction arguably purports to bar the Company and its controlled joint ventures from submitting any bids for projects requiring installation services, taking actions in furtherance of any such bids already submitted, and accepting any awards of contracts for projects requiring installation services, in each case in the territorial waters of India and China. The Company's attempts to have the interim injunction set aside by the Court were unsuccessful, although the Company was successful in obtaining an order permitting one of its controlled joint ventures to accept a contract offshore India that was awarded after the initiation of the proceeding. The Company has been granted an expedited hearing on its appeal of the Court's decision, which hearing is scheduled for the week of April 22, 1996. The Company believes that Hyundai's claim in this matter is without merit and intends to defend against it vigorously. While the ability to perform installation operations in the areas offshore India and China is important to maintaining the Company's global capabilities, the Company does not believe that the outcome of this dispute will result in a material adverse effect on its operating results in the future.

  The Company is also named as a defendant in numerous lawsuits arising in the ordinary course of business, some of which involve substantial damage claims. While the outcome of these lawsuits cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the consolidated financial position of the Company.

  The Company's operations are subject to the inherent risks of operations at sea, including accidents resulting in the loss of life or property, pollution or other environmental mishaps, adverse weather conditions, mechanical failures, collisions, property losses to the Company's vessels, business interruption due to political action in foreign countries, and labor stoppages. Litigation arising from any such event may result in the Company being named as a defendant in lawsuits asserting large claims. The Company maintains insurance for such amounts and against such risks that it deems prudent. However, certain risks are either not insurable or insurance is available only at rates that the Company considers uneconomical. Among such risks are war and confiscation of property in certain areas of the world and pollution liability in excess of relatively low limits. Depending on competitive conditions and other factors, the Company endeavors to obtain contractual protection against uninsured risks from its customers. When obtained, such contractual indemnification protection may not in all cases be supported by adequate insurance maintained by the customer. There is no assurance that such insurance or contractual indemnity protection will be sufficient or effective under all circumstances or against all hazards to which the Company may be subject. The occurrence of a significant event not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations could materially and adversely affect the Company's results of operations and financial condition. Moreover, there can be no assurance that the Company will be able to maintain adequate insurance in the future at commercially reasonable rates or on acceptable terms.

                                   MANAGEMENT

  The following table sets forth certain information regarding the directors and executive officers of the Company (ages are as of March 31, 1996):

                                                                    DIRECTOR'S
                NAME                AGE          POSITION           TERM ENDING
                ----                ---          --------           -----------
 Robert E. Howson.................   63 Chairman of the Board and      1998
                                         Chief
                                         Executive Officer
 Frank C. Wade....................   49 Vice Chairman of the
                                         Board of Directors            1998
 Michael H. Lam...................   49 President, Marine
                                         Construction Services
                                         and Director                  1998
 James J. Wildasin................   61 President, Europe and
                                         Subsea Development and
                                         Director                      1996
 Richard R. Foreman...............   48 Executive Vice President
                                         and Chief Financial
                                         Officer                         --
 L.E. Walker......................   50 Senior Vice President,
                                         Business Development and
                                         Strategic Initiatives           --
 Richard E. Woolbert..............   62 Executive Vice President
                                         and Chief Administrative
                                         Officer                         --
 Daniel R. Gaubert................   47 Vice President, Finance          --
 J. Howard Macdonald..............   67 Director                       1996
 Rick L. Burdick..................   44 Director                       1996
 Brock A. Hattox..................   48 Director                       1997
 John F. Bookout..................   72 Director                       1997
 Cedric E. Ritchie................   67 Director                       1997
 Thomas P. Tatham.................   50 Director                       1997
 Lodwrick M. Cook.................   68 Director                       1996

  As indicated above, the Company's Board of Directors is divided into three classes, with the term for each class expiring on the date of the third annual stockholders' meeting for the election of directors following the most recent election of directors for such class. Each director holds office until the next annual meeting of stockholders for the election of directors of his class and until his successor has been duly elected and qualified. Executive officers serve at the discretion of the Board of Directors.

  Robert E. Howson has been the Chairman of the Board and Chief Executive Officer of the Company since January 31, 1995 and Chairman of the Board and Chief Executive Officer of McDermott International and McDermott Incorporated since August 1988. Prior to assuming these positions, he was President and Chief Operating Officer of McDermott International and McDermott Incorporated from August 1987. He is also a director of McDermott International, McDermott Incorporated, The Louisiana Land and Exploration Company and Whitney Holding Corporation.

  Frank C. Wade has been the Vice Chairman of the Board of Directors of the Company since January 31, 1995. Prior to assuming this position, he was the Chairman of the Board of Directors and Chief Executive Officer of OPI from December 1988.

  Michael H. Lam has been the President, Marine Construction Services of the Company since September 1995. From October 1992 through the completion of the Merger on January 31, 1995, he served as the Vice Chairman of the Board of Directors and Chief Operating Officer of OPI, prior to which he was Executive Vice President--Worldwide Operations of OPI from April 1990. He is also a director of DeepTech International Inc.

  James J. Wildasin has been the President, Europe and Subsea Development of the Company since September 1995. Prior thereto, he served as the President and Chief Operating Officer of the Company since

January 31, 1995. Prior to assuming this position, he was President and Chief Operating Officer of McDermott International's Marine Construction Services Business from February 1993; Senior Vice President and Group Executive, North Sea, Middle East and West Africa Operations of McDermott International from February 1992; Vice President and Group Executive, North Sea, Middle East and West Africa Operations of McDermott International from July 1991; Vice President and General Manager, London Engineering of McDermott International from March 1991; and, prior to that, President and Co-Chief Executive Officer of McDermott-ETPM, Inc.

  Richard R. Foreman has been the Executive Vice President and Chief Financial Officer of the Company since January 31, 1995. During the past five years and before assuming his present position, Mr. Foreman was President and Chief Financial Officer of OPI from October 1992. Prior thereto, he served as President and Chief Operating Officer of OPI from December 1989.

  L.E. Walker has been the Senior Vice President, Business Development and Strategic Initiatives of the Company since February 1995. Before assuming this position, Mr. Walker served as President of Offshore Pipelines International, Ltd., OPI's primary international operating subsidiary, from December 1991 and as Executive Vice President-International Operations of OPI from October 1990 until December 1991. He has over 20 years of experience in the offshore construction industry, including serving from 1980 until 1988 as a Vice President and General Manager for McDermott International.

  Richard E. Woolbert has been the Executive Vice President and Chief Administrative Officer of the Company since February 1995. He has also been the Executive Vice President and Chief Administrative Officer of McDermott International and McDermott Incorporated since February 1995. Before assuming his current positions, Mr. Woolbert was Senior Vice President and Chief Administrative Officer of McDermott International and McDermott Incorporated from August 1991. Prior thereto, he served as Vice President and Chief Administrative Officer of McDermott International and McDermott Incorporated from November 1988.

  Daniel R. Gaubert has been the Vice President, Finance of the Company since August 1995. Prior thereto, he was acting Controller of the Company from February 1995. Mr. Gaubert is also the Vice President, Finance and Controller of McDermott International and McDermott, Incorporated, and has served in those capacities since February 1995. Prior thereto, he was Vice President and Controller of McDermott International and McDermott, Incorporated from February 1992; corporate Controller of McDermott International and McDermott, Incorporated from July 1991; and prior to that, Group Controller, Power Generation Group, of Babcock & Wilcox Investment Company and The Babcock & Wilcox Company, which are subsidiaries of McDermott International.

  J. Howard Macdonald served as the Chairman and Chief Executive Officer of NatWest Investment Bank from January 1989 until his retirement in April 1991. He is also a director of McDermott International, The BOC Group plc and The Weir Group plc.

  Rick L. Burdick has been the sole shareholder of a professional corporation that has served as a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., a limited liability partnership including professional corporations, since 1988. He is also a director of Republic Industries, Inc.

  Brock A. Hattox has been the Executive Vice President and Chief Financial Officer of McDermott International, and Executive Vice President and Chief Financial Officer, and President of the Engineering and Construction Group, of McDermott Incorporated since February 1995. Prior to assuming these positions, he was Senior Vice President and Chief Financial Officer of McDermott International and McDermott Incorporated from March 1991. Prior thereto, he served as Vice President, Controller and Planning, of the Eaton Corporation (a manufacturer of engineered products for automotive, industrial, commercial and defense markets). He is also a director of McDermott International and McDermott Incorporated.

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

  John F. Bookout has been the Chairman of Contour Production Company L.L.C. since September 1993 and Chairman of the Board, President and Chief Executive Officer of Kelley Oil & Gas Corporation since February 1996. Until his retirement in June 1988, Mr. Bookout was President and Chief Executive Officer of Shell Oil Company and served on the Supervisory Board of Directors of Royal Dutch Shell in The Netherlands. He is also a director of The Investment Company of America and McDermott International.

  Cedric E. Ritchie has been the Chairman of the Executive Committee of the Board of The Bank of Nova Scotia since January 1995. Prior to assuming this position, he was Chairman of the Board and Chairman of the Executive Committee of the Board of The Bank of Nova Scotia from January 1993. Prior thereto, he was Chairman of the Board and Chief Executive Officer of The Bank of Nova Scotia from December 1979. He is also a director of Ingersoll-Rand Company, MacMillan Bloedel Limited, Minorco, Moore Corporation Limited and NOVA Corporation of Alberta.

  Thomas P. Tatham has been Chairman of the Board, Chief Executive Officer and a director of DeepTech International Inc. ("DeepTech International") since October 1989 and Chairman of the Board and a director of Leviathan Gas Pipeline Company ("Leviathan"), which is the general partner of Leviathan Gas Pipeline Partners, L.P., a publicly traded master limited partnership, since February 1989. Mr. Tatham also served as Chief Executive Officer of Leviathan from February 1989 through June 1995. Mr. Tatham has also been Chairman of the Board and a director of Tatham Offshore, Inc. ("Tatham Offshore") since its inception in 1988 and has served as its Chief Executive Officer since November 1995.

  Lodwrick M. Cook has been a director of Atlantic Richfield Company ("ARCO") since 1980 and served as Chairman of the Board from January 1986 to June 1995, at which time Mr. Cook was named chairman emeritus. Mr. Cook was also ARCO's Chief Executive Officer from October 1985 to June 1994, and Chairman of the Board of ARCO Chemical Company from 1987 until May 1995. Mr. Cook is also a director of Castle & Cooke, Inc., H.F. Ahmanson & Company and its subsidiary, Home Savings of America, and Lockheed-Martin Corporation.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

TRANSACTIONS WITH MCDERMOTT INTERNATIONAL IN CONNECTION WITH THE MERGER

  Contribution and Merger Transactions. On January 31, 1995 (the "Effective Time"), McDermott International contributed (the "Contribution") substantially all of its marine construction services business to the Company and the Company acquired OPI in the Merger. McDermott International did not contribute certain operations historically included in its marine construction services segment, including its interests in certain interests (similar to oil and gas working interests) relating to exploration and development projects offshore Sakhalin Island, Russian Federation and in the Caspian Sea. In connection with the Contribution and Merger transactions, (i) McDermott International received 24,668,297 shares of Common Stock, 3,200,000 shares of Series A Preferred Stock, the $231.0 million aggregate principal amount of 9% Notes, and certain other consideration, including the Floating Rate Note, and (ii) the investors in OPI received 13,867,946 shares of Common Stock, options to acquire 897,818 shares of Common Stock, and 458,632 shares of Series B Preferred Stock, in exchange for all the outstanding common stock, common stock options and preferred stock of OPI. The current outstanding balance of the Floating Rate Note, as adjusted for the sale and transfer of a shipyard business by the Company to McDermott International, payments subsequent to the Effective Time and certain post-closing contribution adjustments, is approximately $20.5 million. Such balance will be repaid with proceeds from the Vessel Sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Events" and "--Other Transactions with McDermott International."

  Letter Agreement. In connection with the Merger, the Company and McDermott International entered into the Letter Agreement, which provides for, among other things, the establishment and maintenance of an independent committee of the Company's Board of Directors (the "Independent Committee") comprised of

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

each member of the Board of Directors who either (i) would qualify as an independent director within the meaning given to such term under the rules of the New York Stock Exchange, or (ii) is not an "Affiliate" or "Associate" (as such terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of McDermott International, the Company or, with respect to periods ending on or prior to the Effective Time, OPI, other than solely as a result of being a director of the Company. In addition to Messrs. Ritchie, Tatham, Cook and Burdick, Messrs. Bookout and Macdonald, who are also members of McDermott International's Board of Directors, are members of the Independent Committee.

  The Letter Agreement further provides that, until the earlier of January 31, 1998 and the date on which McDermott International and certain of its affiliates cease to own at least 30% of the outstanding voting stock of the Company, the Company shall not take any of the following actions, among others, without the approval of the Independent Committee: (a) repurchase, redeem, prepay or amend the 9% Notes or the Series A Preferred Stock or repurchase any of the Common Stock owned by McDermott International or certain of its affiliates; (b) lease, sell or otherwise provide any goods or services to, or lease or purchase any goods or services from, McDermott International or any of its affiliates (other than pursuant to the Services Agreement and the Transition Services Agreement), involving aggregate payments in excess of $5.0 million; or (c) fill any vacancies on the Board of Directors of the Company created by an increase in the size of such Board of Directors with certain persons who are former executive employees or directors of McDermott International, the Company or OPI.

  The repurchase of the 9% Notes with a part of the proceeds from the Offering has been approved by the Independent Committee (with Messrs. Bookout and Macdonald abstaining), as well as by the Board of Directors of the Company.

  The Letter Agreement also provides that, until the earlier of January 31, 1998 and the date on which McDermott International and certain of its affiliates cease to own at least 30% of the outstanding voting stock of the Company, the Company shall not take any of the following actions, among others, without either (i) the affirmative vote of the holders of at least a majority of the then outstanding voting stock owned by persons other than McDermott International and certain of its Affiliates and Associates (the "McDermott Group"), or (ii) the approval of the Independent Committee: (a) any merger or consolidation of the Company or any subsidiary of the Company with any member of the McDermott Group; (b) certain transfers or other dispositions of assets outside of the ordinary course of business to, among others, any member of the McDermott Group; (c) certain issuances or transfers by the Company or any subsidiary of the Company of equity securities of the Company or any such subsidiary to any member of the McDermott Group; (d) the adoption of any plan or proposal for the liquidation or dissolution of the Company pursuant to which any member of the McDermott Group would receive securities of the Company or any subsidiary of the Company; (e) certain reclassifications or recapitalizations of the Company, mergers or consolidations of the Company with any subsidiary, or certain other transactions that have the effect of increasing the proportionate equity interest of the Company or any subsidiary of the Company owned by any McDermott Group member; or (f) certain loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company or any subsidiary of the Company to any McDermott Group member.

  The Letter Agreement also provides that the net after-tax amount of cash actually received by McDermott International in respect of its interest in CMM shall be an offset against any amounts payable by the Company to McDermott International pursuant to the terms of the Services Agreement and the Transition Services Agreement. As of the date hereof, no amounts have been received by McDermott International in connection with its equity interest in such company.

  Services Agreements. In connection with the Merger, McDermott International and the Company entered into a Transition Services Agreement (the "Transition Services Agreement") and a Services

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

Agreement (the "Services Agreement") under which McDermott International agreed to provide certain services to the Company and the Company agreed to purchase such services.

  Under the terms of the Transition Services Agreement, McDermott International agreed, for a period of one year after the Effective Time, to provide (i) certain accounting, employee benefit, legal, salary, aviation and business planning services to the Company, for which the Company agreed to pay based on the amount of services used and the actual cost thereof to McDermott International, which is estimated to be approximately $2.5 million, excluding legal costs, and (ii) office support services to the Company for a fee of $1.2 million. The Transition Services Agreement has been extended through fiscal 1997 by the mutual agreement of McDermott International and the Company on substantially the same terms as the initial year under such agreement.

  Under the terms of the Services Agreement, McDermott International has agreed to provide certain services to the Company until such time as McDermott International no longer owns a majority of the outstanding Common Stock. These services, for which the Company will pay annual fees of approximately $5.5 million (excluding fees relating to corporate transportation and purchasing services), include accounting and financial reporting, treasury and financing, tax administration and research, human relations policies and procedures, safety, health and environmental administration, public and investor relations, executive officer and corporate secretary services, electronic information services and corporate transportation and purchasing. In addition, McDermott International has agreed to provide, and the Company has agreed to pay for, computing and telecommunications services based on the amount of services used, which are estimated to be approximately $3.0 million annually. Also, the Company has agreed to pay McDermott International for marine system and automation services. After consultation with McDermott International and giving due consideration to the legal obligations of McDermott International, the Company may seek the provision of such services from third parties if the Board of Directors of the Company determines that obtaining such services from a third party is in the best interests of the Company. It is anticipated that the Company will pay to McDermott International a total of approximately $16.4 million in fiscal 1996 under the Services and Transition Services Agreements, as modified.

  Registration Rights Agreement. In connection with the Merger, McDermott International and the Company entered into a Registration Rights Agreement pursuant to which McDermott International has been granted certain demand and piggy-back rights with respect to the registration for sale under the Securities Act of its shares of Common Stock and Series A Preferred Stock of the Company. Under the Registration Rights Agreement, McDermott International will have demand rights to require the Company to register its shares of Common Stock and Series A Preferred Stock commencing January 31, 1997. In addition, McDermott International currently has certain piggy-back rights to register its shares of Common Stock and Series A Preferred Stock in the event the Company files a registration statement under the Securities Act of 1933, as amended (the "Securities Act"). The rights of McDermott International under the Registration Rights Agreement are subject to a number of customary conditions and limitations.

  Working Capital Facility. In accordance with the terms of the Merger Agreement, the Company and McDermott International entered into a Loan Agreement and Note (the "Working Capital Note"), pursuant to which McDermott International provided working capital to the Company and its subsidiaries of up to $50.0 million for a period of three months after the Effective Time. The largest principal balance outstanding under the Working Capital Note prior to its maturity was $29.4 million, and the Working Capital Note was repaid in full prior to such maturity. From the Effective Time until the end of fiscal 1995, interest payments in the amount of approximately $146,000 were paid by the Company to McDermott International under the Working Capital Note.

OTHER TRANSACTIONS WITH MCDERMOTT INTERNATIONAL

  Shipyard Business Transfer. On May 30, 1995, the Company and McDermott International and certain of its subsidiaries entered into a Purchase Agreement, a sublease and other documents pursuant to which the

Company sold and transferred back to McDermott International those assets and liabilities comprising the shipyard business located in Morgan City, Louisiana (the "Shipyard Business") that were included among the assets contributed by McDermott International to the Company in connection with the Merger. The sale and transfer of the Shipyard Business was made effective as of January 31, 1995, and the fixed assets relating to the Shipyard Business were sold to McDermott International in consideration of a reduction by $4.8 million (the value attributed to such assets in the Merger) in the Floating Rate Note received by McDermott International from the Company in connection with the Merger. See "--Transactions with McDermott International in Connection with the Merger."

  In connection with this sale and transfer, a subsidiary of the Company subleased that portion of its leased Morgan City, Louisiana property on which the Shipyard Business operates to McDermott Incorporated for $10,894 per quarter. Such quarterly rental payment reflects an amount equal to that portion of the total rent paid by such subsidiary of the Company for the total leased area relative to that portion thereof occupied by the Shipyard Business. The sublease contains terms and provisions similar to the underlying lease, including the expiration term of such lease.

  Engineering Services. The Company purchases engineering services from McDermott International based on reference to charges to unrelated parties for similar work and for general and administrative activities based on an allocation of cost. The Company is in the final stages of documenting the new Engineering Joint Venture, which will be equally owned by the Company and McDermott International. The Engineering Joint Venture will be a preferred (but not exclusive) provider of services to the Delta Hudson International subsidiaries of McDermott International for onshore-related work and to the Company for offshore-related work. The charges for such services will also be based on charges to unrelated parties for similar work and for general and administrative activities based on an allocation of cost. Arrangements for pricing these services will be reviewed from time to time.

  Insurance Arrangements. The Company's casualty and marine insurance programs are placed through commercial insurance carriers, which in turn substantially reinsure those exposures to wholly owned insurance subsidiaries of McDermott International. Management believes that this approach is more cost effective as there is no commercial market on the same economic terms for these types of exposures.

  To the extent required by the Letter Agreement, the above-described transactions have been approved by the Independent Committee.

TRANSACTIONS WITH OPI MANAGEMENT AND OTHERS PRIOR TO OR IN CONNECTION WITH THE MERGER

  Noncompetition Agreements with Certain Directors. In connection with the Merger, the Company entered into a noncompetition agreement with each of Frank
C. Wade and Michael H. Lam (both of whom are directors of the Company), pursuant to which each of Messrs. Wade and Lam agreed not to compete with the Company for a period of five years in exchange for (i) in the case of Mr. Wade, an aggregate payment of $5.0 million at the Effective Time and additional payments of $1.5 million per year for a five-year period thereafter, and (ii) in the case of Mr. Lam, a payment of $2.0 million at the Effective Time.

  F-W Global Aviation. The Company and F-W Global Aviation, Inc. ("F-W Global Aviation"), an affiliate of Mr. Wade, are currently resolving whether the whole or any portion of an account receivable in the approximate amount of $634,000 carried on the books of the Company as payable by F-W Global Aviation was properly recorded and is due and owing. The account receivable relates to the operation and maintenance expenses of an airplane owned by F-W Global Aviation that was used by OPI management prior to the Merger. Most of the amount in question was carried on the books of a subsidiary of OPI at the time of the Merger. In addition to questioning the account receivable, F-W Global Aviation claims that the Company owes it approximately $213,000 for additional airplane maintenance costs incurred prior to the Merger. The Company's management anticipates that this matter will be resolved to the mutual satisfaction of both parties.

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

  Tatham Offshore Note. On June 30, 1995, Tatham Offshore, a corporation of which Thomas P. Tatham (one of the Company's directors) is Chairman of the Board, paid in full the remaining principal balance of approximately $7.1 million, plus accrued interest, on a note payable to a subsidiary of the Company. The note, which was in the original principal amount of approximately $11.4 million with 9.5% interest per annum (subsequently amended to 10.5% per annum), was issued by Tatham Offshore to such subsidiary when it was a subsidiary of OPI, in connection with such subsidiary's acquisition, fabrication and installation of an offshore platform for Tatham Offshore pursuant to a Construction and Financing Agreement.

  Tatham Farmout and Sale. In anticipation of the Merger, on October 1, 1994,
J. Ray McDermott Properties, Inc., a subsidiary of the Company ("JRM Properties"), OPI International, Inc. (a subsidiary of OPI prior to the Merger that became a subsidiary of the Company under the name J. Ray McDermott, Inc. as a result of the Merger), F-W Oil and Tatham Offshore entered into a Farmout Agreement, a Unit Operating Agreement and other documents, pursuant to which Tatham Offshore, as the operator and 100% working interest owner of a certain offshore oil and gas property, assigned to the other parties an aggregate 25% working interest in such property. The Company, through JRM Properties and J. Ray McDermott, Inc. ("JRMI"), acquired a 12.5% working interest and a related net revenue interest with respect to such property for approximately $2.0 million. On September 25, 1995, JRM Properties and JRMI sold its aggregate 12.5% working interest and net revenue interest in the property to Tatham Offshore in exchange for a $8.0 million convertible production payment relating to such property. Pursuant to the terms of the agreements entered into in connection with such sale, these subsidiaries received a production payment that allows them to share in up to $8.0 million of the net proceeds of any production from the property based upon a percentage of their original 12.5% working interest without incurring any additional development and production costs, including their pro rata portion of approximately $10.4 million in such costs that was called for by the operator of the property at that time. In December 1995, this property was placed on production, and at February 29, 1996, an aggregate of approximately 65,000 mcf of natural gas per day was being produced from the first two wells. Through February 29, 1996, the Company has earned approximately $130,000 as a result of this production payment. Such $8.0 million production payment or any unpaid portion thereof is also convertible into Tatham Offshore common stock at $8.00 per share (with registration rights), and under certain circumstances, exchangeable for cash payments from DeepTech International, a corporation of which Thomas P. Tatham (one of the Company's directors) is Chairman of the Board, equaling 50% of the $8.0 million production payment or any unpaid portion thereof, if the Company provides project financing to DeepTech International or an affiliate thereof in the future.

  Tatham Interests. The Company, through one of its subsidiaries, owns 140,000 shares of Tatham Offshore common stock and 20,000 units of Leviathan Gas Pipeline Partners, L.P., an affiliate of Mr. Tatham. The Company acquired these interests as a result of the Merger.

  Advance to Don W. Wilson. Under the terms of OPI's Incentive Compensation Program, OPI, prior to the Merger, and the Company, after the Merger and as a result of its indirect assumption of such program, advanced, on an interest free basis, to the participants of such program amounts sufficient to satisfy their federal tax liability in connection with the vesting of restricted stock awards made under such program. During fiscal 1995, the Company advanced to Don
W. Wilson (the former Executive Vice President, Operations of the Company) approximately $253,000 to satisfy federal tax withholding liability as a result of the vesting of all his unvested restricted stock awards under such program. As of March 31, 1995, the principal balance outstanding on all advances made to Mr. Wilson under this program was $387,000. Such loan amounts were repaid in January 1996 upon Mr. Wilson's resignation of employment with the Company.

OTHER TRANSACTIONS WITH MANAGEMENT

  Transactions with Affiliates of Messrs. Wade and/or Lam. Effective May 1, 1995, a subsidiary of the Company entered into an Office Sublease with F-W Oil Interests, Inc., an affiliate of Messrs. Wade and Lam ("F-W Oil"), pursuant to which such subsidiary subleased a portion of its leased space in Houston, Texas to F-W Oil. Under the sublease, which expires no later than March 14, 1997, F-W Oil is required to make monthly rental payments of approximately $17,900 to such subsidiary. As of February 29, 1996, F-W Oil has paid such subsidiary of the Company approximately $126,000 and F-W Oil has been invoiced for an additional $45,000. The Company expects that the amounts invoiced will be paid in the ordinary course of business.

  Effective April 1, 1995, a subsidiary of the Company entered into a Production Management and Operation Agreement with F-W Oil pursuant to which F-W Oil manages and operates an offshore producing oil and gas property for such subsidiary. Such oil and gas property was owned and managed by a subsidiary of OPI prior to the Merger. Following the Merger, the Company did not retain the expertise to operate and manage the property and, after evaluating the internal and external costs associated with operating and managing such property, decided that it was in its best interests to retain F-W Oil to operate and manage the property for its benefit. Under the agreement, the Company's subsidiary is required to pay F-W Oil a monthly fee of $48,000 for F-W Oil's management and operation of such property (the "Operating Fee"), together with certain third party costs incurred by F-W Oil not covered by the Operating Fee, plus, in certain cases, a 15% mark-up. Under this agreement, such payment terms are applicable until December 31, 1996, at which time if the parties fail to agree to new payment terms, either party may terminate the agreement. As of February 29, 1996, the Company has paid $528,000 to F-W Oil and reimbursed F-W Oil for out-of-pocket expenses (without mark-up) in connection with the agreement.

  During 1995, a subsidiary of the Company sold to F-W Oil an offshore jacket and deck that the Company removed from a location offshore Louisiana (the "Platform") for approximately $1.1 million. In connection therewith, such subsidiary agreed to refurbish and install the Platform for F-W Oil. As of February 29, 1996, such subsidiary has been paid $72,000 for services rendered to date, and F-W Oil has been invoiced for an additional $1.1 million. The Company expects that the amounts invoiced will be paid in the ordinary course of business.

  Effective September 8, 1995, a subsidiary of the Company entered into a Lease and Sublease with Resort Equities, Ltd., an affiliate of Mr. Wade ("Resort Equities"), pursuant to which Resort Equities leased a portion of the Company's former fabrication yard located in Orange, Texas and Calcasieu Parish, Louisiana. The lease provides for rent in the initial amount of $30,000 per month. Under the terms of the lease, Resort Equities has the option of terminating the lease on September 8, 1996 by giving notice prior to that date. Resort Equities has paid $90,000 rent under the lease and is currently engaged in discussions with the Company with respect to its termination and cancellation.

  Design, Fabrication and Installation Contracts with Affiliates of Mr. Tatham. A subsidiary of the Company has agreed to design, fabricate or install several offshore pipelines or structures for affiliates of Mr. Tatham (primarily Leviathan Gas Pipeline Partners, L.P. and its affiliates). The value of these agreements exceeds $68.5 million. As of February 29, 1996, Leviathan Gas Pipeline Partners, L.P. and its affiliates and Tatham Offshore have paid to such subsidiary of the Company approximately $30.8 million and $0.8 million, respectively, for work completed under such agreements, and Leviathan Gas Pipeline Partners, L.P. and its affiliates and Tatham Offshore have been invoiced for an additional $33.9 million and $0.3 million, respectively. The Company expects that the amounts invoiced will be paid in the ordinary course of business.

  The transactions with members of management described above were entered into in the Company's ordinary course of business, were negotiated on an arm's-length basis and, in certain cases, were approved by the Company's Board of Directors. The Company believes the terms thereof to be no more or less favorable to either of the parties than those customary and standard in the industry.

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

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT FACILITY

  On June 7, 1995, the Company, the Company's wholly owned subsidiary J. Ray McDermott Holdings, Inc. ("JRMHI"), and JRMHI's wholly owned subsidiary JRMI (collectively with the Company and JRMHI, the "Borrowers"), entered into the Credit Facility with a group of banks (the "Lenders"), including Texas Commerce Bank National Association as administrative agent (the "Administrative Agent"), which contains the terms described below.

  Term, Interest and Fees. The Credit Facility is for an initial term expiring June 8, 1998, which term may be extended for successive one-year terms upon the request of the Borrowers and the consent of the Lenders. The Borrowers are jointly and severally liable for each Borrower's obligations under the Credit Facility. As of December 31, 1995, $60.0 million was outstanding under the Credit Facility. Borrowings under the Credit Facility are used for general corporate purposes.

  Under the terms of the Credit Facility, the Borrowers may at their option invite the Lenders to bid on an uncommitted basis on short-term borrowings, such borrowings to bear interest at the option of the Company at either a fixed rate agreed to by the Borrowers and the Lender or at LIBOR plus the margin agreed to by the Borrowers and the Lender. Other borrowings under the Credit Facility will bear interest at a variable rate per annum equal to (i) the Alternative Base Rate (defined as the higher of the Prime Rate (defined as the rate of interest per annum announced by the Administrative Agent as its prime rate), the Base CD Rate (as defined) plus 1% or the Federal Funds Effective Rate (as defined) plus 1/2 of 1%) or (ii) the Adjusted LIBOR (as defined) plus an applicable margin. The Borrowers are required to pay certain facility, participation and administrative fees in connection with the Credit Facility.

  Covenants. The Credit Facility restricts, among other things, the Company's ability (i) to incur or suffer to exist additional indebtedness, (ii) to create or suffer to exist certain liens, (iii) to enter into or be a party to certain sale and lease-back transactions, (iv) to enter into certain investments, (v) to merge or consolidate with or into another person, (vi) to dispose of substantially all of the assets of the Company, (vii) to enter into transactions with affiliates, and (viii) to engage in business significantly different from that currently conducted by the Company. In addition, the Credit Agreement requires the Company to comply with certain financial ratios and tests, including maintenance of (a) a minimum consolidated tangible net worth (defined as the Company's shareholders' equity, determined on a consolidated basis, minus the sum of all intangible assets of the Company and its consolidated subsidiaries) on the last day of any fiscal quarter equal to at least the sum of (i) $225,000, (ii) 50% of the consolidated net income of the Company (defined as the net income of the Company and its subsidiaries as determined on a consolidated basis) for the period (taken as a single accounting period) commencing April 1, 1995 and ending on the last day of such fiscal quarter and (iii) 50% of the net cash proceeds received by the Borrowers and any of their subsidiaries after June 7, 1995 from issuances and sales of their capital stock to third parties; (b) a consolidated funded indebtedness (defined as the indebtedness of the Company and its subsidiaries, determined on a consolidated basis, but excluding non-recourse indebtedness, all guarantees of indebtedness of others, all obligations in respect of interest rate protection agreements, foreign currency exchange agreements or other interest-rate hedging arrangements and all obligations as an account party in respect of letters of credit) to consolidated total capitalization (defined as the sum of
(i) the shareholders' equity in the Company, determined on a consolidated basis, and (ii) the consolidated funded indebtedness (as defined)) ratio of not more than 50% on and before June 30, 1996, declining to 45% after June 30, 1996, 40% after December 31, 1996 and 35% after March 31, 1997 and; (c) a consolidated coverage ratio (defined as the ratio of (x) the sum of (i) operating income (or operating loss) of the Company and its subsidiaries and
(ii) any amount which in the determination of such operating income (or operating loss) has been deducted for depreciation expense or amortization expense, in each case determined on a consolidated basis), provided that the operating income of the Company and its subsidiaries for the fiscal quarter ended March 31, 1996 shall include the gain from the Vessel Sales minus (iii) the aggregate amount for the Company and its subsidiaries of all expenditures during such period and the entire amount of any indebtedness (other than non-recourse indebtedness) assumed or incurred in connection with any such expenditure which would, in the case of each such assumption or incurrence of indebtedness, be classified as a capital expenditure in a statement of cash flows for such period, all determined on a consolidated basis, to (y) the sum or gross interest expense and amortization of debt discount of the Company and its subsidiaries during such period, determined on a consolidated basis) for any period of four consecutive fiscal quarters (or such lesser numbers of quarters as shall have ended since June 7, 1995) of not less than the following ratios for the period during which the last of such fiscal quarters shall have ended: from October 1, 1995 through March 31, 1996 at least 2.00 to 1.0, from April 1, 1996 through June 30, 1996,
2.25 to 1.0 and thereafter 3.00 to 1.0.

  As of December 31, 1995, (a) the Company's consolidated tangible net worth (as defined) was $252.0 million, (b) the Company's ratio of consolidated funded indebtedness to consolidated total capitalization (as defined) was 46% and (c) the Company's consolidated coverage ratio (as defined) was 2.6 to 1.0. No assurance can be given that, based on economic conditions then prevailing in the marine construction industry, the Company will be able to meet all of its financial covenants under the Credit Facility on an ongoing basis in the future.

  Events of Default. The Credit Facility provides that, upon the occurrence of certain events of default specified therein, all loans made thereunder will become immediately due and payable, either automatically or upon notice to the Company from the Administrative Agent. The events of default specified in the Credit Facility include the failure of the Company to pay when due any principal of or interest on the loans made thereunder, the breach by the Company of any of its representations and warranties contained therein, the failure of the Company to perform any of its obligations thereunder and certain other customary events of default.

12 7/8% GUARANTEED SENIOR NOTES

  In July 1992, OPI's wholly owned subsidiary, OPI International, Inc. (now
JRMI), issued $70.0 million aggregate principal amount of 12 7/8% Guaranteed Senior Notes due 2002 (the "12 7/8% Notes"). JRMI's obligations under the 12 7/8% Notes are fully and unconditionally guaranteed, on a joint and several basis, by JRMHI (as successor by merger to OPI) and each of JRMHI's vessel-owning, and certain other, subsidiaries.

  The 12 7/8% Notes are subject to mandatory sinking fund payments commencing July 15, 2000, calculated to retire 50% of the original principal amount of the 12 7/8% Notes prior to their maturity in 2002. The 12 7/8% Notes are redeemable, for cash, at the option of the issuer, at any time on or after July 15, 1997, in whole or in part, initially at a price of 106.4% of the principal amount, and thereafter at prices declining annually to 100% of the principal amount on or after July 15, 2000, plus accrued and unpaid interest to the date of redemption.

  The 12 7/8% Notes are redeemable, for cash, at the option of the holder upon the occurrence of a "Change of Control," as defined in the Indenture relating to the 12 7/8% Notes (the "12 7/8% Notes Indenture"), at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date fixed for redemption. A Change of Control for purposes of the 12 7/8% Notes is deemed to have occurred at such time as any person or group of persons (within the meanings of Section 13(d) under the Exchange Act), other than Mr. Wade and any corporation or partnership he controls, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the Common Stock. Consummation of the Merger resulted in such a Change of Control. Accordingly, the Company sent notice of the Change of Control to the holders of record of the 12 7/8% Notes on February 9, 1995, informing such holders that they had until March 17, 1995 to exercise their option to require the Company to redeem the 12 7/8% Notes held by such holders as a result of such Change of Control. None of the holders of the 12 7/8% Notes exercised their right to require such redemption during the time period prescribed by the 12 7/8% Notes Indenture.

  The terms of the 12 7/8% Notes impose certain restrictions or limitations on, among other things, the ability of JRMHI to make certain investments, to allow its consolidated net worth (defined as the sum of

(i) the capital stock other than disqualified stock (defined as capital stock (other than preferred stock) that, by its terms (or by the terms of any security into which it is convertible or for which it is exercisable, redeemable or exchangeable), matures, or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to, the stated final maturity of the 12 7/8% Notes) and (ii) additional paid-in capital plus retained earnings (or minus accumulated deficit) of JRMHI and its subsidiaries on a consolidated basis at such date) to fall below $60.0 million, to pay dividends and to make other distributions on its capital stock, to merge or consolidate or transfer all of its assets or to sell or dispose of certain vessels (being substantially all of the significant vessels currently owned by JRMHI) if the sale or disposition would cause the Stated Value (as defined) of such vessels to fall below the Minimum Stated Value (originally $152.7 million). To the extent any such sale or other disposition would cause the Stated Value of the Vessels to fall below the Minimum Stated Value, JRMHI is required to reinvest the proceeds in other vessels or to make an offer to purchase the 12 7/8% Notes (or, to the extent such offer does not cure the deficiency in the Stated Value of the Vessels, to defease the 12 7/8% Notes in a principal amount equal to the remaining deficiency). The terms of the 12 7/8% Notes also prohibits JRMHI and its subsidiaries from directly or indirectly creating, incurring, assuming or otherwise becoming directly or indirectly liable with respect to any indebtedness (other than certain permitted indebtedness, as defined) unless at the time of the incurrence of such indebtedness, the consolidated cash flow coverage ratio (defined as the ratio of (a) the sum of (i) the net income (or loss) of JRMHI and its subsidiaries on a consolidated basis for such period taken as a single accounting period ("consolidated net income"), (ii) the aggregate interest expense of JRMHI and its subsidiaries for such period (the "consolidated interest expense"), (iii) the aggregate income tax expense of JRMHI and its subsidiaries for such period, (iv) the aggregate depreciation expense of JRMHI and its subsidiaries for such period, (v) the aggregate amortization expense of JRMHI and its subsidiaries for such period, and (vi) other non-cash items reducing consolidated net income minus non-cash items increasing consolidated net income, for the four consecutive fiscal quarters (treated as one accounting period) to (b) the aggregate consolidated interest expense during such four fiscal quarters (all of the foregoing figures determined on a consolidated basis), as shown by a pro forma consolidated income statement of JRMHI and its subsidiaries, exceeds 2.0 to 1.0 after giving effect to the following: (a) the issuance of such indebtedness and (if applicable) the application of the net proceeds thereof to refinance other indebtedness as if such indebtedness were issued and the application of such proceeds had occurred at the beginning of the period; (b) the issuance and retirement of any other indebtedness since the last day of the most recent fiscal quarter covered by such income statement as if such indebtedness were issued or retired at the beginning of such period; and (c) the acquisition of any company or business acquired by JRMHI or any of its subsidiaries since the first day of the period, including any acquisition which will be consummated contemporaneously with the issuance of such indebtedness (as if such acquisition had occurred at the beginning of the period). The 12 7/8% Notes also contain customary default provisions, including provisions that concern failure to make payments of principal and interest when due, failure to comply with the financial and other covenants thereunder and certain events of bankruptcy.

  As of December 31, 1995, (a) JRMHI's consolidated net worth (as defined) was $503.0 million, and (b) JRMHI's consolidated cash flow coverage ratio (as defined) was 3.2 to 1.0. No assurance can be given that, based on economic conditions then prevailing in the marine construction industry, JRMHI will be able to meet all of its financial covenants under the 12 7/8% Notes on an ongoing basis in the future.

                            DESCRIPTION OF THE NOTES

  The Notes will be issued under an indenture to be dated as of         , 1996
(the "Indenture"), between the Company and Citibank, N.A., as trustee (the "Trustee"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." All references to the Company in the following summary refer exclusively to J. Ray McDermott, S.A., and not to any of its subsidiaries.

GENERAL

  The Notes will be unsecured senior subordinated obligations of the Company limited to $250,000,000 aggregate principal amount. The Notes will be issued only in registered form without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be transferable, at the corporate trust office or agency of the Trustee in The City of New York maintained for
such purposes at        . In addition, in the event the Notes do not remain in
book-entry form, interest may be paid at the option of the Company by check mailed to the person entitled thereto as shown on the security register. No service charge will be made for any transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

MATURITY, INTEREST AND PRINCIPAL

  The Notes will mature on        , 2006. Interest on the Notes will accrue at
the rate of    % per annum and will be payable semi-annually on each       and,
      commencing        , 1996, to the holders of record of the Notes at the
close of business on the       and       immediately preceding such interest
payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the original date of issuance of the Notes (the "Issue Date"). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  The Notes are not subject to the benefit of any mandatory sinking fund. However, upon the occurrence of certain Asset Sales or a Change of Control, holders of Notes will have the right to require the Company to purchase their Notes, as more fully described under "--Certain Covenants--Disposition of Proceeds of Asset Sales" and "--Change of Control," respectively.

ADDITIONAL AMOUNTS

  All payments made by the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any Taxes, unless the Company is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Company is required to withhold or deduct any amount for or on account of Indemnifiable Taxes from any payment made under or with respect to the Notes, the Company will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder of Notes (including Additional Amounts), after withholding or deduction of such Indemnifiable Taxes, will not be less than the amount the holder would have received if such Indemnifiable Taxes had not been withheld or deducted. The Company will also (i) make such withholding or deduction and (ii) remit the full amount deducted or withheld to the relevant Taxing Authority in accordance with applicable law. The Company will use its best efforts to obtain certified copies of tax receipts evidencing the payment of any such Indemnifiable Taxes and furnish certified copies of such tax receipts to the holders of the Notes within 30 days after the date on which the payment of any such Taxes is due pursuant to applicable law. If, notwithstanding the Company's efforts to obtain such receipts, the same are not obtainable, the Company will provide to the holders of the Notes other evidence of such payments by the Company.

  The Company will indemnify and hold harmless each holder of Notes and, upon written request therefor from a holder of Notes (which request shall include a reasonable description of the Indemnifiable Taxes), reimburse such holder, for the amount of (i) any Indemnifiable Taxes levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes; (ii) any liability (including penalties, interest and reasonable expenses) arising under or with respect to the foregoing clause (i); and (iii) any Indemnifiable Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (i) or (ii), so that the net amount received by such holder after such reimbursement will not be less than the net amount the holder would have received if Indemnifiable Taxes on such reimbursement had not been imposed, but excluding any Indemnifiable Taxes on such holder's net income. In certain circumstances, holders of Notes will be required to provide information concerning their nationality, residence or identity.

  At least 30 days prior to each date on which payment under or with respect to the Notes is due and payable, if the Company will be obligated to pay Additional Amounts with respect to such payment, the Company will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and setting forth such other information necessary to enable the Trustee to pay such Additional Amounts to holders of Notes on the payment date. Whenever in the Indenture or in this "Description of the Notes" there is mentioned, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

  For a discussion of the exemption from Panamanian withholding taxes applicable to payments under or with respect to the Notes, see "Certain Income Tax Considerations--Panamanian Taxes."

OPTIONAL REDEMPTION

  Optional Redemption. The Notes will be redeemable at the option of the
Company, in whole or in part, at any time on or after      , 2001, at the
redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if
redeemed during the 12-month period beginning        of the years indicated
below:

                                                                      REDEMPTION
      YEAR                                                              PRICE
      ----                                                            ----------
      2001...........................................................        %
      2002...........................................................        %
      2003...........................................................        %
      2004 and thereafter............................................  100.00%

  Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with any applicable requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange (or if the Notes are so listed but such exchange does not impose requirements with respect to the selection of debt securities for redemption), on a pro rata basis, by lot or by such method as the Trustee in its sole discretion shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days before the redemption date, to each holder of Notes to be redeemed, at its address as shown in the security register. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption unless the Company defaults in the payment of the redemption price.

TAX REDEMPTION

  The Notes will also be redeemable, in whole but not in part, at the option of the Company at any time prior to maturity at 100% of the principal amount thereof, plus accrued interest, if any, to the redemption date, if the Company has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of a change in, amendment to or promulgation of any treaty or law (or any regulation thereunder) with respect to Indemnifiable Taxes, or any change in, amendment to or promulgation of, any official position (whether administrative, judicial or otherwise) regarding the application or interpretation of any such treaty, law or regulation, which change, amendment or promulgation is announced or becomes effective on or after the Issue Date; provided that the Company determines, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to the Company (not including substitution of the obligor under the Notes) or that such reasonable measures cannot be taken without the Company suffering any material economic, legal or regulatory disadvantage.

SUBORDINATION

  Payments of and distribution of or with respect to the Senior Subordinated Note Obligations will be subordinated, to the extent set forth in the Indenture, in right of payment to the prior payment in full in cash or cash equivalents of all existing and future Senior Indebtedness, which includes, without limitation, all Credit Agreement Obligations of the Company. At the present time, the Company is a joint and several obligor with respect to all Credit Agreement Obligations of the Company's Subsidiaries that are obligors under the Credit Agreement. The Notes will rank prior in right of payment only to other indebtedness of the Company which is, by its terms, expressly subordinated in right of payment to the Notes. There is currently no indebtedness of the Company which would constitute such subordinated indebtedness. In addition, the Senior Subordinated Note Obligations will be effectively subordinated to all of the creditors of the Company's subsidiaries and joint ventures, including trade creditors. See "Risk Factors-- Subordination; Company Structure."

  The Indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company (or its creditors, as such) or its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, all Senior Indebtedness of the Company must be paid in full in cash or cash equivalents before any direct or indirect payment or distribution, whether in cash, property or securities (excluding certain permitted equity and subordinated debt securities referred to in the Indenture as "Permitted Junior Securities"), is made on account of the Senior Subordinated Note Obligations. In the event that, notwithstanding the foregoing, the Trustee or the holder of any Note receives any payment or distribution of properties or assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, in respect of Senior Subordinated Note Obligations before all Senior Indebtedness is paid or provided for in full, then the Trustee or the holders of Notes receiving any such payment or distribution (other than a payment or distribution in the form of Permitted Junior Securities) will be required to pay or deliver such payment or distribution forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full.

  During the continuance of any default in the payment when due (whether at Stated Maturity, upon scheduled repayment, upon acceleration or otherwise) of principal of or premium, if any, or interest on, or of unreimbursed amounts under drawn letters of credit or fees relating to letters of credit constituting, any Designated Senior Indebtedness (a "Payment Default"), no direct or indirect payment or distribution by or on behalf of the Company of any kind or character shall be made on account of the Senior Subordinated Note Obligations unless and until such default has been cured or waived or has ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents.

  In addition, during the continuance of any default other than a Payment Default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may then be accelerated (a "Non-payment Default"), after receipt by the Trustee from the holders (or their representative) of such Designated Senior Indebtedness of a written notice of such Non-payment Default, no payment or distribution of any kind or character may be made by the Company on account of the Senior Subordinated Note Obligations for the period specified below (the "Payment Blockage Period").

  The Payment Blockage Period shall commence upon the receipt of notice of a Non-payment Default by the Trustee from the holders (or their representative) of Designated Senior Indebtedness stating that such notice is a payment blockage notice pursuant to the Indenture and shall end on the earliest to occur of the following events: (i) 179 days shall have elapsed since the receipt by the Trustee of such notice; (ii) the date, as set forth in a written notice to the Company or the Trustee from the holders (or their representative) of the Designated Senior Indebtedness initiating such Payment Blockage Period, on which such default is cured or waived or ceases to exist (provided that no other Payment Default or Non-payment Default has occurred or is then continuing after giving effect to such cure or waiver); (iii) the date on which such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents; or (iv) the date, as set forth in a written notice to the Company or the Trustee from the holders (or their representative) of the Designated Senior Indebtedness initiating such Payment Blockage Period, on which such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the holders (or their representative) of Designated Senior Indebtedness initiating such Payment Blockage Period, after which the Company, subject to the subordination provisions set forth above and the existence of another Payment Default, shall promptly resume making any and all required payments in respect of the Notes, including any missed payments. Only one Payment Blockage Period with respect to the Notes may be commenced within any 360 consecutive day period. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenant for a period commencing after the date of commencement of such Payment Blockage Period, that, in either case, would give rise to a Non-payment Default pursuant to any provision under which a Non-payment Default previously existed or was continuing shall constitute a new Non-payment Default for this purpose; provided that, in the case of a breach of a particular financial covenant, the Company shall have been in compliance for at least one full period commencing after the date of commencement of such Payment Blockage Period). In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice and there must be a 181 consecutive day period in any 360-day period during which no Payment Blockage Period is in effect. In the event that, notwithstanding the foregoing, the Company makes any payment or distribution to the Trustee or the holder of any Note prohibited by the subordination provision of the Indenture, then such payment or distribution will be required to be paid over and delivered forthwith to the Company.

  If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "-- Events of Default."

  By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations in full with respect to the Notes. In addition, as described above, the Senior Subordinated Note Obligations will be effectively subordinate to the claims of creditors of the Company's subsidiaries and joint ventures including trade creditors.

  As of December 31, 1995, on a pro forma basis, after giving effect to the Vessel Sales and the sale of the Notes, and the application of the proceeds therefrom, the aggregate amount of outstanding Senior Indebtedness would have been approximately $105.1 million (all of which would be Indebtedness of the Company's consolidated and unconsolidated subsidiaries and joint ventures that the Company would have guaranteed), in addition to certain bid and performance bonds (or letters of credit in respect of bids or performance obligations) outstanding ($170.0 million at December 31, 1995), and the aggregate amount of Indebtedness of the Company's consolidated subsidiaries and joint ventures (excluding Indebtedness that the Company would have guaranteed) would have been approximately $126.9 million. The foregoing amounts do not include the undrawn portions under the Company's (or its consolidated subsidiaries' or joint ventures') existing credit arrangements ($119.4 million at December 31, 1995, without giving pro forma effect to the application of the proceeds from the Vessel Sales). In addition, certain of the Company's unconsolidated joint ventures have significant amounts of outstanding Indebtedness that the Company has not guaranteed, as well as undrawn but available credit facilities ($114.1 million at December 31, 1995, without giving pro forma effect to the Indebtedness to be incurred in connection with the Vessel Sales). See "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Although the Indenture will contain limitations on the amount of additional Indebtedness that the Company and the Restricted Subsidiaries may incur, the amounts of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Indebtedness of Subsidiaries (to which the Notes will be structurally subordinated). The Indenture will not limit the amount of Indebtedness which can be incurred by or Investments made by the Company and the Restricted Subsidiaries in Joint Ventures. See "-- Certain Covenants--Limitation on Additional Indebtedness." The Indenture will prohibit the incurrence by the Company of Indebtedness which is contractually subordinated in right of payment to any Senior Indebtedness of the Company and senior in right of payment to the Notes. After giving effect to the issuance of the Notes and the Vessel Sales and the application of the net proceeds therefrom, there will be no indebtedness of the Company which is subordinated in right of payment to the Notes and there will be no indebtedness of the Company which is pari passu in right of payment with the Notes.

CERTAIN COVENANTS

  The Indenture will contain the following covenants, among others:

  Limitation on Additional Indebtedness. The Indenture will provide that the Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or in any other manner become liable, contingently or otherwise (in each case, to "incur"), for the payment of any Indebtedness (including any Acquired Indebtedness); provided that (i) the Company and each Wholly-owned Restricted Subsidiary will be permitted to incur Indebtedness (including Acquired Indebtedness) and (ii) a Restricted Subsidiary which is not a Wholly-Owned Restricted Subsidiary will be permitted to incur Acquired Indebtedness if, immediately after giving pro forma effect thereto, the Consolidated Fixed Charge Coverage Ratio of the Company
would be equal to or greater than    :1.0.

  Notwithstanding the foregoing, the Company (and, to the extent specifically set forth below, the Restricted Subsidiaries) may incur each and all of the following:

      (1) (a) Indebtedness of the Company or any Restricted Subsidiary under the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $250,000,000 (or, to the extent non-U.S. dollar denominated, the equivalent of such amount as determined by the Credit Agreement), and any fees, premiums, expenses (including costs of collection), indemnities and other similar amounts payable in connection with such Indebtedness; (b) Indebtedness of JRMI and the OPI Guarantors arising from the OPI Notes; and (c) other Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date;

      (2) Indebtedness of the Company evidenced by the Notes;

      (3) (a) Interest Rate Protection Obligations of the Company or any Restricted Subsidiary covering Indebtedness of the Company or any Restricted Subsidiary incurred in the ordinary course of business: provided that the notional principal amount of any such Interest Rate Protection Obligations does not exceed 105% of the principal amount of the Indebtedness to which such Interest Rate Protection Obligations expressly relates;

      (4) Indebtedness of the Company or any of the Restricted Subsidiaries under Currency Agreement Obligations; provided that such Currency Agreement Obligations do not increase the Indebtedness or other obligations of the Company and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

      (5) (i) Indebtedness of the Company owed to a Restricted Subsidiary and Indebtedness of a Restricted Subsidiary owed to the Company or a Restricted Subsidiary; provided that (a) any subsequent issuance or transfer of Capital Stock or any Designation that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer or assignment of such Indebtedness (other than to the Company or a Restricted Subsidiary or a Joint Venture) will be deemed to constitute the incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, and (b) any such Indebtedness of the Company owed to a Restricted Subsidiary must be subordinated in right of payment to the prior payment in full and performance of the Company's obligations under the Indenture and the Notes; and (ii) Indebtedness of the Company or any Wholly-Owned Restricted Subsidiary owed to any Joint Venture; provided that any such Indebtedness (a) if Indebtedness of the Company, must be subordinated in right of payment to the prior payment in full and performance of the Company's obligations under the Indenture and the Notes and (b) must not bear interest (other than through the accrual or payment in kind of Indebtedness of the same obligor containing terms identical to the terms of the Indebtedness on which such Indebtedness is paid as interest) except that cash interest may be paid (A) if required by law to prevent the holder of such Indebtedness from being treated for applicable revenue tax purposes as having received imputed interest thereon or (B) to minimize taxes payable by the parties to the Joint Venture;

      (6) Indebtedness of the Company or any Restricted Subsidiary incurred in respect of bid, performance and payment bonds (other than in respect of Indebtedness), surety bonds, trade letters of credit, bankers' acceptances and letters of credit supporting bids, advance payments and performance obligations of the Company, any Restricted Subsidiary or any Joint Venture (other than in respect of Indebtedness), in each case incurred in the ordinary course of business;

      (7) Indebtedness of the Company or any Restricted Subsidiary incurred in connection with capital expenditures (as determined in accordance with GAAP) not to exceed $30,000,000 in aggregate amount per year;

      (8) Indebtedness of the Company or any Restricted Subsidiary (a) representing Capitalized Lease Obligations and (b) in respect of Purchase Money Obligations for property acquired in the ordinary course of business (and not, in any event, in connection with an Asset Acquisition or a Capitalized Lease Obligation), which taken together do not exceed $20,000,000 in aggregate amount at any time outstanding;

      (9) Indebtedness of the Company or any Restricted Subsidiary in respect of Receivables Facility Obligations; provided that the holders of such Indebtedness have recourse only to the accounts receivable, work in progress and related assets transferred pursuant to such Receivables Facility;

      (10) Indebtedness of the Company and any Restricted Subsidiary consisting of the guarantee of Indebtedness of a Joint Venture not to exceed $50,000,000 in aggregate principal amount at any time outstanding; provided, however, that as and to the extent that the Company or such Restricted

    Subsidiary, as the case may be, shall be entitled pursuant to the terms of any agreement then in effect, to reimbursement, indemnity or contribution from any person (other than the Company or any of its Subsidiaries or the Joint Ventures) that the Company reasonably deems to be solvent for amounts as to which the Company or such Restricted Subsidiary, as the case may be, may become liable for or have to pay pursuant to such guarantee of Indebtedness of a Joint Venture, such amount, but not the remaining amount, shall not be treated for the purpose of the foregoing limitation as having been guaranteed;

      (11) Indebtedness of the Company and any Restricted Subsidiary consisting of a guarantee of performance obligations of any Joint Venture (other than in respect of Indebtedness of such Joint Venture);

      (12) (a) Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds thereof are used to refinance (whether by amendment, modification, supplement, restatement, replacement, restructuring, refinancing, renewal, extension or refunding) Indebtedness of the Company (including all or a portion of the Notes) or any Restricted Subsidiary to the extent the Indebtedness to be refinanced, redeemed or retired has been incurred under or referred to in the first paragraph of this covenant or clauses (1)(b), (1)(c), (2),
    (8)(b) or (13); provided that the principal amount of Indebtedness incurred pursuant to this clause (12) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so amended, modified, supplemented restated, replaced, restructured, refinanced, renewed, extended or refunded (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) plus the amount of any premium required to be paid in connection therewith pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Company or a Restricted Subsidiary, as applicable, as necessary to accomplish the foregoing by means of a tender or exchange offer or privately negotiated purchase, plus the amount of expenses in connection therewith; and

      (13) additional Indebtedness of the Company and the Restricted Subsidiaries not to exceed $100,000,000 in aggregate principal amount at any time outstanding.

    Limitation on Restricted Payments. The Indenture will provide that the Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

    (i) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company (other than dividends or distributions payable solely in rights to purchase Capital Stock of the Company (other than Redeemable Capital Stock));

    (ii) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company (other than any such Capital Stock owned by a Wholly-Owned Restricted Subsidiary);

    (iii) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than any such Subordinated Indebtedness owed to a Wholly-Owned Restricted Subsidiary); or

    (iv) make any Investment (other than a Permitted Investment) in any person

(such payments or Investments described in (but not excluded from) the preceding clauses (i) (other than by reason of the proviso thereto), (ii),
(iii) and (iv) are collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted

Payment, if other than in cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment), (A) no Default shall have occurred and be continuing, (B) the aggregate amount of all Restricted Payments declared or made from and after the Issue Date would not exceed the sum of (1) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period (treated as one accounting period) beginning on April 1, 1996 and ending on the last day of the fiscal quarter of the Company immediately preceding the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income of the Company for such period shall be a deficit, minus 100% of such deficit) plus (2) the aggregate net cash proceeds received by the Company either (x) as capital contributions in the form of common equity to the Company after the Issue Date or (y) from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock but including Capital Stock issued upon the conversion of convertible Indebtedness, in exchange for outstanding Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Redeemable Capital Stock)) of the Company to any person (other than to a Restricted Subsidiary of the Company) after the Issue Date plus (3) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date (excluding any Investment made pursuant to clause (iv) of the following paragraph), an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment and (C) the Company could incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Additional Indebtedness" covenant described above. For purposes of the preceding clause (B)(2), upon the issuance of Capital Stock either from the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights, the amount counted as net cash proceeds received will be the cash amount received by the Company at the original issuance of the Indebtedness that is so converted or exchanged or from the issuance of options, warrants or rights, as the case may be, plus the incremental amount of cash received by the Company, if any, upon the conversion, exchange or exercise thereof.

  None of the foregoing provisions will prohibit (i) the payment of any dividend within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the foregoing paragraph; (ii) the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of other shares of Capital Stock (other than Redeemable Capital Stock) of the Company to any person (other than to a Restricted Subsidiary or a Joint Venture); provided that such net cash proceeds are excluded from clause
(B)(2)(y) of the preceding paragraph; (iii) so long as no Default shall have occurred and be continuing, any redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of (1) Capital Stock (other than Redeemable Capital Stock) of the Company to any person (other than to a Restricted Subsidiary or a Joint Venture); provided that any such net cash proceeds are excluded from clause (B)(2)(y) of the preceding paragraph; or (2) Indebtedness of the Company so long as such Indebtedness (x) is subordinated to the Notes in the same manner and at least to the same extent as the Subordinated Indebtedness being redeemed, repurchased, acquired or retired and
(y) has no Stated Maturity earlier than the 91st day after the Stated Maturity for the final scheduled principal payment of the Notes; (iv) so long as no Default shall have occurred and be continuing, the making of Investments constituting Restricted Payments in persons (other than Joint Ventures and Wholly-Owned Restricted Subsidiaries of the Company) made after the Issue Date not to exceed $30,000,000 at any time outstanding; (v) the making of Investments constituting Restricted Payments made after the Issue Date as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with the covenant "--Disposition of Proceeds of Asset Sales;" or (vi) for so long as no Default shall have occurred and be continuing, the declaration and payment of dividends of up to $15,000,000 in aggregate amount to MII or its Affiliates in respect of shares of Series A Preferred Stock owned by such persons that otherwise would not be permitted as a result of the foregoing provisions. In computing the amount of Restricted Payments previously made for purposes of clause (B) of the preceding paragraph, Restricted Payments made under the immediately preceding clauses (i), (iv) and
(v) shall be included.

  The Indenture will also provide that the Company will not consent to or otherwise authorize any Joint Venture to, directly or indirectly, and where the Company has a legal or contractual right to do so, the Company will prevent a Joint Venture from acting to

    (i) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any Subsidiary of the Company (other than Capital Stock of the Company upon original issuance by the Company);

    (ii) make any principal payment on, or purchase, repurchase, redeem or otherwise acquire or retire for value, any Subordinated Indebtedness (other than any Subordinated Indebtedness owed by such Joint Venture to the Company or any of its Subsidiaries); or

    (iii) make any Investment in any person (other than (x) a Subsidiary of which 100% of the outstanding Capital Stock is owned by such Joint Venture or (y) as permitted by clause (i) or (ii) above) other than in the ordinary course of business of such Joint Venture solely for the purpose of conducting activities directly related to the marine construction business or a business reasonably related thereto.

  Limitation on Liens. (a) The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien of any kind against or upon any of its property or assets, whether now owned or acquired after the date of the Indenture, or any proceeds therefrom, which secure either (i) Subordinated Indebtedness (other than Subordinated Indebtedness of a Restricted Subsidiary owing to the Company secured by assets of such Restricted Subsidiary) unless the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to the Liens securing such Subordinated Indebtedness or (ii) Pari Passu Indebtedness unless the Notes are equally and ratably secured with the Liens securing such Pari Passu Indebtedness. The foregoing covenant will not apply to any Lien securing Acquired Indebtedness, provided that any such Lien extends only to the properties or assets that were subject to such Lien prior to the related acquisition by the Company or such Restricted Subsidiary and was not created, incurred or assumed in contemplation of such transaction.

  (b) Notwithstanding the foregoing, any security interest granted by the Company or any Restricted Subsidiary to secure the Notes created pursuant to paragraph (a) above shall provide by its terms that such security interest shall be automatically and unconditionally released and discharged upon the release by the holders of the Indebtedness of the Company or any Restricted Subsidiary described in paragraph (a) above of their security interest (including any deemed release upon payment in full of all obligations under such Indebtedness), at a time when (A) no other Pari Passu Indebtedness and Subordinated Indebtedness of the Company or any Restricted Subsidiary has been secured by such property or assets of the Company or any such Restricted Subsidiary or (B) the holders of all such other Pari Passu Indebtedness and Subordinated Indebtedness which is secured by such property or assets of the Company or any such Restricted Subsidiary also release their security interest in such property or assets (including any deemed release upon payment in full of all obligations under such Indebtedness).

  Limitation on Sale-Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any Sale-Leaseback Transaction unless (a) the Attributable Value of the obligations of the Company or such Restricted Subsidiary with respect thereto is treated as Indebtedness and would be permitted under the "Limitation on Additional Indebtedness" covenant, (b) the consideration received with respect to the property subject to such Sale-Leaseback Transaction at the time of such Sale-Leaseback Transaction is at least equal to the Fair Market Value of the property subject to the Sale-Leaseback Transaction and (c) the Company applies an amount in cash equal to the Net Cash Proceeds of the Sale-Leaseback Transaction in accordance with the provisions of the "Disposition of Proceeds of Asset Sales" covenant as if such Sale-Leaseback Transaction were an Asset Sale by the Company. Notwithstanding the foregoing, the Company or any Wholly-Owned Restricted Subsidiary may enter into a Sale-Leaseback Transaction with any Wholly-Owned Restricted Subsidiary or any Joint Venture, and a Wholly-owned Restricted Subsidiary may enter into a Sale-Leaseback Transaction with the Company or any Joint Venture or another Wholly-owned Restricted Subsidiary, in each case subject only to clause (b) of the preceding sentence.

  Change of Control. Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase (a "Change of Control Offer") and shall, subject to the provisions described below, purchase, on a business day not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any plus Additional Amounts, if any (the "Change of Control Purchase Price"), to the Change of Control Purchase Date. The Company shall, subject to the provisions described below, be required to purchase all Notes properly tendered into the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Purchase Date.

  In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the Change of Control, mail to each holder of Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of Notes must follow to accept the Change of Control Offer.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of Notes seeking to accept the Change of Control Offer. Instruments governing Senior Indebtedness may prohibit the Company from purchasing any Notes prior to their Stated Maturity, including pursuant to a Change of Control Offer. In the event a Change of Control occurs at a time when the Company does not have available funds sufficient to pay the Change of Control Purchase Price or at a time when the Company is prohibited from purchasing the Notes (and the Company is unable to obtain the consent of such holders of Senior Indebtedness or to repay such Senior Indebtedness), an Event of Default would occur under the Indenture. The definition of Change of Control includes an event by which the Company sells, conveys, transfers or leases all or substantially all of its Properties to any Person; the phrase "all or substantially all" is subject to applicable legal precedent and as a result in the future there may be uncertainty as to whether a Change of Control has occurred. The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the Change of Control Purchase Price, at the same times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  The occurrence of the events constituting a Change of Control under the Indenture will result in an event of default under the Credit Agreement as presently in effect and, thereafter, the lenders will have the right to require repayment of the borrowings thereunder in full. The Credit Agreement does not permit the purchase of the Notes absent consent of the lenders thereunder in the event of a Change of Control.

  The Company will comply with Section 14(e) and Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that a Change of Control occurs and the Company is required to purchase Notes as described above.

  Disposition of Proceeds of Asset Sales. The Indenture will provide that the Company will not, and will not permit any of the Restricted Subsidiaries to, make any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (ii) at least 75% of such consideration consists of cash and/or Cash Equivalents (with Indebtedness of the Company or any Restricted Subsidiary (other than any Restricted Subsidiary that will cease to be a Restricted Subsidiary as a result of such Asset Sale) being counted as cash for all purposes of this covenant if the Company or the Restricted Subsidiary is unconditionally released from any liability therefor). Net Cash Proceeds of any Asset Sale may be applied to repay Specified Indebtedness or Credit Agreement Obligations (but only if the commitments or amounts available to be borrowed under such Specified Indebtedness or the Credit Agreement, as the case may be, are permanently reduced by the amount of such payment). To the extent that such Net Cash Proceeds are not applied as provided in the preceding sentence, the Company or a Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds from such Asset Sale, within 18 months of the date of such Asset Sale, to an investment in properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and the Restricted Subsidiaries existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"); provided, however, that the Company or such Restricted Subsidiary, as the case may be, may apply such Net Cash Proceeds towards the acquisition or construction of a new marine vessel or the refurbishment or refitting of an existing marine vessel, in either case that will be used in the business of the Company or one or more of its Restricted Subsidiaries or Joint Ventures, to the extent made pursuant to a binding written agreement entered into by the Company or such Restricted Subsidiary, as the case may be, within six months of such Asset Sale, notwithstanding that the application of such Net Cash Proceeds pursuant to such binding written agreement may occur, in whole or in part, following the expiration of the 18-month period following such Asset Sale, and any such Net Cash Proceeds applied pursuant to this proviso shall not constitute Excess Proceeds (as hereinafter provided) except to the extent that they would otherwise constitute Excess Proceeds (but for the application of this proviso) and then only to the extent that they are not actually applied within the 30-month period following the completion of such Asset Sale. Any Net Cash Proceeds from any Asset Sale not applied as provided in the preceding two sentences, within 18 months of the date of such Asset Sale, constitute "Excess Proceeds" subject to disposition as provided below.

  When the aggregate amount of Excess Proceeds equals or exceeds $25,000,000, the Company shall make an offer to purchase, from all holders of the Notes and any then outstanding Pari Passu Indebtedness required to be repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of Notes and any such Pari Passu Indebtedness equal to such Excess Proceeds as follows:

    (i) (A) The Company shall make an offer to purchase (a "Net Proceeds Offer") from all holders of the Notes in accordance with the procedures set forth in the Indenture the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Payment Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness, if any (subject to proration in the event such amount is less than the aggregate Offered Price (as defined in clause (ii) below) of all Notes tendered), and
  (B) to the extent required by any such Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase such Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Indebtedness Amount") equal to the excess of the Excess Proceeds over the Payment Amount.

    (ii) The offer price for the Notes shall be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest, if any, to the date such Net Proceeds Offer is consummated plus Additional Amounts, if any (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to a Net Proceeds Offer is less than the Payment Amount relating thereto or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid pursuant to the Pari Passu Offer is less than the Pari Passu Indebtedness Amount (such shortfall constituting a "Net Proceeds Deficiency"), the Company may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the "Limitation on Restricted Payments" covenant.

    (iii) If the aggregate Offered Price of Notes validly tendered and not withdrawn by holders thereof exceeds the Payment Amount, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Net Proceeds Offer and Pari Passu Offer, the amount of Excess Proceeds shall be reset to zero.

  The Company will comply with Section 14(e) and Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

  Limitation on Issuance and Sale of Preferred Stock by Restricted Subsidiaries. The Indenture will provide that the Company (i) will not permit any of the Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or a Restricted Subsidiary) and (ii) will not permit any person (other than the Company or a Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.

  Limitation on Transactions with Affiliates. The Indenture will provide that the Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Company (other than a Wholly-Owned Restricted Subsidiary or a Joint Venture; provided that no Affiliate (other than a Subsidiary of the Company) or beneficial holder of 10% or more of any class of Capital Stock of the Company shall beneficially own any Capital Stock in such Restricted Subsidiary or Joint Venture other than Capital Stock beneficially owned by a Permitted Holder solely by virtue of its ownership of Capital Stock of the Company) or any beneficial holder of 10% or more of any class of Capital Stock of the Company except (i) on terms that are no less favorable to the Company or the Restricted Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from persons who do not have such a relationship with the Company, and (ii) with respect to any transaction or series of related transactions involving aggregate payments or value equal to or greater than $5,000,000, the Company shall have delivered an officer's certificate to the Trustee certifying that such transaction or series of related transactions comply with the preceding clause (i) and, with respect to any transaction or series of transactions involving aggregate payments or value equal to or greater than $10,000,000, further certifying that such transaction or series of transactions have been approved by a majority of the Board of Directors of the Company, including a majority of the disinterested directors of the Board of Directors of the Company. This covenant will not restrict the Company from (a) making dividends permitted by the covenant "--Limitation on Restricted Payments," (b) paying reasonable and customary regular fees to directors of the Company who are not employees of the Company, (c) making loans or advances to officers of the Company and the Restricted Subsidiaries for bona fide business purposes of the Company, (d) the Company's employee compensation and other benefit arrangements, (e) complying with the terms of any Permitted Agreement and (f) performing any existing obligations in respect of the transactions separately described under "Certain Transactions and Relationships."

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture will provide that the Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make loans or advances to the Company or any other Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary (other than any customary restriction on transfers of property subject to a Lien permitted under the Indenture (other than a Lien on cash not constituting proceeds of non-cash property subject to a Lien permitted under the Indenture) which would not materially adversely affect the Company's ability to satisfy its obligations under the Notes and the Indenture), except for such encumbrances or restrictions existing under or by reason of (i) applicable law or governmental regulation, (ii) customary non-assignment provisions of any contract or any licensing agreement entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business or any lease governing a leasehold interest of the Company or any Restricted Subsidiary, (iii) any agreement or other instrument of a person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets (including subsequently acquired property or assets to the extent subject thereto) of the person, so acquired, (iv) any encumbrance or restriction in the Credit Agreement, the indenture governing the OPI Notes or any other agreement, in each case, as in effect on the Issue Date or otherwise modified from time to time; provided that any such modification is not materially less favorable to the holders of Notes than the applicable provision as in effect on the Issue Date and (v) any encumbrance or restriction pursuant to any agreement that extends, restructures, refinances, renews, refunds or replaces any agreement described in clause (ii) or (iv) above, which is not materially less favorable to the holders of Notes than those existing under the agreement being extended, restructured, refinanced, renewed, refunded or replaced.

  Limitation on Other Senior Subordinated Indebtedness. The Indenture will provide that the Company will not incur, directly or indirectly, any Indebtedness which is expressly subordinate or junior in right of payment in any respect to Senior Indebtedness unless such Indebtedness ranks pari passu in right of payment with the Notes, or is expressly subordinated in right of payment to the Notes.

  Limitation on Designations of Unrestricted Subsidiaries. The Indenture will provide that the Company may designate any Subsidiary of the Company as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

    (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

    (b) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the Capital Stock of such Subsidiary on such date; and

    (c) the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under "--Limitation on Additional Indebtedness" at the time of Designation (assuming the effectiveness of such Designation).

  In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "-- Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Indenture will further provide that the Company shall not and shall not permit any Restricted Subsidiary to, at any time (x) provide credit support for, or a guarantee of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) (provided, that the Company or a Restricted Subsidiary may provide credit support to an Unrestricted Subsidiary if (i) such credit support or Indebtedness constitutes a Permitted Investment or a Restricted Payment permitted by the "Limitation on Restricted Payments" covenant, in each case at the time of incurrence, or (ii) the credit support or Indebtedness would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except in the case of clause (i) or (ii) to the extent permitted under the covenant described under "--Limitation on Restricted Payments."

  The Indenture will further provide that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

    (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture;

  All Designations and Revocations must be evidenced by Board Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

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  Reporting Requirements. The Indenture will require that the Company file with the Commission the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act. The Company will be required to file with the Trustee within 30 days after it files them with the Commission copies of such reports and documents (with exhibits) and to cause such reports and documents (without exhibits) to be distributed to all holders of the Notes then shown in the securities register.

CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

  The Indenture will provide that the Company will not, in any transaction or series of related transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any person or persons, and that the Company will not permit any of the Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or of the Company and the Restricted Subsidiaries, taken as a whole, to any other person or persons, unless at the time and after giving effect thereto (i) either (A)(1) if the transaction or transactions is a merger or consolidation involving the Company as a constituent to the merger or consolidation, the Company shall be the surviving person of such merger or consolidation or (2) if the transaction or related transactions is a merger or consolidation involving a Restricted Subsidiary as a constituent to the merger or consolidation, such Restricted Subsidiary shall be the surviving person of such merger or consolidation and such surviving person shall be a Restricted Subsidiary, or (B)(1) the person formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, substantially as an entirety, are transferred (any such surviving person or transferee person being the "Surviving Entity") shall be a corporation organized and existing under the laws of Panama, the United States of America, any state thereof or the District of Columbia and (2) in the case of a transaction involving the Company as a constituent to the merger or consolidation, the Surviving Entity shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and in each case, the Indenture shall remain in full force and effect; and (ii) immediately after giving effect to such transaction or series of related transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or as a result of such transaction or series of related transactions), no Default shall have occurred and be continuing and the Company, or the Surviving Entity, as the case may be, after giving effect to such transaction or series of related transactions on a pro forma basis, could incur $1.00 of additional Indebtedness under the first paragraph of the "-- Limitation on Additional Indebtedness" covenant described above.

  In connection with any consolidation, merger, transfer, lease or other disposition contemplated by the provisions described in the foregoing paragraph, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereof comply with the requirements under the Indenture. Such opinion of counsel shall further state that the transaction will not result in the Company or the Surviving Entity being required to make any deduction or withholding on account of any Taxes from any payments made under or with respect to the Notes unless the Company or the Surviving Entity shall agree to waive its rights under "Tax Redemption" above and pay in full to the holders of Notes any Additional Amounts which may become due and payable.

  Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the Surviving

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

Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Surviving Entity had been named as the Company therein; provided that, solely for purposes of computing cumulative Consolidated Net Income for purposes of clause (B) of the first paragraph of the covenant "Limitation on Restricted Payments" above, the cumulative Consolidated Net Income of any persons other than the Company and the Restricted Subsidiaries shall only be included for periods subsequent to the effective time of such merger, consolidation, combination or transfer of assets.

  The Indenture will provide that for all purposes of the Indenture and the Notes (including the provision of this covenant and the covenants described in "--Limitation on Additional Indebtedness", "--Limitation on Restricted Payments" and "--Limitation on Liens"), Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the covenant described under "--Limitation on Designations of Unrestricted Subsidiaries" and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries immediately prior to such transaction or series of transactions will be deemed to have been incurred upon such transaction or series of transactions.

EVENT OF DEFAULT

  The following will be "Events of Default" under the Indenture:

    (i) default in the payment of the principal of, or premium, if any, when due and payable, on any of the Notes (at its Stated Maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise); or

    (ii) default in the payment of an installment of interest on any of the Notes, when due and payable, and the continuation of such default for a period of 30 days or more; or

    (iii) the failure by the Company to comply with its obligations described under "Consolidation, Merger, Sale of Assets, Etc." above, the failure to make or consummate a Change of Control Offer in accordance with the Company's obligations under the covenant described under "Change of Control" above, or the failure to make or consummate an offer in accordance with the Company's obligations under the covenant described under "Disposition of Proceeds of Asset Sales" above; or

    (iv) the failure by the Company to perform or observe any other term, covenant or agreement contained in the Notes or the Indenture (other than a default specified in clause (i), (ii) or (iii) above) for a period of 60 days after written notice of such failure stating that it is a "notice of default" under the Indenture and requiring the Company to remedy the same shall have been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Notes then outstanding; or

    (v) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness (a "Debt Instrument") under which the Company or one or more Restricted Subsidiaries or the Company and one or more Restricted Subsidiaries then have outstanding Indebtedness in excess of $10,000,000, individually or in the aggregate, and either (x) the principal amount of such Indebtedness is already due and payable in full or (y) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

    (vi) the commencement of proceedings, or the taking of any enforcement action (including by way of set-off), by any holder of at least $15,000,000 in aggregate principal amount of Indebtedness of the Company or any Restricted Subsidiary, after a default under such Indebtedness, to retain in satisfaction of such Indebtedness or to collect or seize, dispose of or apply in satisfaction of such Indebtedness, property or assets of the Company or any Restricted Subsidiary having a Fair Market Value in excess of $15,000,000 individually or in the aggregate; or

    (vii) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $15,000,000 over the coverage under

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

  applicable binding insurance policies issued by a solvent insurer which has accepted such coverage, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary or any of their respective properties and shall not be discharged, settled or fully bonded and either (A) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of pending appeal or otherwise) or (B) there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

    (viii) certain events of bankruptcy, insolvency or bankruptcy reorganization with respect to the Company or any Significant Subsidiary of the Company or any Significant Joint Venture shall have occurred; or

    (ix) any Significant Joint Venture defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness (a "JV Debt Instrument") under which such Significant Joint Venture and one or more of its Subsidiaries then have outstanding Indebtedness in excess of $40,000,000, individually or in the aggregate, and either (x) the principal amount of such Indebtedness is already due and payable in full or (y) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness; or

    (x) the commencement of proceedings, or the taking of any enforcement action (including by way of set-off), by any holder of at least $40,000,000 in aggregate principal amount of Indebtedness of any Significant Joint Venture or any Subsidiary of such Significant Joint Venture, after a default under such Indebtedness, to retain in satisfaction of such Indebtedness or to collect or seize, dispose of or apply in satisfaction of such Indebtedness, property or assets of such Significant Joint Venture or such Subsidiary having a Fair Market Value in excess of $40,000,000 individually or in the aggregate.

  If an Event of Default (other than as specified in clause (viii) above with respect to the Company) shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes due and payable immediately, upon which declaration, all amounts payable in respect of the Notes shall be immediately due and payable. If an Event of Default specified in clause (viii) above with respect to the Company occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

  Notwithstanding the foregoing, in the event of a declaration of acceleration in respect of the Notes because an Event of Default specified in clause (v) above shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default has been discharged or paid or such Event of Default shall have been cured or waived by the holders of such Indebtedness and written notice of such discharge, cure or waiver, as the case may be, shall have been given to the Trustee by the Company or by the requisite holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 45 days after such declaration of acceleration in respect of the Notes and no other Event of Default shall have occurred which has not been cured or waived during such 45-day period, and so long as such rescission of any such acceleration does not conflict with any judgment or decree.

  After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if: (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements, and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

  The holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any past defaults under the Indenture except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

  No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

  During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

  If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Default or Event of Default within 30 days after obtaining knowledge thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if the Trustee in good faith determines that withholding the notice is in the interest of the Noteholders.

  The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within ten days of any event which is, or after notice or lapse of time or both would become, an Event of Default.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  The Company may, at its option and at any time, terminate the obligations of the Company with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the then outstanding Notes, except for
(i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for receipt of payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate its obligations with respect to certain covenants that are set forth in the Indenture, some of which are described under "--Certain Covenants" above, and any subsequent failure to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity, (ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws), (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit, (iv) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest under the Indenture or the Trust Indenture Act with respect to any securities of the Company, (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company is a party or by which the Company is bound, and (vi) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with and that no violations under agreements governing any other outstanding Indebtedness would result therefrom.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for which payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be,
(ii) the Company has paid all other sums payable under the Indenture by the Company, and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion counsel, which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

  From time to time, the Company, when authorized by a resolution of its Board of Directors, and the Trustee may, without the consent of the holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act of 1939 or making any change that does not adversely affect the rights of any holder. Other amendments or modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount of, extend the fixed maturity of or alter the redemption provisions of, the Notes, (ii) change the currency in which the Notes or any premium or the interest thereon is payable, (iii) reduce the percentage in principal amount of outstanding Notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes, (vi) following the occurrence of a Change of Control or Asset Sale, amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate the offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto, (vii) reduce or change the rate or time for payment of interest on the Notes or (viii) modify or change any provision of the Indenture affecting the subordination of the Notes in a manner adverse to the holders of the Notes.

  Subject to the limitations set forth above, the holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The holders of a majority in aggregate principal amount of the outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal or premium, if any, or interest on the Notes.

THE TRUSTEE

  Citibank, N.A. is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

  The Indenture (including the provisions of the Trust Indenture Act incorporated by reference therein) will contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

GOVERNING LAW

  The Indenture and the Notes will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

CONSENT TO JURISDICTION AND SERVICE

  The Indenture will provide that the Company will irrevocably appoint as its agent for service of process in any suit, action or proceeding with respect to the Indenture or the Notes and for actions brought under federal or state securities laws brought in any federal or state court located in The City of New York and submits to such jurisdiction.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" means Indebtedness of a person (a) assumed in connection with an Asset Acquisition from such person or (b) existing at the time such person becomes a Subsidiary of any other person, but not including Indebtedness incurred in connection with, or in anticipation of, such person becoming a Subsidiary.

  "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control," when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of this definition, beneficial ownership of 10% or less of the voting common equity (on a fully diluted basis) or options or warrants to purchase such equity (but only if exercisable at the date of determination or within 60 days thereof) of a person shall not, in and of itself, be deemed to constitute control of such person.

  "Asset Acquisition" means (a) an Investment by the Company or any Subsidiary of the Company in any other person pursuant to which such person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary, or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any person which constitute all or substantially all of the assets of such person or any division, operating unit or line of business of such person.

  "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition by the Company or any Restricted Subsidiary to any person other than the Company, a Restricted Subsidiary or a Joint Venture, in one or a series of related transactions, of: (a) any Capital Stock of any Subsidiary of the Company or any interest in any Joint Venture; (b) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or (c) any other properties or assets of the Company or a Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets that is governed by the provisions described under "--Consolidation, Merger, Sale of Assets, Etc.," (ii) any sale of worn-out or obsolete vessels and other equipment which are no longer used or useful; (iii) any sale of receivables and related assets pursuant to a Receivables Facility; (iv) any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $5,000,000; and (v) any charter (bareboat or otherwise) or other lease of assets or property entered into in the ordinary course of business and with respect to which the Company or any Restricted Subsidiary is the charterer or lessor, except any such charter or lease that provides for the acquisition of such assets or property by the lessee during or at the term thereof for an amount that is less than the Fair Market Value thereof as determined at the time the right to acquire such assets or property is granted, in which case an Asset Sale shall be deemed to occur at the time such right is granted; (vi) any trade or exchange by the Comany or any Restricted Subsidiary or one or more marine construction vessels for one or more other marine construction vessels owned or held by another person, provided that the Fair Market Value of the vessels traded or exchanged by the Company or such Restricted Subsidiary is reasonably equivalent to the Fair Market Value of the vessels to be received by the Company or such Restricted Subsidiary; and (viii) the completion of the Vessel Sales.

  "Attributable Value" means, as to any particular lease under which any person is at the time liable other than a Capitalized Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capitalized Lease Obligation with a like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. "Attributable Value" means, as to a Capitalized Lease Obligation under which

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any person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such person in accordance with GAAP.

  "Bankruptcy Law" means Title 11 of the United States Code or any similar federal, state or foreign law for the relief of debtors.

  "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

  "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the Attributable Value thereof at such date.

  "Cash Equivalents" means, at any time: (i) any evidence of Indebtedness with a maturity of 360 days or less from the date of acquisition thereof issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) (x) demand and time deposits and certificates of deposit or acceptances with a maturity of 360 days or less from the date of acquisition thereof of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000 and (y) Eurocurrency time deposits maturing within 360 days from the date of acquisition thereof with any branch or office of any commercial bank organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development (the "OECD"), and comparable in quality to the Investments permitted by the preceding clause (x); (iii) commercial paper with a maturity of 360 days or less issued by a corporation that is not an Affiliate of the Company organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's or at least an equivalent rating category of another nationally recognized securities rating agency; (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within 360 days from the date of acquisition; (v) deposits available for withdrawal on demand with any commercial bank organized under the laws of any country that is a member of the OECD and has total assets in excess of $100,000,000 or with any commercial bank organized under the laws of any other country (other than the United States) in which the Company or any Restricted Subsidiary maintains an office or is engaged in offshore operations, provided that (a) all such deposits are required to be made in such accounts in the ordinary course of business and (b) such deposits do not at any one time exceed $30,000,000 in the aggregate; (vi) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (ii) above but which is a lending bank under any of the Company's or any Restricted Subsidiary's credit facilities, provided that all such deposits do not exceed $10,000,000 in the aggregate at any one time; and (vii) money market funds organized under the laws of the United States of America or any state thereof that invest substantially all of their assets in any of the types of investments described in clause (i), (ii) or (iii) above.

  "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding a Permitted Holder, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the contractual right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company; (b) the Company consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes

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

of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Company in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding a Permitted Holder, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the contractual right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or persons whose election as directors or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office other than by reason of an action taken by a Permitted Holder.

  "Common Stock" means, with respect to any person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such person's common stock, whether outstanding at the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

  "Consolidated EBITDA" means, with respect to the Company for any period, (i) the sum of, without duplication, the amount for such period, taken as a single accounting period, of (a) Consolidated Net Income, (b) Consolidated Non-cash Charges, (c) Consolidated Interest Expense and (d) Consolidated Income Tax Expense, less (ii) non-cash items increasing Consolidated Net Income for such period.

  "Consolidated Fixed Charge Coverage Ratio" means, with respect to the Company, the ratio of the aggregate amount of Consolidated EBITDA of the Company for the four full fiscal quarters for which financial information in respect thereof is available immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of the Company for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication, (a) the incurrence of any Indebtedness of the Company or any of the Restricted Subsidiaries during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation (and the application of the net proceeds thereof), as if such incurrence (and application) occurred on the first day of the Reference Period, (b) an adjustment to eliminate or include, as the case may be, the Consolidated EBITDA and Consolidated Fixed Charges of such person directly or indirectly attributable to assets which are the subject of any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale (after giving effect to any Designation of Unrestricted Subsidiaries) or Asset Acquisition occurred on the first day of the Reference Period and (c) the retirement of Indebtedness during the Reference Period which cannot thereafter be reborrowed occurring as if retired on the first day of the Reference Period. For purposes of calculating

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

"Consolidated Fixed Charges" for this "Consolidated Fixed Charge Coverage Ratio," interest on Indebtedness incurred during the Four Quarter Period under any revolving credit facility which can be borrowed and repaid without reducing the commitments thereunder shall be the actual interest during the Four Quarter Period. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (i) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date, (ii) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Reference Period; and (iii) notwithstanding clauses (i) and (ii) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements.

  "Consolidated Fixed Charges" means, with respect to the Company for any period, the amounts for such period of Consolidated Interest Expense.

  "Consolidated Income Tax Expense" means, with respect to the Company for any period, the provision for federal, state, local and foreign income taxes of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, with respect to the Company for any period, without duplication, the sum of (i) the interest expense of the Company and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, excluding fees related to the issuance of the Notes, but including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation which in accordance with GAAP is required to be reflected on an income statement, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing (other than in respect of Letters of Credit relating to bid, performance and advance payment obligations incurred in the ordinary course of business), (e) dividends payable in respect of Redeemable Capital Stock (whether or not paid) other than Series A Preferred Stock and (f) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to the Company, for any period, the consolidated net income (or loss) of the Company (including the Restricted Subsidiaries and the Joint Ventures) for such period as determined in accordance with GAAP consistently applied adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereof) and the non-recurring cumulative effect of accounting charges, (ii) except to the extent actually received by the Company, any Restricted Subsidiary and any Joint Venture, income of the Company, the Restricted Subsidiaries and the Joint Ventures derived from or in respect of all Investments in persons other than any Restricted Subsidiary or Joint Ventures, (iii) the portion of net income (or loss) of any Joint Venture allocable to interests in such person other than the interests of the Company or any Restricted Subsidiary, (iv) net income (or loss) of any person combined with the Company, one of the Restricted Subsidiaries or one of the Joint Ventures on a "pooling of interests" basis attributable to any period prior to the date of combination, (v) any gain or loss realized upon the termination of any employee pension benefit plan, on an after-tax basis, (vi) gains or losses in respect of any Asset Sales by the Company, one of the Restricted Subsidiaries or one of the Joint Ventures (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis, and (vii) the net income of any Restricted Subsidiary (other than JRMI and the OPI Guarantors) to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income
(A) is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders or (B) requires the approval of any minority interest in such Restricted Subsidiary except to the extent dividends or similar distributions are actually declared payable to the Company by such Restricted Subsidiary; provided that there shall be included in net income of the Company or such Restricted Subsidiary dividends or distributions excluded from net income of such person in a previous fiscal period pursuant to clause
(ii) or clause (vii) to the extent such dividends or distributions are actually received in the current fiscal period.

  "Consolidated Non-cash Charges" means, with respect to the Company for any period, the aggregate depreciation, amortization and other non-cash expenses (including, without limitation, non-cash reserves and non-cash charges) of the Company, the Restricted Subsidiaries and the Joint Ventures reducing Consolidated Net Income of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP adjusted, to the extent included in calculating such depreciation, amortization and non-cash expenses, by excluding, without duplication the portion thereof allocable to interests in Joint Ventures by any person other than the Company or any Restricted Subsidiary.

  "Credit Agreement" means the Competitive Advance and Revolving Credit Facility Agreement dated as of June 7, 1995 among the Company, J. Ray McDermott Holdings, Inc., JRMI, the financial institutions from time to time party thereto, Texas Commerce Bank National Association as administrative agent, Chemical Bank, as auction agent and Bank of America National Trust and Savings Association, as co-agent, as such agreement may be amended, modified, supplemented, extended, restated, replaced, restructured, renewed or refinanced from time to time in one or more credit agreements, loan agreements, instruments or similar agreements, as such may be further amended, modified, supplemented, extended, restated, replaced, restructured, renewed or refinanced from time to time, in each case in accordance with and as permitted by the Indenture.

  "Credit Agreement Obligations" means all monetary obligations of every nature of the Company or a Restricted Subsidiary, including without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, from time to time owed to the lenders or any agent under or in respect of the Credit Agreement.

  "Currency Agreement Obligations" means the obligations of any person under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such person against fluctuations in currency values.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the Credit Agreement Obligations and (ii) any other Senior Indebtedness which (a) at the time of incurrence equals or exceeds $50,000,000 in aggregate principal amount and (b) is specifically designated by the Company in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of this Indenture.

  "Designation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "Designation Amount" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "Event of Default" has the meaning set forth under "--Events of Default" herein.

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

  "Fair Market Value" with respect to any asset or property means the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a board resolution which determination shall be conclusive for all purposes of the Indenture.

  "GAAP" means, at any date, generally accepted accounting principles in the United States set forth in the Statements of Financial Accounting Standards and the Interpretations, Accounting Principles Board Opinions and AICPA Accounting Research Bulletins that are applicable to the circumstances as of the date of determination and consistently applied; provided, however, that, except as otherwise provided, all calculations made for purposes of determining compliance with the terms of the covenants set forth in "Certain Covenants" and other provisions of the Indenture shall utilize GAAP in effect at the Issue Date.

  "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

  "Indebtedness" means, with respect to any person, without duplication, (a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables, advances on contracts and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit, banker's acceptance or other similar credit transaction, (b) all obligations of such person evidenced by bonds, notes, debentures or other similar instruments, (c) all Indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such person, (e) all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing contractual right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees of Indebtedness referred to in this definition by such person, (g) all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (h) all obligations of such person under or in respect of Currency Agreement Obligations and Interest Rate Protection Obligations of such person and (i) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) through (h) above. For purposes hereof, (x) the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be the Fair Market Value of such Redeemable Capital Stock (provided that if such Redeemable Capital Stock is not at the date of determination permitted or required to be repurchased, the "maximum fixed repurchase price" shall be the book value of such Redeemable Capital Stock) and (y) Indebtedness is deemed to be incurred pursuant to a revolving credit facility each time an advance is made thereunder. For purposes of the covenant "Limitation on Additional Indebtedness," in determining the principal amount of any Indebtedness to be incurred by the Company or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which

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

provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination and (y) effect shall be given to the impact of any Interest Rate Protection Obligations and Currency Agreement Obligations with respect to such Indebtedness. When any person becomes a Restricted Subsidiary, there shall be deemed to have been an incurrence by such Restricted Subsidiary of all Indebtedness for which it is liable at the time it becomes a Restricted Subsidiary. If the Company or any of the Restricted Subsidiaries, directly or indirectly, guarantees Indebtedness of a third person, there shall be deemed to be an incurrence of such guaranteed Indebtedness as if the Company or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness; provided that as and to the extent that the Company or such Restricted Subsidiary, as the case may be, shall be entitled pursuant to the terms of any agreement then in effect, to reimbursement, indemnity or contribution from any person (other than the Company or any of its Subsidiaries or Joint Ventures) that the Company reasonably deems to be solvent for amounts as to which the Company or such Restricted Subsidiary, as the case may be, may become liable for or have to pay pursuant to such a guarantee of Indebtedness of a Joint Venture, such amount, but not the remaining amount, shall not be treated for this purpose as having been guaranteed.

  "Indemnifiable Taxes" means any Taxes imposed by the Republic of Panama (or any province or territory or jurisdiction or subdivision thereof) in respect of a payment upon, under or with respect to a Note pursuant to such Note or the Indenture, other than any Taxes imposed, payable or due by reason of (i) a failure of the holder of such Note to comply with any applicable certification, identification, information, documentation, application, notification or other reporting requirement imposed by statute, treaty, regulation or administrative practice or (ii) a present or former connection between the Republic of Panama (or any province or territory or jurisdiction or subdivision thereof) and the holder of such Note (or a shareholder or affiliate thereof) otherwise than by the mere acquisition, holding or disposition (other than an actual disposition in the Republic of Panama) of the Note or the receipt of payments thereunder.

  "Interest Rate Protection Obligations" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same nominal amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

  "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit, guarantee or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person. "Investments" shall exclude contracts in progress and extensions of trade credit by any person in the ordinary course of business of such person. In addition to the foregoing, any foreign exchange contract, currency swap or similar agreement shall constitute an Investment hereunder.

  "Joint Venture" means any person (i) in which the Company or any Wholly-Owned Restricted Subsidiary, directly or indirectly, owns at least 33% or more of the Capital Stock or partnership or other equity interests of such person, (ii) as to which the Company or such Wholly-Owned Restricted Subsidiary, as the case may be, has either (a) the power to control, directly or indirectly (whether through the exercise of voting rights, representation on the board of directors or other governing body of such person, the exercise of veto rights, or otherwise), any decisions by such person with respect to the payment of dividends or the making of distributions by such person or (b) the right (by contract, applicable law or otherwise) to cause the dissolution and liquidation of such person (including pursuant to contractual provisions governing deadlock that may require good faith efforts to resolve any deadlock prior to any such dissolution or liquidation) and (iii) that was formed with one or more persons who are not Affiliates (provided that the [engineering joint venture] may be formed with an Affiliate), and (iv) is engaged in the marine construction business or a business reasonably related thereto. Any Subsidiary of a Joint Venture of which the Company owns, directly or indirectly, 25% of the Capital Stock of such Subsidiary, shall be treated as a Joint Venture. As of the Issue Date, the following persons constituted Joint
Ventures: Offshore Marine Chartering, N.V.; HeereMac v.o.f.; Panama Offshore Chartering Company, Inc.; U.S. Offshore Chartering; Far East Vessels Inc.; Heerema McDermott Australia Pty Ltd; McDermott-ETPM Inc.; McDermott-ETPM West, Inc.; McDermott-ETPM East, Inc.; McDermott-ETPM Far East, Inc.; ETPM International S.A.S.; ETPM International (UK) Ltd.; McDermott Subsea Constructors Ltd.; Brown & Root McDermott Fabricators Limited; CCC Fabricacciones y Construcciones, S.A. de C.V.; Offshore Hyundai International, Ltd.; TL Offshore Sdn. Bhd.; TL Marine Sdn. Bhd.; Spars International Inc.; and each of their respective Subsidiaries.

  "JRMI" means J. Ray McDermott, Inc., a Delaware corporation and a Restricted Subsidiary.

  "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement having substantially the same economic effect as any of the foregoing.

  "MII" means McDermott International, Inc., a Panama corporation.

  "Moody's" means Moody's Investors Services, Inc. and its successors.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, including, without limitation, payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of (i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid and which have been paid, or amounts required to be pledged and which are pledged, to secure Indebtedness owed, to any person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale (which, in the case of a Lien, is being pledged or applied to permanently reduce Indebtedness secured by such Lien) and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee.

  "OPI Guarantors" means each person designated as either a "Parent Guarantor" or a "Guarantor" in the indenture governing the OPI Notes.

  "OPI Notes" means the 12 7/8% Guaranteed Senior Notes due July 15, 2002 issued pursuant to an Indenture, dated as of July 2, 1992, as supplemented and in effect from time to time, among JRMI, J. Ray McDermott Holdings, Inc., OPI Vessels, Inc., OPI Vessels, Ltd. and Offshore Petroleum Divers, Inc. and NationsBank of Texas, National Association, as Trustee.

  "Pari Passu Indebtedness" means any Indebtedness of the Company ranking pari passu in right of payment with the Notes.

  "Permitted Agreement" means each of (i) the Letter Agreement dated as of January 31, 1995 by and between the Company and MII; (ii) the Transition Services Agreement dated as of August 16, 1994 by and between the Company and MII, as amended through the Issue Date; (iii) the Services Agreement dated as of August 16, 1994 by and between the Company and MII, as amended through the Issue Date; (iv) the Registration Rights Agreement dated as of January 31, 1995 by and between the Company and MII; (v) the Purchase Agreement dated as of May 30, 1995 by and between the Company and MII; (vi) the Term Note

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

dated as of January 31, 1995 issued by the Company to MII; (vii) the Letter Agreement relating to litigation support dated as of January 31, 1995 by and between the Company and MII; and (viii) the [engineering joint venture agreement]; as any such Permitted Agreement may be modified from time to time; provided that any such modification is no less favorable to the holders of Notes than the applicable provision of any such Permitted Agreement in effect on the Issue Date.

  "Permitted Holder" means MII, its controlled Affiliates, and their respective successors to their businesses substantially as an entirety.

  "Permitted Investment" means any of the following: (a) Investments in the Company or any Wholly-Owned Restricted Subsidiary (including any person that pursuant to such Investment becomes a Wholly-Owned Restricted Subsidiary) and any person that is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or any Wholly-Owned Restricted Subsidiary at the time such Investment is made; (b) Investments in any Joint Venture; (c) Investments in prepaid expenses, negotiable instruments and other similar instruments (other than of Affiliates) held for collection;
(d) Investments in Cash Equivalents; (e) Investments in deposits with respect to leases, workers' compensation or utilities provided to third parties in the ordinary course of business; (f) Investments in the Notes; (g) Investments in agreements giving rise to Interest Rate Protection Obligations and Currency Agreement Obligations permitted by the covenant "--Limitation on Additional Indebtedness"; (h) loans or advances to officers, employees or consultants of the Company and the Restricted Subsidiaries in the ordinary course of business for bona fide business purposes of the Company and the Restricted Subsidiaries
(including travel and moving expenses) not in excess of $    in the aggregate
at any one time outstanding; (i) Investments in evidences of Indebtedness, securities or other property received from another person by the Company or any of the Restricted Subsidiaries in connection with any bankruptcy proceeding or by reason of a composition or readjustment of debt or a reorganization of such person or as a result of foreclosure, perfection or enforcement of any Lien in exchange for evidences of Indebtedness, securities or other property of such person held by the Company or any of the Restricted Subsidiaries, or for other liabilities or obligations of such other person to the Company or any of the Restricted Subsidiaries that were created in accordance with the terms of the Indenture; and (j) non-cash consideration received as a result of Asset Sales permitted under the "Disposition of Proceeds of Asset Sales" covenant.

  "person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock whether now outstanding or issued after the Issue Date, including, without limitation, all classes and series of preferred or preference stock of such person.

  "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of the Company or the Restricted Subsidiaries, and any additions and accessions thereto, which are purchased or constructed by the Company or any Restricted Subsidiary at any time after the Issue Date; provided that (i) any security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a "Security Agreement") shall be entered into prior to the date that is 90 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and (iii) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Security Agreement is entered into exceed 100% of the purchase price to the Company or any Restricted Subsidiary of the assets subject thereto or (B) the Indebtedness

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

secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

  "Receivables Facility" means an agreement or series of agreements under which the Company or the Restricted Subsidiaries sell accounts receivable and related assets to unrelated third parties (or to special purpose entities created for this purpose for resale to unrelated third parties) for cash on a non-recourse basis (subject to exposures and liabilities customarily retained by sellers in transactions of that type) and on terms (including discounts) customary for transactions of that type.

  "Receivables Facility Obligations" means any Indebtedness arising under a Receivables Facility.

  "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the Final Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to the Final Stated Maturity of the principal of the Notes, or, at the option of the holder thereof, is convertible into or exchangeable for debt securities at any time prior to the Final Stated Maturity of the principal of the Notes.

  "Restricted Payment" has the meaning set forth under "--Limitation on Restricted Payments" covenant above.

  "Restricted Subsidiary" means any Subsidiary of the Company that is not a Joint Venture and that has not been designated by the Board of Directors of the Company, by a Board Resolution of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law or governmental regulation shall be disregarded in determining the ownership of a Restricted Subsidiary.

  "Revocation" has the meaning ascribed to that term under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries."

  "S&P" means Standard & Poor's Corporation and its successors.

  "Sale-Leaseback Transaction" means, with respect to any person, any direct or indirect arrangement pursuant to which properties or assets are sold or transferred by such person and are thereafter leased back from the purchaser or transferee thereof by such person or one of its Affiliates.

  "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any Bankruptcy Law, whether or not such interest is an allowable claim in such proceeding) on, and all other amounts owing in respect of, all Credit Agreement Obligations of the Company. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (a) Indebtedness evidenced by the Notes, (b) Indebtedness that is expressly subordinate or junior in right of payment to any Senior Indebtedness of the Company, (c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is by its terms without recourse to the Company, (d) any repurchase, redemption or other obligation in respect of Redeemable Capital Stock of the Company, (e) to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade payables or other current liabilities (other than any current liabilities owing under the Credit Agreement Obligations or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (e)), (f) to the extent it might constitute Indebtedness, any liability for federal, state, local or other taxes owed or owing by the Company, (g) Indebtedness of the Company to a Subsidiary of the Company or any other Affiliate of the Company or any of such Affiliate's Subsidiaries, and (h) that portion of any Indebtedness of the Company which at the time of issuance is issued in violation of the Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (h) if the holder(s) of such Indebtedness or their representative or the Company shall have furnished to the Trustee an opinion of counsel unqualified in all material respects of independent legal counsel, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon a certificate of the Company) to the effect that the incurrence of such Indebtedness does not violate the provisions of such Indenture).

  "Senior Subordinated Note Obligations" means any principal of, premium, if any, and interest on, and any other amounts (including, without limitation, any payment obligations with respect to the Notes arising as a result of any Asset Sale, Change of Control or redemption) owing in respect of, the Notes payable pursuant to the terms of the Notes or the Indenture or upon acceleration of the Notes.

  "Series A Preferred Stock" means the Series A $2.25 cumulative convertible Preferred Stock of the Company, par value $.01 per share.

  "Significant Joint Venture" means any Joint Venture which, if it were a Subsidiary of the Company, would be a Significant Subsidiary.

  "Significant Subsidiary" shall have the same meaning as in Rule 1.02(w) of Regulation S-X under the Securities Act as of the Issue Date, provided that no Unrestricted Subsidiary shall be deemed a Significant Subsidiary.

  "Specified Indebtedness" means any Senior Indebtedness and any Indebtedness of any Restricted Subsidiary which is not subordinated to any other Indebtedness of such Restricted Subsidiary.

  "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which any principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness or any installments of interest thereon, means any date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or such installment of interest thereon, is due and payable.

  "Subordinated Indebtedness" means Indebtedness of the Company which by its terms is expressly subordinated in right of payment to the Notes.

  "Subsidiary" means, with respect to any person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person or by such person and one or more Subsidiaries of such person and (ii) any other person (other than a corporation), including, without limitation, a joint venture, in which such person, one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions). For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law or governmental regulation shall be disregarded in determining the ownership of a Subsidiary.

  "Taxes" means any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liabilities related thereto) imposed or levied by or on behalf of a Taxing Authority.

  "Taxing Authority" means any government or any political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

  "Unrestricted Subsidiary" means a Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries," and any Subsidiary of such Unrestricted Subsidiary. Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

  "Vessel Sales" means the sale by the Company to the HeereMac Joint Venture ("HeereMac") of the Company's Vessels identified as DB 101 and DB 102 pursuant
to each of the [Purchase and Sale Agreement dated as of [    ], 1996 among the
Company, Heerema Offshore Construction Group, Inc. ("Heerema") and HeereMac
related to [    ]] and the [Purchase and Sale Agreement dated as of [   ], 1996
among the Company, Heerema and HeereMac related to [    ]] and the transactions
contemplated by each such agreement.
  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

  "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary of the Company of which 100% of the outstanding Capital Stock is owned by the Company and/or another Wholly-Owned Restricted Subsidiary of the Company. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law or governmental regulation shall be disregarded in determining the ownership of a Restricted Subsidiary.

BOOK-ENTRY DELIVERY AND FORM

  The Notes will be issued in the form of one or more fully registered global certificates (the "Global Certificates"). The Global Certificates will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of the Depositary's nominee. The Depositary will maintain the Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities.

  Except as set forth below, the Global Certificates may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

  The Depositary has advised the Company and the Underwriters as follows: It is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depositary only through Participants or indirect participants.

  The Depositary has also advised that pursuant to procedures established by it
(i) upon the issuance by the Company, of the Notes, the Depositary will credit the accounts of Participants designated by the Underwriters with the principal amount of the Notes purchased by the Underwriters, and (ii) ownership of beneficial interests in the Global Certificates will be shown on, and the transfer of that ownership will be

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

effected only through, records maintained by the Depositary (with respect to Participants' interests), the Participants and the indirect participants. A beneficial owner is the person who has the right to sell, transfer or otherwise dispose of an interest in the Notes and the right to receive the proceeds therefrom, as well as principal, premium (if any) and interest payable in respect of the Notes. The beneficial owner must rely on the foregoing arrangements to evidence its interest in the Notes. Beneficial ownership of the Notes may be transferred only by complying with the procedures of a beneficial owner's Participant (e.g., a brokerage firm) and the Depositary. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Certificates is limited to such extent.

  So long as a nominee of the Depositary is the registered owner of the Global Certificates, such nominee will be considered the sole owner or holder of the Notes for all purposes under the Indenture and any applicable laws. Except as provided below, owners of beneficial interests in the Global Certificates will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

  All rights of ownership must be exercised through the Depositary and the book-entry system, and notices that are to be given to registered owners by the Company or the Trustee will be given only to the Depositary. It is expected that the Depositary will forward notices to the Participants who will in turn forward notices to the beneficial owners. Neither the Company, the Trustee, the the paying agent nor the Notes registrar will have any responsibility or obligation to assure that any notices are forwarded by the Depositary to any Participant or by any Participant to the beneficial owners. Neither the Company, the Trustee, the paying agent nor the Notes registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificates, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Principal and interest payments on the Global Certificates registered in the name of the Depositary's nominee will be made by the Company, either directly or through a paying agent, to the Depositary's nominee as the registered owner of the Global Certificates. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payments of principal and interest on such Notes and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Certificates. The Depositary has advised the Company and the Trustee that its present practice is, upon receipt of any payment of principal or interest to credit immediately the accounts of the Participants with payment in amounts' proportionate to their respective holdings in principal amount of beneficial interests in the Global Certificates as shown on the records of the Depositary. Payments by Participants and indirect participants to owners of beneficial interests in the Global Certificates will be governed by standing instructions and customary practices as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such Participants or indirect participants.

  As long as the Notes are represented by the Global Certificates, the Depositary's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See "--Certain Covenants--Change of Control" and "--Limitation on Disposition of Proceeds of Asset Sales." Notice by Participants or indirect participants or by owners of beneficial interests in the Global Certificates held through such Participants or indirect participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by the Global Certificates must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other Participant or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their

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

customers and, accordingly, each beneficial owner should consult the broker or other Participant or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

  The Company will issue Notes in definitive form in exchange for the Global Certificates if, and only if, either (1) the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, or (2) an Event of Default has occurred and is continuing and the Notes registrar has received a request from the Depositary to issue Notes in definitive form in lieu of all or a portion of the Global Certificates. In either instance, an owner of a beneficial interest in the Global Certificates will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

                       CERTAIN INCOME TAX CONSIDERATIONS

UNITED STATES TAXATION

  Certain Federal Income Tax Considerations. The following summarizes certain United States federal income tax considerations relevant to investors purchasing the Notes, but is not a complete analysis of all of those provisions of United States federal income tax law that could apply to a holder of the Notes. This Summary does not address special rules applicable to certain investors, such as investors who are not citizens or residents of the United States or United States corporations, dealers in securities, banks, insurance companies and tax-exempt organizations. SUCH PERSONS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF ANY INVESTMENT IN THE NOTES.

  Taxation of Interest. Interest paid or accrued on the Notes will be taxable to a holder as ordinary income for United States federal income tax purposes. Certain holders of the Notes may be subject to backup withholding at the rate of 31% with respect to interest. Generally, backup withholding applies only when such holder (i) fails to furnish or certify a correct taxpayer identification number to the payor in the manner required or otherwise qualify for an exemption, (ii) is notified by the Internal Revenue Service ("IRS") that it has failed to report payments of interest and dividends properly or (iii) fails, under certain circumstances, to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

  Taxation on Disposition of the Notes. A holder whose Notes are sold or redeemed for cash will recognize gain or loss to the extent of the difference between the cash received (other than amounts reflecting accrued and unpaid interest on the Notes, which will be treated as ordinary income) and the holder's tax basis in the Notes. If the Note is a capital asset in the hands of the holder, such gain or loss may constitute a capital gain or loss, which will be long-term capital gain or loss if the note was held by the exchanging holder for more than one year. Proceeds from such a disposition of a Note can also be subject to backup withholding unless an exemption applies.

PANAMANIAN TAXES

  The principal Panamanian tax consequences of ownership of the Notes are as follows:

  General. Panama's income tax is exclusively territorial. Only income actually earned from sources within Panama is subject to taxation. Income earned by Panamanian corporations from operations outside Panama is not taxable in Panama. The territorial principle of taxation has been in force throughout the history of the country and is reflected in legislation, administrative regulations and court decisions.

  The Company is not subject to income taxes in Panama because all of its income arises from activities conducted entirely outside Panama. This is the case even though the Company maintains its registered office and permanently employs administrative personnel in Panama.

  Taxation of Interest. Interest paid by the Company in respect of the Notes will be exempted from Panamanian taxes otherwise payable by withholding at source on such income if the Company has no Panama sourced revenue.

  Taxation on Disposition of Notes. There are no Panamanian taxes on capital gains or other income realized by an individual or corporation, regardless of nationality or residence, on the sale or other disposition of the Notes because any gain arising from the sale or disposition of the Notes will not be deemed taxable in Panama if the Company's assets and activities are held or conducted entirely outside of Panama.

  The preceding summary of certain tax matters is based upon tax laws and regulations in effect as of the date of this Circular and is subject to any subsequent change in laws and regulations which may come into effect after such date.



                                  UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, the entire principal amount of the Notes. In the Purchase Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby if any are purchased.

  The Company has been advised by the Underwriter that the Underwriter proposes initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such
price less a concession not in excess of     % of the principal amount. The
Underwriter may allow, and such dealers may reallow, a discount not in excess
of     % of the principal amount to certain other dealers. After the initial public offering of the Notes, the public offering price, concession and discount may be changed.

  The Notes are a new issue of securities for which there is currently no public market. The Company intends to apply for listing of the Notes on the New York Stock Exchange. The Company has been advised by the Underwriter that, following completion of the initial offering of the Notes, the Underwriter presently intends to make a market in the Notes, although the Underwriter is under no obligation to do so and may discontinue any market making activities at any time without notice. No assurance, however, can be given as to the liquidity of the trading market for the Notes or that an active trading market for the Notes will develop. If an active public market does not develop, the market price and liquidity of the Notes may be adversely affected.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriter may be required to make in respect of such liabilities.

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

                                 LEGAL MATTERS

  Certain legal matters in connection with the Notes offered hereby will be passed upon for the Company by Baker & Botts, L.L.P., Houston, Texas, U.S. counsel to the Company. Certain matters with respect to Panamanian law will be passed upon for the Company by Durling & Durling, Panama City, Panama, Panamanian counsel to the Company. Certain legal matters will be passed upon for the Underwriter by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York. In giving their opinions, Baker & Botts, L.L.P. and Cahill Gordon & Reindel will rely upon the opinion of Durling & Durling as to the legal organization of the Company and as to other matters of Panamanian law. Cahill Gordon & Reindell has represented the Company and McDermott International in various legal matters from time to time.

                                    EXPERTS

  The consolidated financial statements of J. Ray McDermott, S.A. at March 31, 1995 and 1994, and for each of the three years in the period ended March 31, 1995, appearing in this Prospectus and the Registration Statement of which this Prospectus forms a part (the "Registration Statement") and in J. Ray McDermott, S.A.'s Annual Report on Form 10-K for the year ended March 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and included in such Annual Report on Form 10-K incorporated herein by reference. Such consolidated financial statements are included and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of McDermott-ETPM West, Inc. and Heerema Offshore Construction Group Inc.-McDermott International Inc. Joint Venture at March 31, 1995 and 1994, and for each of the three years in the period ended March 31, 1995, appearing in this Prospectus and the Registration Statement and in J. Ray McDermott, S.A.'s Annual Report on Form 10-K, as amended, for the year ended March 31, 1995, have been audited by KPMG Accountants N.V., independent auditors, as set forth in their report thereon appearing elsewhere herein, and included in such Annual Report on Form 10-K, as amended, incorporated herein by reference, which is based in part on the report of Ernst & Young LLP, independent auditors. Such combined financial statements referred to above are included and incorporated by reference herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), which can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at the regional offices of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Common Stock is listed on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company can be inspected and copied at the office of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

  This Prospectus, which constitutes part of a registration statement (the "Registration Statement") filed by the Company with the Commission under the Securities Act, omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and the exhibits thereto, which may be obtained at the public reference facilities maintained by the Commission as provided in the preceding paragraph, for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of such documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                      ENFORCEABILITY OF CIVIL LIABILITIES
                       UNDER THE FEDERAL SECURITIES LAWS

  The Company is a corporation organized under the laws of the Republic of Panama. In addition, certain of the directors and officers of the Company are residents of countries other than the United States. Accordingly, it may not be possible to effect service of process on such persons in the United States and to enforce judgments against such persons predicated on the civil liability provisions of the federal securities laws of the United States. Because a substantial amount of the assets of the Company is located outside the United States, any judgment obtained in the United States against the Company may not be fully collectible in the United States. The Company has been advised by its counsel in the Republic of Panama, Durling &
Durling, that courts in the Republic of Panama will enforce foreign judgments for liquidated amounts in civil matters, subject to certain conditions and exceptions.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-0558), are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

    (a) The Company's Annual Report on Form 10-K for the year ended March 31, 1995, as amended by Amendment No. 1 thereto on Form 10-K/A-1 dated June 28, 1995 and Amendment No. 2 thereto on Form 10-K/A-2 dated November 15, 1995;

    (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1995, September 30, 1995 and December 31, 1995; and

    (c) The Company's Current Report on Form 8-K dated February 14, 1995.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests for such copies should be directed to the Company at its principal executive offices located at 1450 Poydras Street, New Orleans, Louisiana 70112-6050, Attention: Richard R. Foreman (telephone number: (504) 587-5300).

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                         NUMBER
                                                                         ------
Consolidated Financial Statements for J. Ray McDermott, S.A. for the
 years ended March 31, 1995, 1994 and 1993
  Report of Independent Auditors.......................................    F-2
  Consolidated Balance Sheet...........................................    F-4
  Consolidated Statement of Income.....................................    F-6
  Consolidated Statement of Equity.....................................    F-8
  Consolidated Statement of Cash Flows.................................   F-10
  Notes to Consolidated Financial Statements...........................   F-11
Interim Condensed Consolidated Financial Statements for J. Ray
 McDermott, S.A. for the nine months ended December 31, 1995 and 1994
 (Unaudited)
  Condensed Consolidated Balance Sheet.................................   F-30
  Condensed Consolidated Statement of Income...........................   F-32
  Condensed Consolidated Statement of Cash Flows.......................   F-33
  Notes to Condensed Consolidated Financial Statements.................   F-34
Combined Financial Statement for McDermott ETPM-West, Inc. and Heerema
 Offshore Construction Group Inc.-- McDermott International, Inc. Joint
 Venture for the years ended March 31, 1995, 1994 and 1993
  Report of Independent Auditors--KPMG Accountants N.V.................   F-36
  Report of Independent Auditors--Ernst & Young LLP....................   F-37
  Combined Balance Sheet...............................................   F-38
  Combined Statement of Income.........................................   F-39
  Combined Statement of Owners' Equity.................................   F-40
  Combined Statement of Cash Flows.....................................   F-41
  Notes to Combined Financial Statements...............................   F-42

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
J. Ray McDermott, S. A.

  We have audited the accompanying consolidated balance sheet of J. Ray McDermott, S.A. as of March 31, 1995 and 1994, and the related consolidated statements of income, equity and cash flows for each of the three years in the period ended March 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of J. Ray McDermott, S.A. at March 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1995, in conformity with generally accepted accounting principles.

  As discussed in Note 2 to the consolidated financial statements, the Company changed its methods of accounting for postemployment benefits in 1995 and postretirement benefits other than pensions in 1993.

                                          ERNST & YOUNG LLP

New Orleans, Louisiana
May 24, 1995

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                             J. RAY MCDERMOTT, S.A.

                           CONSOLIDATED BALANCE SHEET

                            MARCH 31, 1995 AND 1994

                         ASSETS                               1995       1994
                         ------                            ---------- ----------
                                                              (IN THOUSANDS)
Current Assets:
  Cash and cash equivalents..............................  $   52,224 $   53,343
  Accounts receivable--trade.............................     244,212    152,047
  Accounts receivable--unconsolidated affiliates.........      56,104     11,126
  Accounts receivable--other.............................      33,830     48,134
  Contracts in progress..................................      54,947     47,202
  Other current assets...................................      28,819     19,946
                                                           ---------- ----------
    Total Current Assets.................................     470,136    331,798
                                                           ---------- ----------
Property, Plant and Equipment, at Cost:
  Land...................................................      21,948     16,949
  Buildings..............................................      82,490     84,393
  Machinery and equipment................................   1,374,672  1,392,814
  Property under construction............................      25,607     10,380
                                                           ---------- ----------
                                                            1,504,717  1,504,536
  Less accumulated depreciation..........................     910,555  1,022,729
                                                           ---------- ----------
Net Property, Plant and Equipment........................     594,162    481,807
                                                           ---------- ----------
Notes Receivable from McDermott International............          --     57,382
                                                           ---------- ----------
Excess of Cost Over Fair Value of Net Assets of Purchased
 Businesses Less Accumulated Amortization of $5,483,000
 at March 31, 1995.......................................     245,179     15,662
                                                           ---------- ----------
Investment in Unconsolidated Affiliates..................     105,283     90,370
                                                           ---------- ----------
Other Assets.............................................      67,502     30,590
                                                           ---------- ----------
    TOTAL................................................  $1,482,262 $1,007,609
                                                           ========== ==========


          See accompanying notes to consolidated financial statements.

                             J. RAY MCDERMOTT, S.A.

                           CONSOLIDATED BALANCE SHEET

                            MARCH 31, 1995 AND 1994

                LIABILITIES AND EQUITY                     1995        1994
                ----------------------                  ----------  ----------
                                                           (IN THOUSANDS)
Current Liabilities:
  Notes payable and current maturities of long-term
   debt................................................ $   55,894  $    3,346
  Note payable to McDermott International..............     39,750          --
  Current maturity of note payableto McDermott
   International.......................................         --      16,600
  Accounts payable.....................................    141,376     112,022
  Accrued employee benefits............................     18,351      16,739
  Accrued contract costs...............................     53,610      54,302
  Accrued liabilities--other...........................     86,891      57,625
  Advance billings on contracts........................     62,495      49,211
  U.S. and foreign income taxes........................     38,357      27,329
                                                        ----------  ----------
    Total Current Liabilities..........................    496,724     337,174
                                                        ----------  ----------
Long Term Debt.........................................     93,872       2,092
                                                        ----------  ----------
Notes Payable to McDermott International...............    231,000     281,419
                                                        ----------  ----------
Deferred and Non-Current Income Taxes..................     44,697     105,163
                                                        ----------  ----------
Other Liabilities......................................     56,498      28,740
                                                        ----------  ----------
Contingencies
Equity:
  Preferred Stock, par value $.01 per share, authorized
   10,000,000 shares:
   Series A $2.25 cumulative convertible, outstanding
    3,200,000 shares (liquidation preference
    $160,000,000)......................................         32          --
   Series B $2.25 cumulative convertible exchangeable,
    outstanding 458,632 shares (liquidation preference
    $11,465,800).......................................          5          --
  Common stock, par value $0.01 per share, authorized
   60,000,000 shares; outstanding 38,649,349 shares....        386          --
  Capital in excess of par value.......................    580,279          --
  Deficit..............................................     (6,598)         --
  Owner's equity.......................................         --     279,946
  Currency translation adjustments.....................    (14,633)    (26,925)
                                                        ----------  ----------
    Total Equity.......................................    559,471     253,021
                                                        ----------  ----------
    TOTAL.............................................. $1,482,262  $1,007,609
                                                        ==========  ==========

          See accompanying notes to consolidated financial statements.

                             J. RAY MCDERMOTT, S.A.

                        CONSOLIDATED STATEMENT OF INCOME

                FOR THE THREE FISCAL YEARS ENDED MARCH 31, 1995

                                               1995        1994        1993
                                            ----------  ----------  ----------
                                                     (IN THOUSANDS)
Revenues................................... $1,127,320  $1,193,881  $1,601,060
                                            ----------  ----------  ----------
Costs and Expenses:
  Cost of operations (excluding
   depreciation and amortization)..........    887,223     976,636   1,344,115
  Depreciation and amortization............     70,372      53,627      80,856
  Selling, general and administrative
   expenses................................    114,165     115,428     115,480
                                            ----------  ----------  ----------
                                             1,071,760   1,145,691   1,540,451
                                            ----------  ----------  ----------
                                                55,560      48,190      60,609
Equity in Income of Investees..............     22,857     106,593      84,973
                                            ----------  ----------  ----------
    Operating Income.......................     78,417     154,783     145,582
                                            ----------  ----------  ----------
Other Income (Expense):
  Interest income..........................      9,298       3,483       2,773
  Interest expense.........................    (25,158)    (20,076)    (22,569)
  Other-net................................      7,028       8,997      12,730
                                            ----------  ----------  ----------
                                               (8,832)      (7,596)     (7,066)
                                            ----------  ----------  ----------
Income Before Provision for Income Taxes
 and Cumulative Effect of Accounting
 Changes...................................     69,585     147,187     138,516
Provision for Income Taxes.................      8,885      28,050      42,760
                                            ----------  ----------  ----------
Income Before Cumulative Effect of
 Accounting Changes........................     60,700     119,137      95,756
Cumulative Effect of Accounting Changes....     (1,326)         --     (58,745)
                                            ----------  ----------  ----------
Net Income................................. $   59,374  $  119,137  $   37,011
                                            ==========  ==========  ==========


          See accompanying notes to consolidated financial statements. Significant related party transactions are disclosed in Note 6.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                             J. RAY MCDERMOTT, S.A.

                        CONSOLIDATED STATEMENT OF EQUITY

                FOR THE THREE FISCAL YEARS ENDED MARCH 31, 1995

                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                                         PREFERRED STOCK
                                                  -----------------------------
                                                     SERIES A       SERIES B
                                                  --------------- -------------
                                                             PAR           PAR
                                                   SHARES   VALUE SHARES  VALUE
                                                  --------- ----- ------- -----
Balance March 31, 1992...........................        --  $--       --  $--
                                                  ---------  ---  -------  ---
Net income.......................................        --   --       --   --
Translation adjustments..........................        --   --       --   --
Distributions to McDermott International.........        --   --       --   --
                                                  ---------  ---  -------  ---
Balance March 31, 1993...........................        --   --       --   --
                                                  ---------  ---  -------  ---
Net income.......................................        --   --       --   --
Translation adjustments..........................        --   --       --   --
Distributions to McDermott International.........        --   --       --   --
                                                  ---------  ---  -------  ---
Balance March 31, 1994...........................        --   --       --   --
                                                  ---------  ---  -------  ---
Net income.......................................        --   --       --   --
Dividends declared on preferred stock............        --   --       --   --
Translation adjustments..........................        --   --       --   --
Distributions to McDermott International.........        --   --       --   --
Contribution of McDermott International's marine
 construction services business.................. 3,200,000   32       --   --
Acquisition of Offshore Pipelines, Inc...........        --   --  458,632    5
Shares issued upon exercise of stock options.....        --   --       --   --
Net unrealized loss on Investments...............        --   --       --   --
                                                  ---------  ---  -------  ---
Balance March 31, 1995........................... 3,200,000  $32  458,632  $ 5
                                                  =========  ===  =======  ===


          See accompanying notes to consolidated financial statements.


  COMMON STOCK
-----------------   CAPITAL                        CURRENCY
             PAR   IN EXCESS            OWNER'S   TRANSLATION
  SHARES    VALUE OF PAR VALUE DEFICIT   EQUITY   ADJUSTMENTS  TOTAL
----------  ----- ------------ -------  --------  ----------- --------
        --   $--         $--       $--  $201,426   $(6,239)   $195,187
----------  ----    --------   -------  --------   --------   --------
        --    --          --        --    37,011         --     37,011
        --    --          --        --        --    (15,242)   (15,242)
        --    --          --        --   (47,333)        --    (47,333)
----------  ----    --------   -------  --------   --------   --------
        --    --          --        --   191,104    (21,481)   169,623
----------  ----    --------   -------  --------   --------   --------
        --    --          --        --   119,137         --    119,137
        --    --          --        --        --     (5,444)    (5,444)
        --    --          --        --   (30,295)        --    (30,295)
----------  ----    --------   -------  --------   --------   --------
        --    --          --        --   279,946    (26,925)   253,021
----------  ----    --------   -------  --------   --------   --------
        --    --          --    (5,106)   64,480         --     59,374
        --    --          --    (1,117)       --         --     (1,117)
        --    --          --        --        --     12,292     12,292
        --    --          --        --   (46,249)        --    (46,249)

24,668,297   246     231,277        --  (298,177)        --    (66,622)
13,917,946   139     348,573        --        --         --    348,717
    63,106     1         429        --        --         --        430
        --    --          --      (375)       --         --       (375)
----------  ----    --------   -------  --------   --------   --------
38,649,349  $386    $580,279   $(6,598) $     --   $(14,633)  $559,471
==========  ====    ========   =======  ========   ========   ========


          See accompanying notes to consolidated financial statements.

                             J. RAY MCDERMOTT, S.A.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                FOR THE THREE FISCAL YEARS ENDED MARCH 31, 1995

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                   1995      1994      1993
                                                 --------  --------  --------
                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income...................................... $ 59,374  $119,137  $ 37,011
                                                 --------  --------  --------
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization.................   70,372    53,627    80,856
  Equity in income of investees less dividends..   42,810   (47,414)  (83,611)
  Gain on sale and disposal of assets...........   (1,862)   (2,997)  (20,708)
  Provision for (benefit from) deferred taxes...  (35,769)    3,616   (15,804)
  Other.........................................    1,253   (23,410)   (2,215)
  Changes in assets and liabilities, net of
   effects from acquisitions:
    Accounts receivable.........................   28,290    85,955   (16,851)
    Net contracts in progress and advance
     billings...................................   13,081    25,506    11,224
    Accounts payable............................  (46,707)  (29,490)    7,321
    Accrued liabilities.........................  (33,689)  (39,172)   41,368
    Income taxes................................    9,958    (6,525)   33,017
    Other, net..................................  (28,086)   (3,315)   62,666
                                                 --------  --------  --------
NET CASH PROVIDED BY OPERATING ACTIVITIES.......   79,025   135,518   134,274
                                                 --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquired from Offshore Pipelines, Inc...........   10,828        --        --
Purchases of property, plant and equipment......  (46,793)  (18,898)  (35,576)
Proceeds from sale and disposal of assets.......   15,580     3,938     9,129
(Increase) decrease in notes receivable from
 McDermott International........................  (16,802)  (50,096)      818
Other...........................................     (773)       --       (97)
                                                 --------  --------  --------
NET CASH USED IN INVESTING ACTIVITIES...........  (37,960)  (65,056)  (25,726)
                                                 --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt......................    2,348        --        --
Increase (decrease) in short-term borrowings....   22,348     1,627    (9,782)
Decrease in notes payable to McDermott
 International..................................  (19,705)  (13,927)  (30,796)
Distributions to McDermott International........  (46,249)  (30,295)  (47,333)
Preferred dividends paid........................     (900)       --        --
Other...........................................     (369)     (410)   (2,965)
                                                 --------  --------  --------
NET CASH USED IN FINANCING ACTIVITIES...........  (42,527)  (43,005)  (90,876)
                                                 --------  --------  --------
EFFECTS OF EXCHANGE RATE CHANGES ON CASH........      343    (1,108)   (8,869)
                                                 --------  --------  --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS....................................   (1,119)   26,349     8,803
                                                 --------  --------  --------
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..   53,343    26,994    18,191
                                                 --------  --------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR........ $ 52,224  $ 53,343  $ 26,994
                                                 ========  ========  ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
Cash paid during the period for:
  Interest (net of amount capitalized).......... $ 23,146  $ 20,080  $ 22,584
  Income taxes (net of refunds)................. $ 21,910  $ 15,233  $ 11,075
                                                 --------  --------  --------

          See accompanying notes to consolidated financial statements.

                             J. RAY MCDERMOTT, S.A.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE THREE FISCAL YEARS ENDED MARCH 31, 1995

NOTE 1--BASIS OF PRESENTATION

  J. Ray McDermott, S.A. ("JRM") was incorporated on March 22, 1994 in the Republic of Panama and had no significant operations prior to January 31, 1995 when McDermott International, Inc. ("International") contributed substantially all of its marine construction services business to JRM and JRM acquired Offshore Pipelines, Inc. ("OPI") (the "Merger") pursuant to an Agreement and Plan of Merger dated as of June 2, 1994 as amended (the "Merger Agreement"). See Note 3 to the consolidated financial statements.

  JRM issued 3,200,000 shares of Series A $2.25 Cumulative Convertible Preferred Stock; 24,668,297 shares of common stock; $231,000,000 of 9% Senior Subordinated Notes due 2001 and a Floating Rate Demand Note of $39,750,000 to International in exchange for its marine construction services business excluding certain assets and liabilities which were retained by International.

  The contribution of International's marine construction services business to JRM has been accounted for in a manner similar to a pooling of interests and the financial statements reflect International's historical cost of the assets and liabilities contributed. For periods prior to the contribution, the financial statements include charges from International for direct costs and allocations of corporate overhead and other costs. Management believes that the allocation methods were reasonable and that the allocations were representative of what the costs would have been on a stand alone basis.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements are presented in U.S. Dollars in accordance with accounting principles generally accepted in the United States. The consolidated financial statements include the accounts of JRM, and all subsidiaries and controlled joint ventures. Investments in joint ventures and other entities in which JRM has a 20% to 50% interest are accounted for on the equity method. Differences between the cost of equity method investments and the amount of underlying equity in net assets of the investees are amortized systematically to income. All significant intercompany transactions and accounts have been eliminated. Certain amounts previously reported have been reclassified to conform with the presentation at March 31, 1995.

  Unless the context otherwise requires, hereinafter, "JRM" will be used to mean J. Ray McDermott, S.A. and its consolidated subsidiaries; "International" will be used to mean McDermott International, Inc., a Panamanian corporation that is the parent company of the McDermott group of companies and the majority owner of JRM; and "McDermott International" will be used to mean the consolidated enterprise.

 Changes in Accounting Policies

  Postemployment Benefits--Effective April 1, 1994, JRM adopted Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits," in accounting for disability benefits and other types of benefits paid to employees, their beneficiaries and covered dependents after active employment, but before retirement. The cumulative effect as of April 1, 1994 of this change in accounting was to reduce net income by $1,326,000 (net of income taxes of $72,000). Other than the cumulative effect, the accounting change had no material effect on the results of fiscal year 1995. Prior to April 1, 1994, JRM recognized the cost of providing most of these benefits on a cash basis. Under this new

                             J. RAY MCDERMOTT, S.A.

principle of accounting, the cost of these benefits is accrued when it becomes probable that such benefits will be paid and when sufficient information exists to make reasonable estimates of the amounts to be paid. In accordance with the Statement, prior period financial statements have not been restated to reflect this change in accounting principle.

  Postretirement Health Care Benefits--Effective April 1, 1992, JRM adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". In accordance with the Statement, JRM elected immediate recognition of the transition obligation and recognized $58,745,000 (net of income tax benefit of $25,478,000) as the cumulative effect of an accounting change. In fiscal year 1993, other than the cumulative effect of the accounting change, the adoption of SFAS No. 106 resulted in a decrease in Income before Cumulative Effect of Accounting Change of $1,958,000.

 Income Taxes

  Income taxes have been provided using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes". Prior to the January 31, 1995 contribution by International, the U.S. subsidiaries and divisions of JRM were included in the U.S. federal income tax return filed by McDermott Incorporated ("McDermott"), a subsidiary of International. McDermott's policy for allocation of U.S. federal income taxes provided generally that the U.S. subsidiaries and divisions of JRM compute the provision for U.S. federal income taxes on a separate company basis. Subsequent to the contribution, these U.S. subsidiaries and divisions are included in the U.S. federal tax return filed by J. Ray McDermott Holdings, Inc., a subsidiary of JRM.

 Foreign Currency Translation

  Assets and liabilities of foreign operations, other than operations in highly inflationary economies, are translated into U.S. Dollars at current exchange rates and income statement items are translated at average exchange rates for the year. Adjustments resulting from the translation of foreign currency financial statements are recorded in a separate component of equity. Foreign currency transaction adjustments are reported in income. Included in Other Income (Expense) are transaction gains (losses) of $771,000, ($2,029,000), and ($4,540,000) for fiscal years 1995, 1994 and 1993, respectively.

 Contracts and Revenue Recognition

  Contract revenues and related costs are principally recognized on a percentage of completion method for individual contracts or components thereof based upon work performed or a cost to cost method, as applicable to the product or activity involved. Revenues and related costs so recorded, plus accumulated contract costs that exceed amounts invoiced to customers under the terms of the contracts, are included in Contracts in Progress. Billings that exceed accumulated contract costs and revenues and costs recognized under percentage of completion are included in Advance Billings on Contracts. Most long-term contracts have provisions for progress payments. Contract price and cost estimates are reviewed periodically as the work progresses and adjustments proportionate to the percentage of completion are reflected in income in the period when such estimates are revised. There are no unbilled revenues which will not be billed. Provisions are made currently for all known or anticipated losses. Claims for extra work or changes in scope of work are included in contract revenues when collection is probable. Included in Accounts Receivable and Contracts in Progress at March 31, 1994 was $46,567,000 relating to commercial and U.S. Government contract claims

                             J. RAY MCDERMOTT, S.A.

whose final settlement was subject to future determination through negotiations or other procedures which had not been completed. These claims were excluded from the contribution of McDermott International's marine construction services business to JRM under the terms of the Merger Agreement.

                                                                1995     1994
                                                               -------  -------
                                                               (IN THOUSANDS)
   Included in Contracts in Progress are:
   Costs incurred less costs of revenue recognized............ $ 2,795  $29,703
   Revenues recognized less billings to customers.............  52,152   17,499
                                                               -------  -------
   Contracts in Progress...................................... $54,947  $47,202
                                                               =======  =======
   Included in Advance Billings on Contracts are:
   Billings to customers less revenues recognized............. $67,839  $49,235
   Costs incurred less costs of revenue recognized............  (5,344)     (24)
                                                               -------  -------
   Advance Billings on Contracts.............................. $62,495  $49,211
                                                               =======  =======

  Included in accounts receivable--trade are amounts representing retainages on contracts as follows:

                                                                  1995    1994
                                                                 ------- -------
                                                                 (IN THOUSANDS)
   Retainages................................................... $20,864 $12,253
                                                                 ======= =======

  All of the 1995 retainages are expected to be collected within the next year.

 Depreciation, Maintenance and Repairs and Drydocking Expenses

  Except for major marine vessels, property, plant and equipment is depreciated on the straight-line method, using estimated economic useful lives of 8 to 30 years for buildings and 2 to 20 years for machinery and equipment.

  Major marine vessels are depreciated on the units-of-production method based on the utilization of each vessel. Depreciation expense calculated under the units-of-production method may be less than, equal to, or greater than depreciation expense calculated under the straight-line method in any period. The annual depreciation based on utilization of each vessel will not be less than the greater of 25% of annual straight-line depreciation, or 50% of cumulative straight-line depreciation.

  Maintenance, repairs and renewals which do not materially prolong the useful life of an asset are expensed as incurred except for drydocking costs for the marine fleet, which are estimated and accrued over the period of time between drydockings, and such accruals are charged to operations currently.

 Amortization of Excess of Cost Over Fair Value of Net Assets of Purchased Businesses

  Excess of the cost over fair value of net assets of purchased businesses pertains to the acquisitions of OPI and Northern Ocean Services Limited (See
Note 3) and is being amortized on a straight-line basis over ten years. Management periodically reviews goodwill to assess recoverability, and impairments would be recognized in operating results if a permanent diminution in value were to occur.

                             J. RAY MCDERMOTT, S.A.

 Earnings Per Share

  Earnings per share has been omitted because JRM was not a separate entity with its own capital structure during the periods presented (See Note 3).

 Cash Equivalents

  Cash equivalents are highly liquid investments, with maturities of three months or less when purchased.

 Derivative Financial Instruments

  Derivatives, primarily forward exchange contracts, are utilized to minimize exposure and reduce risk from foreign exchange fluctuations in the regular course of business. Gains and losses relating to qualified hedges of firm commitments are deferred and recognized in income or as adjustments of carrying amounts when the hedged transactions occur. Gains and losses on forward exchange contracts which hedge foreign currency assets or liabilities are recognized in income as incurred. Such amounts effectively offset gains and losses on the foreign currency assets or liabilities that are hedged.

NOTE 3--ACQUISITIONS

  On January 31, 1995, JRM acquired OPI, a full-range provider of offshore marine construction and other related services to the oil and gas industry. Pursuant to the Merger Agreement, OPI investors received 13,867,946 shares of JRM common stock, options to acquire 897,818 shares of JRM common stock and 458,632 shares of JRM Series B $2.25 Cumulative Convertible Exchangeable Preferred Stock in exchange for all of the outstanding common stock, common stock options and preferred stock of OPI. The acquisition was accounted for by the purchase method and, accordingly, the purchase price ($369,868,000, including direct costs of acquisition and non-compete agreements) has been allocated to the underlying assets and liabilities based upon the preliminary fair values at the date of acquisition. The excess of cost over fair value of net assets acquired is being amortized over 10 years. The operating results have been included in the Consolidated Statement of Income from the acquisition date. The preliminary purchase price allocation is subject to change when additional information concerning asset and liability valuations is obtained. Therefore, the final allocation may differ from the preliminary allocation summarized as follows:

                                                                 (IN THOUSANDS)
                                                                 --------------
      Cash and cash equivalents.................................   $  10,828
      Other working capital--net................................      18,875
      Excess of cost over fair value of net assets of purchased
       businesses...............................................     235,000
      Net property, plant and equipment.........................     173,134
      Other assets--net.........................................      17,965
      Long-term debt............................................    (107,085)
      Stockholders' equity......................................    (348,717)

                             J. RAY MCDERMOTT, S.A.

  The following unaudited pro forma results of operations for the years ended March 31, 1995 and 1994 assume that the contribution by McDermott International of substantially all of its marine construction services business to JRM and the acquisition of OPI had occurred as of the beginning of the periods presented.

                                                            FISCAL YEAR ENDED
                                                          ---------------------
                                                           3/31/95    3/31/94
                                                          ---------- ----------
                                                               (UNAUDITED)
                                                             (IN THOUSANDS)
   Revenues.............................................. $1,444,090 $1,531,773
   Income Before Cumulative Effect of Accounting Change.. $   29,846 $  101,518
   Net Income............................................ $   28,520 $  101,518
   Earnings Per Common and Common Equivalent Share:
     Primary:
       Income Before Cumulative Effect of Accounting
        Change........................................... $     0.55 $     2.23
       Net Income........................................ $     0.52 $     2.23
     Fully Diluted:
       Income Before Cumulative Effect of Accounting
        Change........................................... $     0.55 $     2.21
       Net Income........................................ $     0.52 $     2.21

  The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the transaction been completed as of April 1, 1993, nor is it necessarily indicative of future operating results. The pro forma information does not reflect estimates of cost savings that may be realized.

  On February 28, 1994, JRM acquired Northern Ocean Services Limited ("NOS") with cash provided by McDermott International. JRM issued a $58,040,000 note payable to McDermott International in consideration for the financing. NOS owns and operates two major marine construction vessels and specialized construction equipment for providing subsea and trenching services to industries worldwide, including oil, gas, marine construction and hydrocarbon processing. The acquisition was accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the underlying assets and liabilities based on fair values at the date of acquisition. The excess of cost over fair value of net assets acquired is being amortized over a period of 10 years. The operating results, which were not material for the one month ended March 31, 1994 to the consolidated financial statements of JRM, have been included in the Consolidated Statement of Income from the acquisition date. A summary of the purchase price allocation follows:

                                                                 (IN THOUSANDS)
      Net working capital.......................................    $(10,738)
      Excess of cost over fair value of net assets of purchased
       businesses...............................................      15,662
      Net property, plant and equipment.........................      53,116
      Note payable to McDermott International...................     (58,040)

NOTE 4--INVESTMENTS IN UNCONSOLIDATED AFFILIATES

  Transactions with unconsolidated affiliates which are accounted for by the equity method included sales to ($136,681,000, $78,748,000 and $75,839,000 in fiscal years 1995, 1994 and 1993, respectively, including approximately $54,657,000, $49,121,000 and $47,535,000, respectively, attributable to leasing activities) and purchases from ($1,119,000, $131,608,000 and $59,606,000 in fiscal years 1995, 1994 and 1993, respectively) these entities. Included in non-current Other Assets at March 31, 1995 was a 4% interest bearing note receivable of $5,000,000 from an unconsolidated affiliate. Included in Accounts payable at March 31, 1995 and 1994 were $3,815,000 and $14,438,000, respectively, of payables to unconsolidated affiliates.

                             J. RAY MCDERMOTT, S.A.

  In fiscal year 1995, JRM contributed various marine construction barges (including the DB100 semi-submersible derrick barge) with a book value of $102,602,000 and accumulated depreciation of $76,763,000 and sold the Derrick Barge 51 to the HeereMac joint venture for $9,101,000. In fiscal year 1994, JRM recognized revenues of $131,000,000 on work subcontracted to HeereMac.

  At March 31, 1995 and 1994, property, plant and equipment included $402,479,000 and $409,952,000, and accumulated depreciation included $230,674,000 and $221,503,000, respectively, of marine equipment that is leased to unconsolidated investees. Dividends received from unconsolidated investees were $65,667,000, $59,179,000 and $28,764,000 (including a return of capital of
$27,402,000) in fiscal years 1995, 1994 and 1993, respectively. Undistributed earnings in unconsolidated affiliates were $25,929,000 and $62,265,000, respectively, at March 31, 1995 and 1994.

  Summarized combined balance sheet and income statement information based on the most recent financial information for equity investments in joint ventures and other entities (49-50% owned) are presented below:

                                                                1995     1994
                                                              -------- --------
                                                               (IN THOUSANDS)
   Current Assets............................................ $400,197 $408,065
   Non-Current Assets........................................  202,673   76,679
                                                              -------- --------
     Total Assets............................................ $602,870 $484,744
                                                              ======== ========
   Current Liabilities....................................... $341,306 $200,086
   Non-Current Liabilities...................................   68,152   61,510
   Owners' Equity............................................  193,412  223,148
                                                              -------- --------
     Total Liabilities and Owners' Equity.................... $602,870 $484,744
                                                              ======== ========

                                                    1995      1994       1993
                                                  --------- --------- ----------
                                                          (IN THOUSANDS)
   Revenues...................................... $ 725,225 $ 896,412 $1,129,856
   Gross Profit.................................. $ 153,075 $ 318,503 $  336,775
   Income Before Provision for Income Taxes...... $  52,899 $ 213,862 $  182,647
   Provision for Income Taxes....................     4,193     8,025      3,003
                                                  --------- --------- ----------
   Net Income.................................... $  48,706 $ 205,837 $  179,644
                                                  ========= ========= ==========

NOTE 5--INCOME TAXES

  Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted. All income has been earned outside of Panama and JRM is not subject to income tax in Panama on income earned outside of Panama. Therefore, there is no expected relationship between the provision for income taxes and income before income taxes. The major reason for the variations in such relationships is that income is earned within and subject to the taxation laws of various countries, each of which has a regime of taxation which varies from that of any other country (not only with respect to nominal rate but also with respect to the allowability of deductions, credits and other benefits) and because the proportional extent to which income is earned in, and subject to tax by, any particular country or countries varies from year to year. JRM and certain of its subsidiaries keep books and file tax returns on the completed contract method of accounting.

                             J. RAY MCDERMOTT, S.A.

  U.S. and foreign income taxes payable and net deferred tax liabilities at March 31, 1994 included allocated income tax liabilities of $36,365,000, under McDermott's policy for allocation of U.S. federal income taxes.

  Deferred income taxes reflect the net tax effects of temporary differences between the financial and tax bases of assets and liabilities. Significant components of deferred tax assets and liabilities as of March 31, 1995 and 1994 were as follows:

                                                              1995      1994
                                                            --------  --------
                                                             (IN THOUSANDS)
   Deferred tax assets:
     Accrued provisions for facility closings.............. $  1,480  $     --
     Accrued liabilities for executive and employee
      incentive compensation...............................    1,670        --
     Long-term contracts...................................    3,837    19,309
     Investments in joint ventures and affiliated
      companies............................................    5,179        --
     Net operating loss carryforwards......................   17,323    18,185
     Foreign tax credits...................................   15,662        --
     Property, plant and equipment.........................    3,753        --
     Other.................................................    4,044    14,183
                                                            --------  --------
       Total deferred tax assets...........................   52,948    51,677
     Valuation allowance for deferred tax assets...........  (21,091)  (16,337)
                                                            --------  --------
       Net deferred tax assets.............................   31,857    35,340
                                                            --------  --------
   Deferred tax liabilities:
     Property, plant and equipment.........................   30,031    63,428
     Long-term contracts...................................   10,064    11,891
     Prepaid pension costs.................................    1,846     5,059
     Other.................................................    3,882       777
                                                            --------  --------
       Total deferred tax liabilities......................   45,823    81,155
                                                            --------  --------
       Net deferred tax liablities......................... $ 13,966  $ 45,815
                                                            ========  ========

 Income before provision for income taxes and cumulative effect of accounting changes was as follows:

                                                       1995      1994     1993
                                                     --------  -------- --------
                                                           (IN THOUSANDS)
      U.S........................................... $ (3,265) $ 18,435 $  5,946
      Other than U.S................................   72,850   128,752  132,570
                                                     --------  -------- --------
                                                     $ 69,585  $147,187 $138,516
                                                     ========  ======== ========

                             J. RAY MCDERMOTT, S.A.

 The provision for income taxes consists of:

                                                      1995     1994      1993
                                                    --------  -------  --------
                                                         (IN THOUSANDS)
   Current:
     U.S.--Federal................................. $ 30,514  $ 3,388  $ 21,746
     Other than U.S................................   14,140   21,046    36,818
                                                    --------  -------  --------
       Total current...............................   44,654   24,434    58,564
                                                    --------  -------  --------
   Deferred:
     U.S.--Federal.................................  (31,742)  (2,579)  (19,693)
     Other than U.S................................   (4,027)   6,195     3,889
                                                    --------  -------  --------
       Total deferred..............................  (35,769)   3,616   (15,804)
                                                    --------  -------  --------
   Provision for Income Taxes...................... $  8,885  $28,050  $ 42,760
                                                    ========  =======  ========

  The current provision for other than U.S. income taxes in 1995, 1994 and 1993 includes a reduction of $1,323,000, $21,987,000 and $26,606,000, respectively, for the benefit of net operating loss carryforwards.

NOTE 6--RELATED PARTY TRANSACTIONS

  Transactions with subsidiaries, divisions and controlled joint ventures of McDermott International that are not disclosed elsewhere are as follows:

                                                        1995     1994    1993
                                                       -------  ------- -------
                                                           (IN THOUSANDS)
   Sale of marine construction services............... $ 2,652  $ 1,221 $ 1,017
   Purchase of engineering services...................  16,672    7,981   7,599
   Insurance premiums.................................  21,602   30,114  35,698
   Postretirement health care benefits................   6,075    8,029   7,821
   Pension expense (benefit)..........................  (6,679)   1,030  (1,553)
   Selling, general and administrative expense........  19,690   21,240  22,354
   Interest income....................................   2,920    1,433     335
   Interest expense...................................  20,169   18,799  21,563

  Non-current Notes Receivable from McDermott International and Notes Payable to McDermott International are as follows:

 Notes receivable:

                                                                  1995   1994
                                                                 ------ -------
                                                                 (IN THOUSANDS)
   Note due December 1996 (Interest at 3.25%)................... $   -- $28,100
   Non-interest bearing notes due April 1999....................     --  20,600
   Interest bearing note (Interest at 5.32%)....................     --   8,682
                                                                 ------ -------
     Total...................................................... $   -- $57,382
                                                                 ====== =======

                             J. RAY MCDERMOTT, S.A.

 Notes payable:

                                                                1995     1994
                                                              -------- --------
                                                               (IN THOUSANDS)
9% Senior Subordinated Notes due 2001........................ $231,000 $     --
10.375% Note due 1998........................................       --   90,400
15% Note due April 2003......................................       --   60,872
Non-interest bearing notes...................................       --   94,871
Non-interest bearing notes due April 1996....................       --   41,750
Other notes payable..........................................       --   10,126
                                                              -------- --------
                                                               231,000  298,019
Less: Amounts due within one year............................       --   16,600
                                                              -------- --------
  Total...................................................... $231,000 $281,419
                                                              ======== ========

  The 9% Senior Subordinated Notes due 2001 ("9% Notes") are redeemable at any time after September 15, 1997 (subject to any required approvals), in whole or in part, for cash, at the option of JRM, initially at a price of 105% of the principal amount, and thereafter at prices declining annually to 100% of the principal amount after September 15, 2000. The terms of the 9% Notes impose certain restrictions or limitations on, among other things, the ability of JRM to pledge its assets as security for certain indebtedness or to incur debt ranking senior to these notes.

  JRM issued a Floating Rate Demand Note of $39,750,000 at 7.69% on the date of Merger (7.4375% at March 31, 1995) to International. This note is due January 31, 1997 or earlier upon demand. JRM expects to pay this note during fiscal year 1996.

  Included in Accounts receivable-trade are receivables from McDermott International of $7,668,000 and $2,550,000 at March 31, 1995 and 1994,
respectively. Included in Accounts payable are payables to McDermott International of $5,272,000 and $3,396,000 at March 31, 1995 and 1994,
respectively.

  In connection with the Merger, two directors and two officers of JRM entered into noncompetition agreements. As consideration, the directors and officers received a total of $10,117,000 (including 50,000 shares of JRM's common stock valued at $1,117,000) during fiscal year 1995. In addition, one director will receive additional payments of $1,500,000 per year over the next five years.

  A subsidiary of JRM has entered into an office sublease with an affiliate of two of JRM's directors. Under the sublease which expires no later than March 1997, the affiliate is required to make monthly rental payments of approximately $18,000 to the subsidiary. Under another agreement, the affiliate will manage and operate the subsidiary's offshore producing oil and gas property for a monthly fee of $48,000 and reimbursement of certain costs. In addition, a subsidiary of JRM sold an offshore jacket and deck to the affiliate for $1,100,000 during fiscal year 1995 and has a contract to refurbish and install the jacket and deck for approximately $1,300,000.

  A subsidiary of JRM entered into agreements with an affiliate of another director of JRM pursuant to which the subsidiary acquired interests in certain offshore oil and gas property. During fiscal year 1995, the subsidiary paid $3,000,000 to the affiliate under the agreements in connection with the acquisition of its interests and the development of such property. In addition, a subsidiary of JRM owns 140,000 shares of common stock of this affiliate and 20,000 units in a limited partnership which is also an affiliate of this director. JRM has a $15,000,000 contract to fabricate and install a platform with the limited partnership.

  In connection with the Merger, JRM entered into various agreements under which McDermott International will provide administrative and technical services to JRM. These services include, but are not

                             J. RAY MCDERMOTT, S.A.

limited to: accounting, treasury, tax administration and other financial services; human relations; computing and telecommunications; corporate officer and secretarial; purchasing; and marine systems and automation. The annual cost of these services to JRM is approximately $13,400,000.

  Effective January 31, 1995, JRM sold to McDermott International those assets and liabilities comprising the shipyard business located in Morgan City, Louisiana that were included in the business contributed by McDermott International with the Merger. In consideration, JRM received $4,802,000.

  Certain officers and employees of JRM participate in certain benefit plans which involve the issuance of International Common Stock.

  Certain former employees of McDermott International's marine construction services business who transferred to JRM participate in the Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies, which is a defined contribution plan maintained by a subsidiary of McDermott International. Monthly employer contributions are equal to 50% of the first 6% of compensation (as defined in the plan) contributed by participants. JRM will establish a similar plan during fiscal 1996.

  JRM maintains employment agreements with certain officers and employees which contain change in control provisions that would entitle each to receive two times his three-year average annual salary plus continuation of certain benefits if there is a change in control of JRM (as defined) and a termination of his employment within two years after a change in control. These agreements also provide medical and health insurance benefits for a two year period following the termination of employment.

NOTE 7--NOTES PAYABLE AND LONG-TERM DEBT

  Long-term debt consists of:

                                                                  1995    1994
                                                                -------- ------
                                                                (IN THOUSANDS)
      Unsecured Debt:
        12.875% Guaranteed Senior Notes due 2002 ($70,000,000
         face value)........................................... $ 74,933 $   --
        Other notes payable....................................    5,771     --
      Secured debt:
        Capitalized Lease Obligations..........................   19,812  3,037
                                                                -------- ------
                                                                 100,516  3,037
      Less amounts due within one year.........................    6,644    945
                                                                -------- ------
                                                                $ 93,872 $2,092
                                                                ======== ======

  In connection with the Merger, a subsidiary of JRM assumed OPI's $70,000,000 12 7/8% Guaranteed Senior Notes ("12.875% Notes"). The 12.875% Notes are subject to mandatory sinking fund requirements beginning on July 15, 2000 calculated to retire 50% of the original principal amount prior to maturity in 2002. The 12.875% Notes are redeemable, for cash, at the option of JRM, at any time on or after July 15, 1997, in whole or in part, at a price of 106.4% of the principal amount, and thereafter at prices declining annually to 100% of the principal amount on or after July 15, 2000. JRM is restricted, as a result of covenants in this credit agreement, in its ability to transfer funds to International and its subsidiaries through cash dividends or through unsecured loans or investments.

  Maturities of long-term debt during the five fiscal years subsequent to March 31, 1995 are as follows: 1996--$6,644,000; 1997--$3,651,000; 1998--$3,782,000;
1999--$8,778,000; 2000--$381,000.

                             J. RAY MCDERMOTT, S.A.

  At March 31, 1995 and 1994, JRM had available to it various uncommitted short-term lines of credit from banks totaling $119,581,000 and $16,493,000, respectively. Borrowings against these lines of credit at March 31, 1995 and 1994 were $24,750,000 and $2,401,000, respectively. In addition, JRM had available two secured and committed revolving credit facilities with banks totaling $53,500,000 of which $24,500,000 was outstanding at March 31, 1995. These two facilities were repaid and terminated on May 10, 1995. The weighted average interest rate on all short term borrowings outstanding as of March 31, 1995 and 1994 was 7.86% and 7.81%, respectively.

NOTE 8--PENSION PLANS AND POSTRETIREMENT BENEFITS

  Pension Plans--JRM provides retirement benefits, primarily through employee participation in non-contributory pension plans of McDermott International (See
Note 6), for substantially all of its regular full-time employees, except certain non-resident alien employees of foreign subsidiaries who are not citizens of a European Community country or who do not earn income in the United States or the United Kingdom. JRM also provides benefits to employees in the United Kingdom through participation of certain of its subsidiaries and affiliate companies in a contributory pension plan (the U.K. plan) sponsored by McDermott International. JRM's policy was to fund the U.K. plan to meet the minimum requirements as recommended by the plan actuary and in accordance with applicable law. Under the terms of the Merger Agreement, this plan was excluded from the contribution of McDermott International's marine construction services business at January 31, 1995, but former employees of McDermott International's marine construction services business who transferred to JRM will continue to participate in this plan until a new one is established.

  Assets and liabilities attributable to former employees of McDermott International's marine construction services business who transferred to JRM in connection with the Merger are to be transferred to pension plans established by JRM during fiscal year 1996.

  The net periodic pension cost (benefit) of the U.K. plan for the ten months ended January 31, 1995 and fiscal years 1994 and 1993 included the following components:

                                                    1995      1994      1993
                                                   -------  --------  --------
                                                        (IN THOUSANDS)
   Service cost--benefits earned during the
    period.......................................  $ 1,450  $  1,544  $  4,328
   Interest cost on projected benefit obligation.    3,342     4,130     4,989
   Actual return on plan assets..................   (1,240)  (14,608)  (23,545)
   Net amortization and deferral.................   (7,303)    2,679    14,291
                                                   -------  --------  --------
   Net periodic pension cost (benefit)...........  $(3,751) $ (6,255) $     63
                                                   =======  ========  ========

  Due to a reduction in workforce at one foreign subsidiary, net income in fiscal year 1994 includes a net after-tax loss of $1,456,000 resulting from the recognition of a curtailment of the U.K. plan.

                             J. RAY MCDERMOTT, S.A.

  The following table sets forth the U.K. plan's funded status and the amount recognized in JRM's consolidated financial statements at March 31, 1994:

                                                                       1994
                                                                  --------------
                                                                  (IN THOUSANDS)
   Actuarial present value of benefit obligations:
     Vested benefit obligation...................................    $ 58,017
                                                                     ========
     Accumulated benefit obligation..............................    $ 58,017
                                                                     ========
       Projected benefit obligation..............................    $ 66,943
   Plan assets at fair value.....................................     110,530
                                                                     --------
   Plan assets in excess of projected benefit obligation.........      43,587
   Unrecognized net gain.........................................     (14,443)
   Unrecognized prior service cost...............................       1,058
   Unrecognized transition asset.................................     (15,202)
                                                                     --------
   Net prepaid pension cost......................................    $ 15,000
                                                                     ========

  The assumptions used in determining the funded status and net periodic pension cost (benefit) of the U.K. plan were:

                                                                1995  1994  1993
                                                                ----  ----  ----
      Actuarial assumptions:
       Discount rate........................................... 8.25% 7.5%  9.5%
                                                                ----  ---   ---
        Rate of increase in future compensation levels.........  5.0% 6.0%  7.5%
                                                                ----  ---   ---
       Expected long-term rate of return on plan assets........  8.5% 8.0%  9.0%
                                                                ----  ---   ---

  Postretirement Health Care and Life Insurance Benefits--JRM offers postretirement health care and life insurance benefits to substantially all of its regular full time employees who retire and receive retirement income from a defined benefit pension plan funded by JRM, except certain non-resident alien retired employees who are not citizens of a European Community country, or who, while employed, did not earn income in the United States, Canada or the United Kingdom. JRM shares the cost of providing these benefits, except for certain life insurance plans, with all affected retirees. JRM does not fund any of its plans.

  The following table sets forth the amounts recognized in the consolidated financial statements at March 31, 1995:

                                                                  (IN THOUSANDS)
      Accumulated Postretirement Benefit Obligation:
        Fully eligible active participants.......................    $ 1,313
        Other active plan participants...........................     11,539
                                                                     -------
      Accrued postretirement benefit cost........................    $12,852
                                                                     =======
      Weighted-average discount rate.............................       8.25%
                                                                     =======

  The accumulated postretirement benefit obligation in the above table includes $12,264,000 for health care plans and $588,000 for life insurance plans at March 31, 1995. For the period January 31 to March 31, 1995, net periodic postretirement benefit cost was $337,000.

                             J. RAY MCDERMOTT, S.A.

  For measurement purposes, a weighted-average annual assumed rate of increase in the per capita cost of covered health care claims of 11 1/2% was assumed for 1995. For 1996, a rate of 10 3/4% will be assumed. The rate was assumed to decrease gradually to 5% in 2005 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of March 31, 1995 by $2,017,000.

NOTE 9--CAPITAL STOCK

  At March 31, 1995, 12,081,354 shares of Common Stock were reserved for issuance in connection with the conversion of Series A $2.25 Cumulative Convertible Preferred Stock ("Series A Preferred Stock") and Series B $2.25 Cumulative Convertible Exchangeable Preferred Stock ("Series B Preferred Stock"), conversion of subordinated debentures and the exercise of stock options and awards of restricted stock under JRM's stock incentive plans.

 Series A Preferred Stock

  At March 31, 1995, 3,200,000 shares of Series A Preferred Stock were owned by International. Shares of Series A Preferred Stock have one vote per share and a liquidation preference of $50.00 per share. Dividends on Series A Preferred Stock are cumulative at the annual rate of $2.25 per share.

  Each share of Series A Preferred Stock is redeemable, for cash at $52.00 per share, after January 31, 1997 (subject to any required approvals) and prior to January 31, 2000, provided that the last reported sales price of JRM Common Stock in its principal trading market for any 20 trading days within a period of 30 consecutive trading days ending not more than five days prior to the date the Series A Preferred Stock is called for redemption is at least $55.74 after January 31, 2000.

  Each share of Series A Preferred Stock is convertible into 1.794 shares of Common Stock at any time after a call by JRM for redemption of any or all of the outstanding Series A Preferred Stock or at any time after January 31, 2000.

 Series B Preferred Stock

  Dividends on Series B Preferred shares are cumulative at an annual rate of $2.25 per share. The stock is non-voting and has a liquidation preference of $25.00 per share.

  Each share of Series B Preferred Stock is convertible into 2.192 shares (subject to adjustment in certain circumstances) of Common Stock at the option of the holder, at any time. The stock is redeemable, in whole or in part, at the option of JRM after July 15, 1995, initially at a redemption price of $26.60 per share and thereafter at prices declining to $25.00 per share on July 15, 2000. The stock is exchangeable, in whole but not in part, at the option of JRM, for 9% Convertible Subordinated Debentures due 2007 at a rate of $25.00 principal amount of debentures for each share of stock. Each $25.00 principal amount of debentures would be convertible into 2.192 shares of Common Stock.

                             J. RAY MCDERMOTT, S.A.

  Stock Incentive Plans--The following table summarizes activity related to stock options under JRM's stock incentive plans for the year ended March 31, 1995:

   Issued January 31, 1995, under the terms of the Merger
    Agreement (See Note 3)........................................    897,818
   Granted........................................................    243,530
   Exercised......................................................    (63,106)
                                                                   ----------
   Options outstanding at March 31................................  1,078,242
                                                                   ==========
   Options exercisable at March 31................................    834,712
                                                                   ==========
   Average price:
     Outstanding options.......................................... $   9.4574
     Exercisable options.......................................... $   5.6158
                                                                   ==========
   Shares available at March 31 that may be granted for options...  4,156,470
                                                                   ==========

  Generally, all options awarded expire 10 years after the date of grant. Pursuant to the stock incentive plans, eligible employees may be granted rights to purchase shares of Common Stock at $1.00 per share subject to restrictions on transfer which lapse at such times and circumstances as specified when granted. At March 31, 1995, no rights have been granted.

NOTE 10--CONTINGENCIES AND COMMITMENTS

  Litigation--JRM and certain of its officers, directors and subsidiaries are defendants in numerous legal proceedings. Management believes that the outcome of these proceedings will not have a material adverse effect upon the consolidated financial position of JRM.

  Operating Leases--Future minimum payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year at March 31, 1995 are as follows: 1996--$9,837,000; 1997--$5,633,000; 1998--
$3,562,000; 1999--$2,978,000; 2000--$2,494,000; and thereafter--$22,042,000.
Total rental expense for fiscal years 1995, 1994 and 1993 was $79,098,000, $87,531,000 and $93,153,000, respectively. These expense figures include contingent rentals and are net of sublease income, both of which are not material.

  Other--JRM maintains liability and property insurance that it considers normal in the industry. However, certain risks are either not insurable or insurance is available only at rates which JRM considers uneconomical.

  JRM has been identified as a potentially responsible party at two cleanup sites under the Comprehensive Environmental Response, Compensation and Liability Act, as amended. JRM has not been determined to be a major contributor of wastes to these sites. However, each potentially responsible party or contributor may face assertions of joint and several liability. Generally, however, a final allocation of costs is made based on relative contribution of wastes to each site. Based on estimates of its relative contribution of waste to each site (clean up efforts at one site are nearing completion), JRM's share of the ultimate liability for the sites is not expected to have a material effect on its consolidated financial position.

  Commitments for capital expenditures amounted to approximately $31,042,000 at March 31, 1995, all of which relates to fiscal year 1996.

                             J. RAY MCDERMOTT, S.A.

  JRM is contingently liable under standby letters of credit totaling $168,804,000 (including $47,403,000 issued on behalf of unconsolidated foreign joint ventures) at March 31, 1995, issued in the normal course of business. JRM has guaranteed $20,500,000 of loans to and McDermott International continues to guarantee $26,559,000 of standby letters of credit issued by certain unconsolidated foreign joint ventures of JRM at March 31, 1995.

NOTE 11--FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK

  The principal customers of JRM are the offshore oil, natural gas and hydrocarbon processing industries and other marine construction companies. These concentrations of customers may impact JRM's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic or other conditions. However, JRM's management believes that the portfolio of receivables is well diversified and that such diversification minimizes any potential credit risk. Receivables are generally not collateralized.

  JRM believes that its provision for possible losses on uncollectible accounts receivable is adequate for its credit loss exposure. At March 31, 1995 and 1994, the allowance for possible losses deducted from accounts receivable-trade on the balance sheet was $795,000 and $646,000, respectively.

NOTE 12--DERIVATIVE FINANCIAL INSTRUMENTS

  JRM operates internationally giving rise to exposure to market risks from changes in foreign exchange rates. Derivative financial instruments, primarily forward exchange contracts, are utilized to reduce those risks. JRM does not hold or issue financial instruments for trading purposes.

  Forward exchange contracts are entered into primarily as hedges of certain firm purchase and sale commitments denominated in foreign currencies. At March 31, 1995, JRM had forward exchange contracts to purchase $10,134,000 in foreign currencies (primarily Pound Sterling), and to sell $60,445,000 in foreign currencies (primarily Dutch Guilders and Malaysian Ringgits), at varying maturities through fiscal year 1996. At March 31, 1994, JRM had forward exchange contracts to purchase $21,065,000 in foreign currencies (primarily Dutch Guilders, Australian Dollars and Saudi Riyals) and to sell $48,362,000 in foreign currencies (primarily Dutch Guilders, Malaysian Ringgits and Saudi Riyals) at varying maturities through fiscal year 1995.

  Deferred realized and unrealized gains and losses from hedging firm purchase and sale commitments are included on a net basis in the balance sheet as a component of either other current assets or accrued liabilities. They are recognized in income as part of the purchase or sale transaction when it is recognized, or as other gains or losses when a hedged transaction is no longer expected to occur. At March 31, 1995, JRM had deferred gains of $537,000 and deferred losses of $1,570,000 related to forward exchange contracts which are expected to be recognized during fiscal year 1996.

  JRM is exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments, but it does not anticipate nonperformance by any of the counterparties. The amount of such exposure is generally the unrealized gains in such contracts.

NOTE 13--FAIR VALUES OF FINANCIAL INSTRUMENTS

 The following methods and assumptions were used by JRM in estimating its fair value disclosures for financial instruments:

    Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

                             J. RAY MCDERMOTT, S.A.

    Long and short-term debt: The fair value of JRM's debt instruments are based on quoted market prices or where quoted prices are not available, on the present value of cash flows discounted at estimated borrowing rates for similar debt instruments or on estimated prices based on current yields for debt issues of similar quality and terms. At March 31, 1995 and 1994, JRM had total debt (excluding capitalized leases and notes payable to McDermott International) with a carrying value of $129,954,000 and $2,401,000 and a fair value of $130,814,000 and 2,401,000, respectively.

    Notes payable to and receivable from McDermott International: The fair value of JRM's notes payable to McDermott International are calculated using estimated prices based on current yields for debt issues of similar quality and terms. At March 31, 1995 JRM's total notes payable issued to McDermott International on January 31, 1995 had a carrying value of $270,750,000, which approximates fair value. At March 31, 1994, the 10.375% Note due 1998 had a carrying value of $90,400,000 and a fair value of $99,336,000. At March 31, 1994, it was not practicable to estimate the fair value of JRM's non-current notes receivable from and payable to McDermott International (other than the 10.375% Note) because the time of their settlement had not yet been determined.

    Foreign currency exchange contracts: The fair values of foreign currency forward exchange contracts are estimated by obtaining quotes from brokers. At March 31, 1995 and 1994, JRM had net forward exchange contracts to sell foreign currencies with a notional value of $50,311,000 and $27,297,000 and a fair value of $51,647,000 and $27,403,000, respectively.

NOTE 14--SEGMENT REPORTING

  JRM operates in a single business segment and supplies worldwide services for the offshore oil, natural gas and hydrocarbon processing industries, and to other marine construction companies. Principal activities include the design, engineering, fabrication and installation of marine pipelines and offshore structures and subsea production systems for development drilling and production, transportation of oil and gas and onshore construction and maintenance services. JRM also provides vessel chartering operations, principally to its unconsolidated affiliates.

  JRM does not believe it is dependent on any one customer. Sales to major customers that exceeded 10% of revenues were: 1995--customer A $118,820,000 (11%); 1994--customer B $174,688,000 (15%), customer C $160,195,000 (13%).

  At March 31, 1995 and 1994 receivables of $6,230,000 and $810,000, respectively, were due from minority shareholders participating in JRM's majority-owned joint ventures, primarily ETPM S.A. Sales to ETPM S.A. were $1,801,000, $3,133,000 and $31,234,000, respectively, for the fiscal years ended March 31, 1995, 1994 and 1993. In fiscal years 1995, 1994 and 1993, equipment charters and overhead expenses of $4,938,000, $6,330,000 and $6,046,000, respectively, were charged by ETPM S.A. to the McDermott-ETPM joint venture.

                             J. RAY MCDERMOTT, S.A.

  Information about JRM's Operations in Different Geographic Areas.

                                                       1995        1994        1993
                                                    ----------  ----------  ----------
                                                                     (IN THOUSANDS)
Revenues(1).............  -- United States          $  349,186  $  351,296  $  334,854
                          -- Europe and West Africa    322,817     142,525     516,894
                          -- Middle East               129,010     154,791     238,221
                          -- Far East                  326,307     545,269     511,076
                          -- Other Foreign                  --          --          15
                                                    ----------  ----------  ----------
                             Total................. $1,127,320  $1,193,881  $1,601,060
                                                    ==========  ==========  ==========
Operating Income (Loss)
 by Geographic Area(2)..  -- United States          $   (7,049) $   11,241  $    6,617
                          -- Europe and West Africa     26,568       8,359      19,582
                          -- Middle East                18,468      12,662      21,388
                          -- Far East                   41,692      38,719      35,894
                          -- Other Foreign              (1,496)     (1,551)       (518)
                                                    ----------  ----------  ----------
                             Total................. $   78,183  $   69,430  $   82,963
                                                    ==========  ==========  ==========
Identifiable Assets.....  -- United States          $  312,131  $  293,344  $  268,478
                          -- Europe and West Africa    609,618     411,271     326,977
                          -- Middle East               206,463     101,141     115,804
                          -- Far East                  271,233     195,967     219,558
                          -- Other Foreign                  --       5,886       1,711
                          -- Corporate                  82,817          --          --
                                                    ----------  ----------  ----------
                             Total................. $1,482,262  $1,007,609  $  932,528
                                                    ==========  ==========  ==========

--------
(1) Net of inter-geographic area revenues in fiscal years 1995 and 1994 as follows: United States--$4,820,000, $16,537,000; Europe and West Africa-- $5,074,000, $15,543,000; Middle East--$36,802,000, $2,660,000; Far East--
    $341,000, $475,000; and Other Foreign--$26,259,000, none. United States in fiscal year 1993: $63,291,000.
(2) Reconciling items to Operating Income on the Consolidated Statement of Income are General and Allocated Corporate Expenses of $2,933,000 and $19,690,000, respectively, for fiscal year 1995, and allocated General Corporate Expenses of $21,240,000 and $22,354,000 for fiscal years 1994 and 1993, respectively, and Equity in Income of Investees.

                             J. RAY MCDERMOTT, S.A.

NOTE 15--QUARTERLY FINANCIAL DATA (UNAUDITED)

  The following tables set forth selected unaudited quarterly financial information for the fiscal years ended March 31, 1995 and 1994:

                                                           1995
                                           ------------------------------------
                                                Q U A R T E R   E N D E D
                                           ------------------------------------
                                           JUNE 30,  SEPT.   DEC. 31, MARCH 31,
                                             1994   30, 1994   1994     1995
                                           -------- -------- -------- ---------
                                                      (IN THOUSANDS)
   Revenues............................... $279,046 $279,322 $247,190 $321,762
   Operating income.......................   16,799   32,481   31,071   (1,934)
   Income (loss) before cumulative effect
    of accounting change..................   14,024   29,649   18,017     (990)
   Net income (loss)......................   12,698   29,649   18,017     (990)

  Pre-tax results for the quarter ended September 30, 1994 include the settlement of claims for interest on certain foreign tax refunds of $2,233,000 and the acceleration of depreciation on certain marine construction equipment of $4,314,000. Results for the quarter ended December 31, 1994 include the settlement of claims for interest on certain foreign tax refunds of $2,163,000. Results for the quarter ended March 31, 1995 included a reduction in taxes due to settlement of outstanding tax issues of $5,200,000.

                                                            1994
                                            ------------------------------------
                                                 Q U A R T E R   E N D E D
                                            ------------------------------------
                                            JUNE 30,  SEPT.   DEC. 31, MARCH 31,
                                              1993   30, 1993   1993     1994
                                            -------- -------- -------- ---------
                                                       (IN THOUSANDS)
   Revenues................................ $353,501 $304,247 $294,857 $241,276
   Operating income........................   66,959   59,031   27,209    1,584
   Net income..............................   47,500   38,468   14,476   18,693

  Net income for the quarter ended March 31, 1994 includes a reduction in the provision for taxes of $10,000,000 due to the settlement of outstanding tax issues.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                             J. RAY MCDERMOTT, S.A.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1995

                         ASSETS                           12/31/95    3/31/95
                         ------                          ----------- ----------
                                                         (UNAUDITED)
                                                             (IN THOUSANDS)
Current Assets:
  Cash and cash equivalents............................. $   79,454  $   52,224
  Accounts receivable--trade............................    245,985     244,212
  Accounts receivable--unconsolidated affiliates........     66,149      56,104
  Accounts receivable--other............................     20,712      33,830
  Contracts in progress.................................    174,953      54,947
  Other current assets..................................     16,134      28,819
                                                         ----------  ----------
    Total Current Assets................................    603,387     470,136
                                                         ----------  ----------
Property, Plant and Equipment, at Cost..................  1,474,473   1,504,717
  Less accumulated depreciation and amortization........    931,274     910,555
                                                         ----------  ----------
    Net Property, Plant and Equipment...................    543,199     594,162
                                                         ----------  ----------
Excess of Cost Over Fair Value of Net Assets of
 Purchased Businesses Less Accumulated Amortization of
 $23,034,000 at December 31, 1995 and $5,483,000 at
 March 31, 1995.........................................    322,750     245,179
                                                         ----------  ----------
Investment in Unconsolidated Affiliates.................     88,231     105,283
                                                         ----------  ----------
Other Assets............................................     86,923      67,502
                                                         ----------  ----------
    TOTAL............................................... $1,644,490  $1,482,262
                                                         ==========  ==========


     See accompanying notes to condensed consolidated financial statements.

                             J. RAY MCDERMOTT, S.A.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1995

          LIABILITIES AND STOCKHOLDERS' EQUITY            12/31/95     3/31/95
          ------------------------------------           -----------  ----------
                                                         (UNAUDITED)
                                                             (IN THOUSANDS)
Current Liabilities:
  Notes payable and current maturities of long-term
   debt................................................. $  145,138   $   55,894
  Note payable to McDermott International...............     20,543       39,750
  Accounts payable......................................    188,569      141,376
  Accrued contract costs................................     51,770       53,610
  Accrued liabilities--other............................    111,243      105,242
  Advanced billings on contracts........................     50,071       62,495
  U.S. and foreign income taxes.........................     26,240       38,357
                                                         ----------   ----------
    Total Current Liabilities...........................    593,574      496,724
                                                         ----------   ----------
Long-Term Debt..........................................    123,358       93,872
                                                         ----------   ----------
Note Payable to McDermott International.................    231,000      231,000
                                                         ----------   ----------
Deferred and Non-Current Income Taxes...................     55,101       44,697
                                                         ----------   ----------
Other Liabilities.......................................     66,391       56,498
                                                         ----------   ----------
Contingencies...........................................
                                                         ----------   ----------
Stockholders' Equity:
  Preferred Stock, par value $0.01 per share, authorized
   10,000,000 shares:
   Series A $2.25 cumulative convertible, outstanding
    3,200,000 shares (liquidation preference
    $160,000,000).......................................         32           32
   Series B $2.25 cumulative convertible exchangeable,
    outstanding 458,632 at March 31, 1995...............         --            5
  Common stock, par value $0.01 per share, authorized
   60,000,000 shares; outstanding 40,180,333 at December
   31, 1995 and 38,649,349 at March 31, 1995............        402          386
  Capital in excess of par value........................    584,432      580,279
  Retained earnings (deficit)...........................      5,462       (6,598)
  Currency translation adjustments......................    (15,262)     (14,633)
                                                         ----------   ----------
    Total Stockholders' Equity..........................    575,066      599,471
                                                         ----------   ----------
      TOTAL............................................. $1,644,490   $1,482,262
                                                         ==========   ==========

     See accompanying notes to condensed consolidated financial statements.

                             J. RAY MCDERMOTT, S.A.

                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

                               DECEMBER 31, 1995

                                                            NINE MONTHS ENDED
                                                            ------------------
                                                            12/31/95  12/31/94
                                                            --------  --------
                                                               (UNAUDITED)
                                                             (IN THOUSANDS)
Revenues................................................... $939,996  $805,558
                                                            --------  --------
Costs and Expenses:
  Cost of operations (excluding depreciation and
   amortization)...........................................  752,450   605,449
  Depreciation and amortization............................   66,045    52,094
  Selling, general and administrative expenses.............   85,107    90,508
                                                            --------  --------
                                                             903,602   748,051
                                                            --------  --------
Operating Income Before Equity in Income of Investees......   36,394    57,507
Equity in Income of Investees..............................    9,845    22,844
                                                            --------  --------
  Operating Income.........................................   46,239    80,351
                                                            --------  --------
Other Income (Expense):
  Interest income..........................................    3,339     8,114
  Interest expense.........................................  (33,494)  (17,173)
  Other--net...............................................    6,371     5,428
                                                            --------  --------
                                                            (23,784)    (3,631)
                                                            --------  --------
Income Before Provision for Income Taxes and Cumulative
 Effect of Accounting Change...............................   22,455    76,720
Provision for Income Taxes.................................    3,979    15,030
                                                            --------  --------
Income Before Cumulative Effect of Accounting Change.......   18,476    61,690
Cumulative Effect of Accounting Change.....................       --    (1,326)
                                                            --------  --------
Net Income................................................. $ 18,476  $ 60,364
                                                            ========  ========

                                                        NINE MONTHS ENDED
                                                   ----------------------------
                                                             12/31/95
                                                             --------
                                                           (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT SHARES
                                                      AND PER SHARE AMOUNTS)
NET INCOME APPLICABLE TO COMMON STOCK (AFTER
 PREFERRED STOCK DIVIDENDS).......................         $    12,565
                                                           ===========
EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
 (PRIMARY AND FULLY DILUTED)......................         $      0.32
                                                           ===========
  Weighted average number of common and common
   equivalent shares..............................          39,738,798
CASH DIVIDENDS:
  Per preferred share.............................         $    1.6875
                                                           ===========

  Earnings per share are not presented for the nine months ended December 31, 1994 because JRM was not a separate entity with its own capital structure for that period.

     See accompanying notes to condensed consolidated financial statements.

                             J. RAY MCDERMOTT, S.A.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                               DECEMBER 31, 1995

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                          NINE MONTHS ENDED
                                                          -------------------
                                                          12/31/95   12/31/94
                                                          ---------  --------
                                                             (UNAUDITED)
                                                            (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income............................................... $  18,476  $ 60,364
                                                          ---------  --------
Adjustments to reconcile net income to net cash provided
 by (used in) operating activities:
  Depreciation and amortization..........................    66,045    52,094
  Equity in income or loss of investees, less dividends..     3,684    32,180
  Gain on sale and disposal of assets....................    (2,232)   (2,345)
  Benefit from deferred taxes............................    (1,737)   (1,127)
  Other..................................................       854     1,008
  Changes in assets and liabilities:
    Accounts receivable..................................   (28,954)      677
    Net contracts in progress and advance billings.......  (128,646)  (19,025)
    Accounts payable.....................................    15,247   (22,847)
    Accrued contract costs...............................    (1,840)  (16,428)
    Accrued liabilities..................................    (7,217)  (13,198)
    Income taxes.........................................    (8,795)   (7,752)
    Other, net...........................................     9,827   (10,712)
                                                          ---------  --------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES......   (65,288)   52,889
                                                          ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment...............   (26,583)  (30,124)
Proceeds from sale and disposal of assets................    23,108     1,997
Investment in asset held for lease.......................   (26,518)       --
Increase in notes receivable from McDermott
 International...........................................        --   (15,490)
Other....................................................     8,218        --
                                                          ---------  --------
NET CASH USED IN INVESTING ACTIVITIES....................   (21,775)  (43,617)
                                                          ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of long-term debt................................    (5,407)     (666)
Issuance of long-term debt...............................    32,291        --
Increase in short-term borrowing.........................    92,413     8,385
Decrease in notes payable to affiliates..................        --    (5,935)
Distributions to McDermott International.................        --   (36,121)
Issuance of common stock.................................     1,572        --
Preferred dividends paid.................................    (5,911)       --
Other....................................................      (182)       --
                                                          ---------  --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES......   114,776   (34,337)
                                                          ---------  --------
EFFECTS OF EXCHANGE RATE CHANGES ON CASH.................      (483)      377
                                                          ---------  --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....    27,230   (24,688)
                                                          ---------  --------
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.........    52,224    53,343
                                                          ---------  --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD............... $  79,454  $ 28,655
                                                          =========  ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest (net of amount capitalized)................... $  30,825  $ 17,049
  Income taxes (net of refunds).......................... $  10,352  $ 19,571
                                                          =========  ========

     See accompanying notes to condensed consolidated financial statements.

                             J. RAY MCDERMOTT, S.A.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1994
                     AND AT DECEMBER 31 AND MARCH 31, 1995

NOTE 1--BASIS OF PRESENTATION

  J. Ray McDermott, S.A. ("JRM") was incorporated on March 22, 1994 in the Republic of Panama and had no significant operations prior to January 31, 1995 when McDermott International, Inc. ("International") contributed substantially all of its marine construction services business to JRM and JRM acquired Offshore Pipelines, Inc. ("OPI") (the "Merger") pursuant to an Agreement and Plan of Merger. The contribution of International's marine construction services business to JRM was accounted for in a manner similar to a pooling of interests and the financial statements reflect International's historical cost of the assets and liabilities contributed.

  The accompanying unaudited condensed consolidated financial statements are presented in U.S. Dollars and have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Such adjustments are of a normal, recurring nature except for an adjustment to the OPI acquisition preliminary purchase price allocation (see Note 3); the settlement of claims for interest relating to foreign tax refunds and contract claims of $4,396,000, and the accelerated depreciation on marine equipment of $4,314,000 and the cumulative effect of the accounting change for the adoption of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" included in the nine months ended December 31, 1994. Operating results for the three and nine months ended December 31, 1995 are not necessarily indicative of the results that may be expected for the year ended March 31, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in JRM's Annual Report on Form 10-K for the year ended March 31, 1995.

NOTE 2--SUMMARIZED INCOME STATEMENT INFORMATION OF UNCONSOLIDATED AFFILIATES

  The combined financial results of JRM's equity investments in HeereMac and McDermott-ETPM West, Inc. are summarized below. These ventures were significant as defined by applicable SEC regulations in fiscal year 1995. The following summarizes their combined income statements:

                                                              NINE MONTHS ENDED
                                                              -----------------
                                                              12/31/95 12/31/94
                                                              -------- --------
                                                               (IN THOUSANDS)
   Revenues.................................................. $435,488 $560,171
                                                              -------- --------
   Operating Income..........................................    6,422   37,169
                                                              -------- --------
   Income Before Income Taxes................................   17,545   50,459
   Provision for Income Taxes................................    1,206    4,178
                                                              -------- --------
   Net Income................................................ $ 16,339 $ 46,281
                                                              ======== ========
   Equity in Net Income...................................... $  8,706 $ 22,993
                                                              ======== ========

                             J. RAY MCDERMOTT, S.A.

NOTE 3--ACQUISITION OF OFFSHORE PIPELINES, INC.

  During the December quarter of fiscal 1996, JRM recorded adjustments to the OPI preliminary purchase price allocation resulting in an increase of $95,000,000 in excess of cost over fair value of net assets acquired. These adjustments resulted from the completion of certain asset and liability valuations related primarily to joint ventures, property, plant and equipment, and preacquisition contingencies. Additionally, during the December quarter, management completed its assessment of the amortization period of excess of cost over fair value of net assets acquired and determined the amortization period should be 15 years.

NOTE 4--OTHER AGREEMENTS

  During the June 1995 quarter, JRM and ETPM S.A. entered into agreements restructuring their joint venture. These agreements expand the joint venture into the Far East, the Mediterranean Sea, and all of Africa, give ETPM S.A. a minority interest in a new JRM subsea company and give JRM a minority interest in a new ETPM company. This transaction is not significant as defined by applicable SEC regulations.

                                AUDITORS' REPORT

To the Board of Directors
of J. Ray McDermott, S.A.

  We have audited the accompanying combined balance sheet of the McDermott-ETPM West, Inc. and Heerema Offshore Construction Group Inc.--McDermott International, Inc. Joint Venture as of March 31, 1995 and 1994 and the related combined statements of income, owners' equity and cash flows for each of the three years in the period ended March 31, 1995. These combined financial statements are the responsibility of the Joint Ventures' management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the combined financial statements of McDermott-ETPM West, Inc., which reflect total assets constituting 37% in 1995 and 39% in 1994, and total revenues constituting 49%, 43% and 49% in 1995, 1994 and 1993 of the related combined totals. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for McDermott-ETPM West, Inc., is based solely on the report of other auditors.

  We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of other auditors, the combined financial statements, referred to above, present fairly, in all material respects, the combined financial position of McDermott-ETPM West, Inc. and Heerema Offshore Construction Group Inc.--McDermott International, Inc. Joint Venture at March 31, 1995 and 1994 and the combined results of their operations and their cash flows for each of the three years in the period ended March 31, 1995, in conformity with generally accepted accounting principles in the United States of America.

The Hague, April 28, 1995

KPMG Accountants N.V.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
J. Ray McDermott, S. A.

  We have audited the combined balance sheet of McDermott-ETPM West, Inc. as of March 31, 1995 and 1994, and the related combined statements of income, common stock and other equity, and cash flows for each of the three years in the period ended March 31, 1995 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of McDermott-ETPM West, Inc. at March 31, 1995 and 1994, and the combined results of its operations and its cash flows for each of the three years in the period ended March 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New Orleans, Louisiana
April 28, 1995

                           MCDERMOTT-ETPM WEST, INC.
                                      AND
                   HEEREMA OFFSHORE CONSTRUCTION GROUP INC.--
                  MCDERMOTT INTERNATIONAL, INC. JOINT VENTURE

              COMBINED BALANCE SHEET AS OF MARCH 31, 1995 AND 1994

                       ASSETS                             1995             1994
                       ------                        ---------------  ---------------
                                                     (IN THOUSANDS OF U.S. DOLLARS)
Current assets:
  Cash and cash equivalents......................... $       232,244  $      242,474
  Accounts receivable--trade........................          52,563          46,827
  Accounts receivable--related parties..............          20,841          47,572
  Accounts receivable--other........................           5,596           3,355
  Contracts in progress.............................           3,658          21,089
  Other current assets..............................          10,507           9,992
                                                     ---------------  --------------
    Total current assets............................         325,409         371,309
                                                     ---------------  --------------
Fixed assets at cost................................         178,698         149,445
  Less accumulated depreciation.....................        (107,821)        (71,032)
                                                     ---------------  --------------
    Net fixed assets................................          70,877          78,413
                                                     ---------------  --------------
Other assets........................................             130             109
                                                     ---------------  --------------
      TOTAL......................................... $       396,416  $      449,831
                                                     ===============  ==============
           LIABILITIES AND OWNERS' EQUITY
           ------------------------------
Current liabilities:
  Notes payable and current maturities of long-term
   debt............................................. $        18,110  $       27,747
  Accounts payable..................................          46,222          81,074
  Accounts payable--related parties.................          35,663          15,953
  Advance billings on contracts.....................          65,456          58,306
  Accrued drydocking and refurbishment costs........          35,872          25,298
  Income taxes payable..............................           9,392           4,047
  Accrued liabilities--other........................          28,123          42,525
                                                     ---------------  --------------
    Total current liabilities.......................         238,838         254,950
                                                     ---------------  --------------
Other liabilities...................................           7,671           8,362
                                                     ---------------  --------------
Pension liability...................................           1,958           1,843
                                                     ---------------  --------------
Long-term debt......................................          28,441          31,887
                                                     ---------------  --------------
Owners equity:
  Common stock and capital contributions............          53,888          53,883
  Retained earnings.................................          69,096         128,098
  Currency translation adjustments..................          (3,476)        (29,192)
                                                     ---------------  --------------
    Total owners' equity............................         119,508         152,789
                                                     ---------------  --------------
      TOTAL......................................... $       396,416  $      449,831
                                                     ===============  ==============

   The accompanying notes are an integral part of these financial statements.

                           MCDERMOTT-ETPM WEST, INC.
                                      AND
                   HEEREMA OFFSHORE CONSTRUCTION GROUP INC.--
                  MCDERMOTT INTERNATIONAL, INC. JOINT VENTURE

             COMBINED STATEMENT OF INCOME FOR THE THREE YEARS ENDED
                                 MARCH 31, 1995

                             1995      1994       1993
                           --------  --------  ----------
                              (IN THOUSANDS OF U.S.
                                     DOLLARS)
Revenues.................. $704,316  $890,866  $1,082,992
                           --------  --------  ----------
Costs and expenses:
  Costs of operations
   (before depreciation)..  538,973   617,764     790,809
  Depreciation............   27,849    30,879      43,001
  Selling, general and
   administrative
   expenses...............   65,123    66,447      69,404
                           --------  --------  ----------
                            631,945   715,090     903,214
                           --------  --------  ----------
Operating income..........   72,371   175,776     179,778
                           --------  --------  ----------
Other income (expenses):
  Interest income.........   13,305    12,886      10,209
  Interest expense........   (2,866)   (3,865)    (13,614)
  Foreign currency
   transaction gains
   (losses)...............   (2,537)    1,507      15,486
                           --------  --------  ----------
                              7,902    10,528      12,081
                           --------  --------  ----------
Income before provision
 for income taxes.........   80,273   186,304     191,859
Provision for income
 taxes....................   (7,226)   (6,284)     (3,003)
                           --------  --------  ----------
Net Income................ $ 73,047  $180,020   $ 188,856
                           ========  ========  ==========


   The accompanying notes are an integral part of these financial statements.

                           MCDERMOTT-ETPM WEST, INC.
                                      AND
                   HEEREMA OFFSHORE CONSTRUCTION GROUP INC.--
                  MCDERMOTT INTERNATIONAL, INC. JOINT VENTURE

         COMBINED STATEMENT OF OWNERS' EQUITY FOR THE THREE YEARS ENDED
                                 MARCH 31, 1995

                                COMMON STOCK              CURRENCY
                                 AND CAPITAL  RETAINED   TRANSLATION
                                CONTRIBUTIONS EARNINGS   ADJUSTMENTS   TOTAL
                                ------------- ---------  ----------- ---------
                                       (IN THOUSANDS OF U. S. DOLLARS)
Balance April 1, 1992..........   $164,636    $(186,988)   $ 3,610   $ (18,742)
                                  --------    ---------    -------   ---------
Net Income.....................         --      188,856         --     188,856
Repayment of capital...........    (26,882)          --         --     (26,882)
Currency translation
 adjustments...................         --           --    (20,964)    (20,964)
                                  --------    ---------    -------   ---------
Balance March 31, 1993.........    137,754        1,868    (17,354)    122,268
                                  --------    ---------    -------   ---------
Net Income.....................         --      180,020         --     180,020
Repayment of capital...........    (83,871)          --         --     (83,871)
Distribution of profits........         --      (53,790)        --     (53,790)
Currency translation
 adjustments...................         --           --    (11,838)    (11,838)
                                  --------    ---------    -------   ---------
Balance March 31, 1994.........     53,883      128,098    (29,192)    152,789
                                  --------    ---------    -------   ---------
Net Income.....................         --       73,047         --      73,047
Contribution of capital........          5           --         --           5
Distribution of profits........         --     (132,049)        --    (132,049)
Currency translation
adjustments....................         --           --     25,716      25,716
                                  --------    ---------    -------   ---------
Balance March 31, 1995.........   $ 53,888    $  69,096    $(3,476)  $ 119,508
                                  ========    =========    =======   =========


   The accompanying notes are an integral part of these financial statements.

                           MCDERMOTT--ETPM WEST, INC.
                                      AND
                   HEEREMA OFFSHORE CONSTRUCTION GROUP INC.--
                  MCDERMOTT INTERNATIONAL, INC. JOINT VENTURE

           COMBINED STATEMENT OF CASH FLOWS FOR THE THREE YEARS ENDED
                                 MARCH 31, 1995

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                  1995       1994       1993
                                                ---------  ---------  --------
                                                   (IN THOUSANDS OF U. S.
                                                          DOLLARS)
Cash flows from operating activities:
Net Income....................................  $  73,047  $ 180,020  $188,856
                                                ---------  ---------  --------
Adjustments to reconcile net income to net
 cash provided (used in) operating activities:
  Depreciation................................     27,849     30,879    43,001
Changes in assets and liabilities:
  Accounts receivable.........................     24,054     70,416     5,107
  Net contracts in progress and advance
   billings...................................     21,846       (664)   17,451
  Accounts payable............................    (18,880)   (50,943)    7,517
  Other, net..................................     (3,518)    17,044    26,399
                                                ---------  ---------  --------
Net cash provided by operating activities.....    124,398    246,752   288,331
                                                ---------  ---------  --------
Cash flows from investing activities:
  Investment in fixed assets..................    (12,448)    (9,499)  (21,809)
                                                ---------  ---------  --------
Total cash used in investing activities.......    (12,448)    (9,499)  (21,809)
                                                ---------  ---------  --------
Cash flows from financing activities:
  Capital (repayments) contributions..........          5    (83,871)  (26,882)
  Distribution of profits to owners...........   (132,049)   (53,790)       --
  Repayment of long-term debt.................    (19,244)   (34,096)  (44,887)
  Increase of long-term debt..................         --     14,910    28,149
  Increase (decrease) in short-term borrowing.        183     (5,084)  (45,534)
                                                ---------  ---------  --------
Total cash used in financing activities.......   (151,105)  (161,931)  (89,154)
                                                ---------  ---------  --------
Effects of exchange rate changes on cash......     28,925    (12,719)  (28,899)
                                                ---------  ---------  --------
Net increase (decrease) in cash and cash
 equivalents..................................    (10,230)    62,603   148,469
                                                ---------  ---------  --------
Cash and cash equivalents at beginning of
 year.........................................    242,474    179,871    31,402
                                                ---------  ---------  --------
Cash and cash equivalents at end of year......  $ 232,244  $ 242,474  $179,871
                                                =========  =========  ========
Supplemental disclosures of cash flow
 information:
  Interest paid during the year...............  $   2,866  $   6,025  $ 12,917
                                                =========  =========  ========

   The accompanying notes are an integral part of these financial statements.

                           MCDERMOTT-ETPM WEST, INC.
                                      AND
                   HEEREMA OFFSHORE CONSTRUCTION GROUP INC.--
                  MCDERMOTT INTERNATIONAL, INC. JOINT VENTURE

NOTES TO COMBINED FINANCIAL STATEMENTS FOR THE THREE YEARS ENDED MARCH 31, 1995

1. GENERAL

  The McDermott-ETPM West, Inc. and Heerema Offshore Construction Group Inc.-- McDermott International, Inc. Joint Venture is comprised of the Joint Ventures between J. Ray McDermott, S.A. ("JRM") and ETPM, S.A., respectively 49.9% and 50.1% owners, and the Joint Venture between Heerema Offshore Construction Group Inc. ("HOCG") and McDermott International, Inc. ("MII"), 50% owner each.

  The Joint Ventures provide general marine construction services to the petroleum industry. To this purpose the Joint Ventures charter one semi-submersible lay barge, one combination derrick-pipelaying barge and two semi-submersible derrick barges from JRM, two combination derrick-pipelaying barges from ETPM, S.A. and two semi-submersible derrick barges from HOCG. In addition, the Joint Ventures own a fleet of anchor handling tugs and cargo barges. JRM and ETPM, S.A. also provide fabrication facilities located in Warri, Nigeria and Tchengue, Gabon, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

2.1 BASIS OF PRESENTATION

  The combined financial statements are presented in U. S. Dollars in accordance with accounting principles generally accepted in the United States of America. These statements combine financial information of McDermott-ETPM West, Inc., a company incorporated in Panama, and its wholly owned subsidiaries and other entities of both JRM and ETPM, S.A. which perform contracts on behalf of McDermott-ETPM West, Inc. and of HOCG--MII Joint Venture. HOCG--MII Joint Venture combines HeereMac v.o.f., a Dutch partnership, and its wholly owned subsidiaries and other entities of both HOCG and MII which perform contracts on behalf of HeereMac v.o.f., Panama Offshore Chartering Company Inc. and its wholly owned subsidiaries, all incorporated in Panama, and Offshore Marine Chartering N.V., a company incorporated in the Netherlands Antilles.

  Unless the context otherwise requires, hereinafter "Joint Ventures" will be used to mean the combined enterprises.

2.2 FOREIGN CURRENCY TRANSLATION

  Assets and liabilities are translated into U.S. Dollars at current exchange rates and income statement items are translated at average rate for the year. Adjustments resulting from the translation of foreign currency financial statements are recorded in a separate component of equity. Foreign currency transaction adjustments are recorded in income.

2.3 CONTRACTS AND REVENUE RECOGNITION

  Revenues on long-term contracts are recognized on a percentage of completion method. Under this method, revenues and costs are recognized based on the percentage that costs to date bear to total estimated costs. Revenues that exceed amounts invoiced to customers under the terms of the contracts are included in Contracts in Progress. Billings that exceed revenues recognized under percentage of completion are included in Advance Billings on Contracts. Most long-term contracts have provisions for progress payments. Contract price and cost estimates are reviewed periodically as the work progresses and adjustments proportionate to the percentage of completion are reflected in income in the period when such estimates are revised. There are

                           MCDERMOTT-ETPM WEST, INC.
                                      AND
                   HEEREMA OFFSHORE CONSTRUCTION GROUP INC.--
                  MCDERMOTT INTERNATIONAL, INC. JOINT VENTURE

   NOTES TO COMBINED FINANCIAL STATEMENTS FOR THE THREE YEARS ENDED MARCH 31,
                               1995--(CONTINUED)
no unbilled revenues which will not be billed. Provisions are currently made for all known or anticipated losses. Claims for extra work of changes in scope of work are included in contract revenues when collection is probable.

2.4 DEPRECIATION, MAINTENANCE AND REPAIR AND DRYDOCKING EXPENSES

  Fixed assets are stated at cost and are depreciated on the straight-line method, using estimated useful lives of three to eight years. Maintenance, repairs and renewals which do not materially prolong the useful life of an asset are expensed as incurred except for drydocking and refurbishment costs for the marine fleet.

  Drydocking costs are estimated and accrued over the period of time between drydockings and are charged to operations currently. Refurbishment costs for the main work barges are estimated and accrued during working periods and charged to operations currently.

2.5 CASH AND CASH EQUIVALENTS

  Cash equivalents are highly liquid investments, with maturities of three months or less when purchased. The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair value.

2.6 ACCOUNTS RECEIVABLE

  Accounts receivable are stated at net realizable value after deduction of a provision for uncollectability.

2.7 DERIVATIVE FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATION

  The Joint Ventures enter into forward exchange contracts with international financial institutions primarily relating to identifiable foreign currency exposures with respect to operations. These financial instruments are designed to minimize exposure and reduce risk from exchange rate fluctuations in the regular course of business. Gains and losses on forward exchange contracts which hedge exposure on firm foreign currency commitments are deferred and recognized as adjustments of the bases of those assets.

  Gains and losses on forward exchange contracts which hedge foreign currency assets and liabilities are recognized in income as incurred. The Joint Ventures risk in the forward exchange transactions is the cost of replacing, at current market rates, these contracts in the event of default by the financial institution. The Joint Ventures believe that risk of such losses is remote.

3. INCOME TAXES

  The Joint Ventures operate through various entities in various countries under different tax jurisdictions. Substantially all income taxes provided are based on the deemed profits of contracts performed in various taxing jurisdictions.

  In the countries in which the Joint Ventures' operations are conducted through a registered partnership, the respective partners are responsible for taxes based on their proportionate share of contract revenues and costs, therefore no taxes are reflected in these financial statements. Therefore there is no expected relationship between the provision for income taxes and income before provision for income taxes. Panama Offshore Chartering Company Inc. and its subsidiaries as well as McDermott- ETPM West, Inc. and its subsidiaries are not subject to income taxes in the three year period ended March 31, 1995. Offshore Marine Chartering N.V. incurred no income tax in 1995.

                           MCDERMOTT-ETPM WEST, INC.
                                      AND
                   HEEREMA OFFSHORE CONSTRUCTION GROUP INC.--
                  MCDERMOTT INTERNATIONAL, INC. JOINT VENTURE

   NOTES TO COMBINED FINANCIAL STATEMENTS FOR THE THREE YEARS ENDED MARCH 31,
                               1995--(CONTINUED)

4. RELATED PARTY TRANSACTIONS

  The Joint Ventures have material transactions with JRM, ETPM, S.A., MII and HOCG and their subsidiaries, occurring in the normal course of operations. Under the various joint venture agreements, marine equipment and fabrication facilities are chartered into the Joint Ventures by the respective partners. The charter expenses for the years 1995, 1994 and 1993 were US$ 86 million, US$ 88 million and US$ 92 million, respectively. In addition, ETPM, S.A. provides general and administrative services to one of the Joint Ventures. In 1995, 1994 and 1993 the amount of these services were approximately US$ 29 million, US$ 36 million and US$ 44 million, respectively.

5. LONG-TERM DEBT AND SHORT-TERM BORROWINGS

                                                                1995     1994
                                                               -------  -------
                                                                (IN THOUSANDS
                                                                   OF U.S.
                                                                  DOLLARS)
   Third Party Loans.......................................... $35,552  $49,940
   Less: amounts due within one year..........................  (7,111) (18,053)
                                                               -------  -------
     Total long-term debt..................................... $28,441  $31,887
                                                               =======  =======

  These are roll over loans at prevailing market rates maturing 1999. The installments are US$ 7,111 in each of the following four years.

  In 1994 an interest-swap agreement was entered into which effectively fixes the interest at 6.7% until maturity. The loans are secured by the right of first and second mortgages on the anchor handling tugs and most of the cargo barges.

  Short-term borrowings are denominated in foreign currencies and carry interest at prevailing market rates. In general these short-term borrowings mature within a month.

6. PENSION LIABILITY

  One of the Joint Ventures' entities, HeereMac v.o.f., has pension plans covering the majority of its permanent staff. These plans are fully insured by a third party life insurance company in the Netherlands. Premiums charged by the insurance company and expensed by the Joint Ventures relate to a calendar year and are calculated by determining the actuarial present value of future benefits to be provided based upon current compensation levels. Further, at the time of granting compensation increases, the Joint Ventures accrue as pension provision the increase in its actuarial present value of future benefits. Such amounts will be funded through enhanced future premiums. The discount rate used to calculate the actuarial present value of future benefits was 6% in 1995, 5% in 1994 and 7% in 1993. Pension cost paid by the Joint Ventures amounted to US$
2.1 million in 1995, US$ 1.8 million in 1994 and US$ 1.6 million in 1993.

7. CONTINGENCIES AND COMMITMENTS

  The Joint Ventures have the usual liability of a contractor for completion of contracts and the warranty of its work. In relation to this liability, bank guarantees, performance bonds and standby letters of credit are issued in the normal line of business. Bank guarantees outstanding at year end amounted to US$ 115 million. Due to the short term nature of the guarantees, the fair value is considered to be nil. Management is not

                           MCDERMOTT-ETPM WEST, INC.
                                      AND
                   HEEREMA OFFSHORE CONSTRUCTION GROUP INC.--
                  MCDERMOTT INTERNATIONAL, INC. JOINT VENTURE

   NOTES TO COMBINED FINANCIAL STATEMENTS FOR THE THREE YEARS ENDED MARCH 31,
                               1995--(CONTINUED)

aware of any material exposure related thereto which has not been provided for in the accompanying statements. Certain marine equipment (primarily anchor handling tugs and cargo barges) have been pledged as collateral to secure certain long-term debt (See note 5).

  The Joint Ventures are defendants in various legal proceedings. Management believes that the outcome of these proceedings will not have a material adverse effect on the combined financial position of the Joint Ventures.

8. FIXED ASSETS

                                                               1995      1994
                                                             --------  --------
                                                             (IN THOUSANDS OF
                                                               U.S. DOLLARS)
   At cost:
   Machinery and equipment.................................. $141,736  $112,866
   Cargo barges.............................................   30,856    30,856
   Onshore office equipment.................................    6,106     5,723
                                                             --------  --------
                                                              178,698   149,445
   Less accumulated depreciation............................ (107,821)  (71,032)
                                                             --------  --------
   Net fixed assets......................................... $ 70,877  $ 78,413
                                                             ========  ========

9. FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATION

  The Joint Ventures' entities, HeereMac v.o.f. and McDermott--ETPM West, Inc., had forward exchange contracts at the 1995 and 1994 year end to sell US$ 47.5 million and US$ 35 million, respectively, for Dutch Guilders, to purchase US$ 18 million and US$ 32 million, respectively, in foreign currency (primarily Dutch Guilders) with French Francs and to sell US$ 23 million and US$ 106 million, respectively, in foreign currencies (primarily U.S. Dollars, British Pounds, and Dutch Guilders) for French Francs. The 1995 year end forward exchange contracts have varying maturities, all of which occur before the end of next fiscal year.

  The fair values of forward exchange contracts are estimated by obtaining quotes from brokers. At year end, the net fair value of the contracts approximates the notional amounts.

  Financial instruments which potentially subject the Joint Ventures to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. The Joint Ventures have not experienced any significant losses related to any of the short-term instruments it has used for excess cash balances, nor from receivables for individual customers or groups of customers.

  The Joint Ventures' customers are primarily in the petroleum industry. This customer base is diversified between both public and private industry customers, in numerous countries. The management of the Joint Ventures believes this diversification minimizes any potential credit risk. Receivables are generally not collateralized.

10. SUBSEQUENT EVENT

  Subsequent to the year end, five launch barges and one derrick barge were contributed to the HOCG -MII Joint Venture. This Joint Venture also purchased one derrick barge from related parties for US$ 9 million.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   12
The Company...............................................................   18
Use of Proceeds...........................................................   19
Capitalization............................................................   20
Selected Historical Financial Data........................................   21
Unaudited Pro Forma Consolidated Financial Statements.....................   23
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   30
Business..................................................................   39
Management................................................................   59
Certain Transactions and Relationships....................................   61
Description of Certain Indebtedness.......................................   67
Description of the Notes..................................................   70
Certain Income Tax Considerations.........................................  102
Underwriting..............................................................  103
Legal Matters.............................................................  104
Experts...................................................................  104
Available Information.....................................................  104
Enforceability of Civil Liabilities Under the Federal Securities Laws.....  105
Incorporation of Certain Documents by Reference...........................  105
Index to Financial Statements.............................................  F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



                    [LOGO OF J. RAY MCDERMOTT APPEARS HERE]

                                 $250,000,000

                            J. RAY MCDERMOTT, S.A.

                              % SENIOR SUBORDINATED
                                NOTES DUE 2006

                               ----------------
                                  PROSPECTUS

                               ----------------

                              MERRILL LYNCH & CO.

                                       , 1996



-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all expenses payable by the Company in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except the registration fee and the NASD fee:

   Registration fee...................................................  $86,207
   NASD fee...........................................................   25,500
   Printing expenses..................................................     *
   Accounting fees and expenses.......................................     *
   Legal fees and expenses............................................     *
   Blue Sky fees and expenses.........................................     *
   Trustee fees and expenses..........................................     *
   Rating agency fees.................................................     *
   Miscellaneous......................................................     *
                                                                        -------
       Total..........................................................  $
                                                                        =======

--------
* To be provided by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under the Civil Code of the Republic of Panama (the "PCC"), an agent is indemnified against liability incurred in acting without fault or imprudence on behalf of the agent's principal. It is the opinion of Durling & Durling, the Company's Panamanian counsel ("Panamanian Counsel"), that this provision would apply to indemnify directors and officers against liability incurred in connection with the performance of their duties. According to Panamanian Counsel, Panamanian law does not permit a limitation on the liability of directors to a corporation or its stockholders, but neither does Panamanian law recognize the concept of actions brought by stockholders in the right of the corporation against directors or officers (i.e., derivative actions). Directors can be held liable to the corporation or stockholders only on demand made by resolution of the stockholders, which the Company believes is difficult to achieve in a public company. Article VII of the registrant's Bylaws provides for indemnification of directors and officers of the registrant to the full extent permitted by, and in the manner permissible under, the laws of the Republic of Panama. The foregoing statements are subject to the detailed provisions of Article 1420 of the PCC, Article 12 of the Certificate of Incorporation of the Company and Article VII of the Bylaws of the Company, as applicable.

ITEM 16. EXHIBITS

 EXHIBIT NO.                             DOCUMENT
 -----------                             --------
 +1.1        --Form of Underwriting Agreement.
 *2.1        --Agreement and Plan of Merger dated as of June 2, 1994 (as amended) by and among J. Ray McDermott, S.A., McDermott
              International, Inc., MCB I, Inc. and Offshore Pipelines, Inc.
              (filed as Exhibit 2.1 to the Company's Registration Statement on Form S-4, Registration No. 33-87592, and incorporated herein by reference).
 +4.4        --Form of Indenture.
 +5.1        --Opinion of Durling & Durling
 12          --Statement of computation of ratios.
 23.1        --Consent of Ernst & Young LLP.

 EXHIBIT NO.                           DOCUMENT
 -----------                           --------
  23.2       --Consent of KMPG Accountants N.V.
 +23.3       --Consent of Durling & Durling (contained in Exhibit 5.1).
 24          --Powers of Attorney (included on the signature page of this
              Registration Statement).
  25         --Statement of Eligibility and Qualification under the Trust
              Indenture Act of 1939.

--------
*  Incorporated by reference as indicated.
+  To be filed by amendment.

ITEM 17. UNDERTAKINGS

  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The Company hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, the State of Louisiana, on March 26, 1996.

                                          J. Ray McDermott, S.A.

                                                  /s/ Robert E. Howson
                                          By___________________________________
                                                     Robert E. Howson,
                                              Chairman of the Board and Chief
                                                     Executive Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below hereby appoints Robert E. Howson, Richard R. Foreman and Daniel R. Gaubert, and each of them, each of whom may act without the joinder of the others, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 26, 1996.

             SIGNATURE                           TITLE
             ---------                           -----
       /s/ Robert E. Howson
------------------------------------
          Robert E. Howson           Chairman of the Board, Chief
  (Principal Executive Officer and    Executive Officer and
     Authorized Representative        Director
       in the United States)

      /s/ Ricahrd R. Foreman
------------------------------------
         Richard R. Foreman          Executive Vice President
   (Principal Financial Officer)      and Chief Financial Officer

      /s/ Daniel R. Gaubert
------------------------------------
         Daniel R. Gaubert           Vice President, Finance
   (Principal Accounting Officer)

       /s/ John F. Bookout
------------------------------------
          John F. Bookout            Director

             SIGNATURE                           TITLE
             ---------                           -----
                                     Director
------------------------------------
          Rick L. Burdick

       /s/ Brock A. Hattox           Director
------------------------------------
          Brock A. Hattox

        /s/ Michael H. Lam           Director
------------------------------------
           Michael H. Lam

      /s/ J. Howard Macdonald        Director
------------------------------------
        J. Howard Macdonald

                                     Director
------------------------------------
         Cedric E. Ritchie

       /s/ Thomas P. Tatham          Director
------------------------------------
          Thomas P. Tatham

                                     Director
------------------------------------
           Frank C. Wade

                                     Director
------------------------------------
         James J. Wildasin

                                     Director
------------------------------------
          Lodwrick M. Cook